     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998


                                                      REGISTRATION NO. 333-50475
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           KMC TELECOM HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    4813                                   22-3545325
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                           1545 ROUTE 206, SUITE 300
                          BEDMINSTER, NEW JERSEY 07921
                                 (908) 470-2100
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                              MICHAEL A. STERNBERG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           KMC TELECOM HOLDINGS, INC.
                           1545 ROUTE 206, SUITE 300
                              BEDMINSTER, NJ 07921
                                 (908) 470-2100
          (Name and address, including ZIP Code and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH A COPY TO:

                             BRIAN J. CALVEY, ESQ.
                            KELLEY DRYE & WARREN LLP
                                101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                                 (212) 808-7800

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                           KMC TELECOM HOLDINGS, INC.
                           OFFER TO EXCHANGE 12 1/2%
                       SENIOR DISCOUNT NOTES DUE 2008 FOR
                        ANY AND ALL OUTSTANDING 12 1/2%
                         SENIOR DISCOUNT NOTES DUE 2008

                             ---------------------


    The Exchange Offer will expire at 5:00 p.m., New York City time, on August 11, 1998 unless extended.


                            ------------------------

    KMC Telecom Holdings, Inc., a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), its 12 1/2% Senior Discount Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus forms a part (together with all amendments and exhibits thereto, the "Registration Statement"), for a like principal amount at maturity of its 12 1/2% Senior Discount Notes due 2008 (the "Original Notes" and, together with the Exchange Notes, the "Notes").

                            ------------------------

    The Original Notes were issued by the Company in an offering (the "Initial Offering") of 460,800 Units (the "Units") exempt from the registration requirements of the Securities Act, which was consummated on January 29, 1998 (the "Closing Date"). Each Unit issued in the Initial Offering consisted of one Original Note and one warrant (each a "Warrant" and, collectively, the "Warrants") to purchase 0.21785 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). The Original Notes and the Warrants will become separately tradeable upon the effectiveness of the Registration Statement.
                            ------------------------

    The terms of the Exchange Notes are identical in all material respects (including principal amount at maturity, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof (each, a "Holder" and, collectively, the "Holders") (except as provided herein), and are not subject to any covenant of the Company regarding registration. The Exchange Notes will evidence the same indebtedness as the Original Notes (which they replace) and will be entitled to the benefits of the Indenture, dated as of January 29, 1998, governing the Original Notes and the Exchange Notes (the "Indenture"). For a description of the principal terms of the Exchange Notes, see "Description of the Exchange Notes."
                            ------------------------

    Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2003. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2003, at the redemption prices set forth herein. In addition, at any time prior to April 15, 2000, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Notes from the proceeds of one or more public or private Equity Offerings (as defined herein) at the redemption price set forth herein; provided that after any such redemption at least 65% of the aggregate principal amount at maturity of the Notes remains outstanding.

                            ------------------------

    SEE "RISK FACTORS," COMMENCING ON PAGE 17, FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    COVER CONTINUED ON NEXT PAGE


                 The date of this Prospectus is July 13, 1998.

COVER CONTINUED FROM PRECEDING PAGE

    The Exchange Notes will be unsubordinated, unsecured indebtedness of the Company, will rank PARI PASSU in right of payment with all existing and future unsubordinated, unsecured indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of March 31, 1998, the Company (on an unconsolidated basis) had $248.6 million of liabilities, including $244.5 million of indebtedness on the Original Notes (the principal amount of which at maturity is $460.8 million). However, the Company is a holding company and the Exchange Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of March 31, 1998, the Company's subsidiaries had approximately $49.6 million of liabilities (excluding intercompany payables), including approximately $40.5 million of secured indebtedness.

    The Exchange Notes are being offered hereunder in order to satisfy certain of the obligations of the Company under a registration rights agreement, dated January 26, 1998 (the "Registration Rights Agreement") between the Company and the Placement Agent (as defined herein) relating to the Original Notes. See "The Exchange Offer--Purpose of the Exchange Offer." The Company is making the Exchange Offer in reliance upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in a series of no-action letters issued to third parties, although the Company has not sought, and does not intend to seek, its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based upon the Commission's interpretations, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder that is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) a broker-dealer who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders are not participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Any Holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "The Exchange Offer--Procedures For Tendering."

    Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer in exchange for Original Notes acquired for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market-making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes.

    The Original Notes are designated eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval through any automated quotation system. There can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of Holders of the Exchange Notes to sell their Exchange Notes or the price at which such Holders may be able to sell their Exchange Notes. See "Risk Factors--Absence of Public Market."

    Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all of the rights and preferences, and will be subject to the limitations, applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the Original Notes held by them.


    The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Original Notes being tendered for exchange but is otherwise subject to customary conditions. The Company will accept for exchange any and all validly tendered Original Notes not withdrawn prior to 5:00 p.m., New York City time, on August 11, 1998, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable. Original Notes may only be tendered in integral multiples of $1,000 at maturity. See "The Exchange Offer."


    The Company will not receive any proceeds from, and has agreed to bear all registration expenses of, the Exchange Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS". ALL STATEMENTS REGARDING THE COMPANY'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. NOTHING CONTAINED IN THIS PROSPECTUS IS OR SHOULD BE RELIED UPON AS A PROMISE OR REPRESENTATION AS TO FUTURE RESULTS OR EVENTS.


                            ------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             AVAILABLE INFORMATION

    This Prospectus constitutes part of an exchange offer Registration Statement on Form S-4 filed by the Company with the Commission under the Securities Act with respect to the Exchange Notes. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Exchange Notes. Statements made in this Prospectus as to any contract, agreement or other document are summaries of the material terms of such contracts, agreements or other documents and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the filing of the Registration Statement with the Commission, however, the Company will become subject to the informational requirements of the Exchange Act and in accordance therewith will be required to file with, or furnish to, the Commission certain reports and other information. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site on the Internet that contains reports and other information regarding registrants that submit electronic filings to the Commission, including the Company. The address of the Commission's Web site is HTTP:// WWW.SEC.GOV.

    Pursuant to the Indenture, the Company has agreed, whether or not required by the rules and regulations of the Commission, to file with the Commission and to furnish to the Trustee and to registered Holders of the Notes, such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) of the Exchange Act if it were subject thereto.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING RISK FACTORS AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" MEANS KMC TELECOM HOLDINGS, INC. ("KMC") AND, WHERE APPROPRIATE, ITS SUBSIDIARIES. INDUSTRY FIGURES WERE OBTAINED FROM REPORTS PUBLISHED BY THE FEDERAL COMMUNICATIONS COMMISSION (THE "FCC"). SEE "GLOSSARY OF SELECTED TERMS" BEGINNING AT PAGE G-1 FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    The Company is a competitive local exchange carrier ("CLEC") providing telecommunications and data services in Tier III Markets. The Company targets business, government and institutional end users, as well as Internet service providers ("ISPs"), long distance companies ("IXCs") and wireless service providers. The Company's objective is to provide its customers with a complete solution for their communications needs. The Company currently provides on-net special access and private line and Internet access services and, primarily on a resale basis, switch-based local and long distance services. During the next year, the Company plans to provide Centrex-type, frame relay, ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN, and high speed video conferencing.

    The Company currently operates in eight Tier III Markets. The Company enters its targeted markets initially by reselling the services of the ILEC while it is constructing its fiber optic network backbone and installing its switches. Lucent Technologies Series 5ESS-Registered Trademark--2000 switches (or Lucent derivatives of the 5ESS-Registered Trademark-) are currently in commercial operation in all eight of the Company's existing markets. The Company intends to install Lucent switches in each of its future markets. The Company expects to complete construction of 10 additional networks and install 10 additional switches by the end of 1998. In addition, the Company expects to complete construction of 5 additional networks and install 5 additional switches in 1999. Over time, the Company expects to transition the majority of its customers to its own networks by means of either direct connections or ILEC unbundled network elements.

    Through March 31, 1998, the Company had invested $82.5 million in connection with the construction of its networks. For the three months ended March 31, 1998, revenues totaled $2.8 million, comprised of $2.1 million from resale of switched services and $662,000 from on-net special access, private line and switched services and the Company incurred a net loss of $13.0 million.

    The following table presents information, as of May 31, 1998, concerning the Company's existing eight networks and the seven new networks on which construction has begun or for which network engineering has been completed:

                                                                         EXISTING NETWORKS
                                          -------------------------------------------------------------------------------
                                                                                                            COMMERCIAL
                                              NETWORK            SWITCH                     ADDRESSABLE      BUILDINGS
                                            COMMERCIALLY      COMMERCIALLY       ROUTE      COMMERCIAL     CONNECTED TO
LOCATION                                   OPERATIONAL(1)    OPERATIONAL(2)    MILES(3)    BUILDINGS(4)   THE NETWORK(5)
----------------------------------------  ----------------  ----------------  -----------  -------------  ---------------
Huntsville, AL..........................  March 1996        November 1997             94         1,286              66
Baton Rouge, LA.........................  March 1997        November 1997             30         1,774              24
Shreveport, LA..........................  March 1997        December 1997             24         1,126              14
Corpus Christi, TX......................  May 1997          December 1997             28         1,105               5
Savannah, GA............................  June 1997         December 1997             25         1,069              51
Melbourne, FL (7).......................  July 1997         May 1998                  46         1,163              12
Madison, WI.............................  August 1997       December 1997             37         1,322              30
Augusta, GA.............................  October 1997      March 1998                31         1,053               2


                                                                           NEW NETWORKS
                                          -------------------------------------------------------------------------------
Greensboro, NC..........................  Third Quarter     Third Quarter
                                          1998              1998                      23         1,900          --
Winston-Salem, NC.......................  Third Quarter     Third Quarter
                                          1998              1998                      20         1,208          --
Tallahassee, FL.........................  Third Quarter     Third Quarter
                                          1998              1998                      26         1,032          --
Roanoke, VA.............................  Third Quarter     Fourth Quarter
                                          1998              1998                      22           981          --
Ann Arbor, MI...........................  Fourth Quarter    Fourth Quarter
                                          1998              1998                      22         1,355          --
Topeka, KS..............................  Fourth Quarter    Fourth Quarter
                                          1998              1998                      24           847          --
Fort Wayne, IN..........................  Fourth Quarter    Fourth Quarter
                                          1998              1998                      24         1,532          --


                                              DS-0
                                           EQUIVALENT
                                             ACCESS
LOCATION                                    LINES(6)
----------------------------------------  -------------
Huntsville, AL..........................       27,431
Baton Rouge, LA.........................        7,605
Shreveport, LA..........................        6,772
Corpus Christi, TX......................        3,123
Savannah, GA............................        2,728
Melbourne, FL (7).......................        4,155
Madison, WI.............................        4,086
Augusta, GA.............................        2,946

Greensboro, NC..........................
                                               --
Winston-Salem, NC.......................
                                               --
Tallahassee, FL.........................
                                               --
Roanoke, VA.............................
                                               --
Ann Arbor, MI...........................
                                               --
Topeka, KS..............................
                                               --
Fort Wayne, IN..........................
                                               --

------------------------

(1) The Company considers a network to be commercially operational when its fiber optic cable and related electronics permit the Company to commence service. The quarters presented for new networks represent the Company's estimate of the calendar quarters in which the new networks will be commercially operational. There can be no assurance that the new networks will be commercially operational when estimated.

(2) Refers to the date on which testing is completed and the switch is first available to carry customer traffic. Generally, the Company believes that the actual transition of the majority of customers to on-net switched services should be complete within six to nine months or less following the date on which the switch becomes commercially operational. The quarters presented for new networks represent the Company's estimate of the calendar quarters in which the switches for these networks will be commercially operational. However, there can be no assurance regarding when switches for the new networks will be commercially operational or when customers will be transitioned to on-net services.

(3) Represents (i) for existing networks, current owned operational route miles and (ii) for new networks, the number of route miles currently estimated to be owned and operational at the time the network becomes commercially operational.

(4) Addressable by either ILEC unbundled network elements or a direct connection to the Company's network. The Company defines a commercial building as one with greater than ten employees.

(5) Represents commercial buildings connected to the Company's network either by a direct connection or by ILEC unbundled network elements.


(6) Represents all active digital channels provided to customers either by resale via the ILEC's network, direct connection to the Company's network or by ILEC unbundled network elements.


(7) The Melbourne, Florida network (the "Melbourne System") was already commercially operational when it was acquired in July 1997.

    The Company was founded in 1994 by its Chairman, Harold N. Kamine, who invested approximately $6.3 million in Common Stock of the Company. Mr. Kamine is Chairman and Chief Executive Officer of Kamine Development Corp., a major developer of electric cogeneration plants. Additional equity financing for the Company has been provided by Nassau Capital Partners L.P. ("Nassau"), an affiliate of the firm that manages Princeton University's endowment's private investment program, which has invested $14.9 million in Preferred Stock of the Company; AT&T Credit Corporation ("AT&T Credit") which has invested $20.0 million in Common Stock of the Company; General Electric Capital Corporation ("GECC") which has invested $10.0 million in Preferred Stock of the Company and CoreStates Bank, N.A. ("CoreStates") which has invested $5.0 million in Preferred Stock. AT&T Credit and AT&T Commercial Finance Corporation ("AT&T Finance"), which is referred to later herein, are subsidiaries of Newcourt Capital.

BUSINESS STRATEGY

    The principal elements of the Company's business strategy include:

    TIER III MARKET FOCUS. The Company intends to operate in Tier III Markets. The Company believes that many Tier III Markets offer attractive demographic, economic, competitive and demand characteristics. In addition, network construction is less expensive in Tier III Markets than in Tier I and Tier II Markets. Generally, labor costs and the costs of obtaining rights of way are lower in Tier III Markets. In addition, many Tier III Markets permit significant aerial deployment of fiber optic cable which is less expensive than the buried deployment required in many Tier I and Tier II Markets.

    EARLY TO MARKET ADVANTAGE. The Company strives to be the first CLEC in a geographic area to actively market and provide services. The Company believes that by effecting early entry into Tier III Markets it will be able to limit significant competition from other CLECs which may focus on Tier III Markets where no CLEC has yet established operations, although there can be no assurance in this regard. See "Risk Factors--Competition."

    COMPREHENSIVE NETWORKS. The Company builds geographically extensive, full service networks. The Company believes that such networks provide greater operating leverage, facilitate the capture of market share, and are likely to deter other CLECs from attempting to penetrate its markets. In each of its existing eight markets, the Company has completed its backbone construction connecting the market's central business district with outlying office parks, large institutions and IXC Points of Presence ("POPs"). In addition, the Company will continue to expand its existing networks in response to anticipated customer demand.

    LOCAL PRESENCE. The Company intends to capture and retain customers through effective, personalized sales, marketing and customer service programs. The Company establishes sales offices in each market in which it operates a network, relies on a face-to-face selling approach for its customers and will support its sales staff with locally based customer service and technical support personnel. The Company believes that its "Creative Solutions with a Hometown Touch"-TM-sales approach is very important to customers in Tier III Markets, who do not typically receive local customer support from the ILEC.

    LOW COST CONSTRUCTION. The Company uses innovative "switch-in-a-box" construction and deployment techniques for many of its networks. Using these techniques, lightwave, switching and power equipment are pre-installed by Lucent Technologies Inc. ("Lucent") under controlled factory conditions in weatherproof, storm-proof concrete buildings delivered to the Lucent facility by a Company contractor. The completed buildings are then shipped to the appropriate city for final installation, reducing costs, installation risks and time to market.

    EXPERIENCED EXECUTIVE TEAM.  The Company's executive team is led by Harold
N. Kamine, Chairman of the Board of Directors, and Michael A. Sternberg, the Company's President and Chief Executive Officer. Other members of the team include Gary E. Lasher, Vice Chairman of the Board, Roscoe C. Young II, Chief Operating Officer, Cynthia Worthman, Vice President and Chief Financial Officer, Secretary and Treasurer, and James L. Barwick, Senior Vice President-Technology. These executives, collectively, have over 130 years of experience in the telecommunications industry.

RECENT DEVELOPMENTS

    Since January, 1998, the Company has continued the expansion of the business as set forth below:

    NEW SYSTEMS; NETWORK EXPANSION. The Company has commenced construction of new networks in Greensboro and Winston-Salem, North Carolina, Tallahassee, Florida, Roanoke, Virginia, Ann Arbor, Michigan and Topeka, Kansas and completed network engineering for a new network in Fort Wayne, Indiana, all of which are planned for completion in 1998. The Company has commenced development work on another eight networks planned for completion in 1998 and 1999. The Company increased the number of its commercially operational switches from six to eight. In addition, the Company increased the number of commercial buildings connected to its existing networks by means of either direct connection or ILEC unbundled network elements from 112 to 204, and increased the number of fiber optic route miles in its existing networks from 249 to 315.

    REVENUE AND CUSTOMER GROWTH. The Company's monthly revenues have increased each month since January. Revenues for January, February, March, April and May, 1998 were $824,000, $871,000, $1.1 million, $1.4 million, and $1.5 million, respectively. The Company increased the number of its customers from 369 at the end of January to 769 at the end of May.

    EMPLOYEE EXPANSION. The number of the Company's employees increased from 160 to 272 from January to May 1998. Included in the increase were 42 field sales personnel (including City Directors for 10 of the 15 new networks planned for completion in 1998 and 1999); 45 network operations, customer support and information technology personnel; and 25 corporate marketing and administrative personnel.

    The Company continues to evaluate additional Tier III markets for possible further expansion, as well as potential acquisition candidates. Any such expansion or major acquisitions would be dependent upon the Company's ability to obtain additional financing. No assurance can be given that such financing will be available, although the Company continues to evaluate potential financing opportunities.

    The Company is a Delaware corporation with its principal executive offices located at 1545 Route 206, Suite 300, Bedminster, New Jersey 07921 and its telephone number at that location is (908) 470-2100.

                         SUMMARY OF THE EXCHANGE OFFER

THE EXCHANGE OFFER.....................  The Company is offering to exchange $1,000 principal amount at maturity of Exchange Notes that
                                         have been registered under the Securities Act for
                                         each $1,000 principal amount at maturity of the
                                         Original Notes. In order to be exchanged, an
                                         Original Note must be properly tendered and
                                         accepted. All Original Notes that are validly
                                         tendered and not validly withdrawn will be
                                         exchanged. As of this date, there is approximately
                                         $460.8 million aggregate principal amount at
                                         maturity of Original Notes outstanding. The Company
                                         will issue registered Exchange Notes on, or
                                         promptly after, the Expiration Date. Each of the
                                         Original Notes was originally issued as part of a
                                         Unit consisting of one Original Note and a Warrant
                                         to purchase 0.21785 shares of Common Stock. These
                                         Warrants will become separately tradeable on the
                                         commencement of the Exchange Offer and the Company
                                         is not offering to exchange them.

RESALES................................  Based on interpretations by the staff of the
                                         Commission set forth in no-action letters issued to
                                         third parties, the Company believes that the
                                         Exchange Notes may be offered for resale, resold
                                         and otherwise transferred by Holders without
                                         compliance with the registration and prospectus
                                         delivery provisions of the Securities Act;
                                         provided, that:

                                         (i) the Holder is acquiring Exchange Notes in the
                                         ordinary course of the Holder's business;

                                         (ii) the Holder is not participating, does not
                                         intend to participate, and has no arrangement or
                                              understanding with any person to participate,
                                              in the distribution of the Exchange Notes; and

                                         (iii) the Holder is not an Affiliate of the
                                               Company.

                                         If the Company's belief is inaccurate and a Holder
                                         transfers any Exchange Note without delivering a
                                         prospectus meeting the requirements of the
                                         Securities Act or without an exemption from such
                                         requirements, such Holder may incur liability under
                                         the Securities Act. The Company does not assume or
                                         indemnify Holders against such liability.

                                         Each broker-dealer that is issued Exchange Notes
                                         for its own account in exchange for Original Notes
                                         which were acquired by such broker-dealer as a
                                         result of market-making or other trading activities
                                         must acknowledge that it will deliver a prospectus
                                         meeting the requirements of the Securities Act in
                                         connection with any resale of the Exchange Notes
                                         issued in the Exchange Offer. This Prospectus, as
                                         it may be amended or supplemented from

                                         time to time, may be used by a broker-dealer in
                                         connection with resales of Exchange Notes received
                                         in exchange for Original Notes acquired by such
                                         broker-dealer as a result of market-making
                                         activities or other trading activities. The Letter
                                         of Transmittal that accompanies this Prospectus
                                         states that by so acknowledging and by delivering a
                                         prospectus, a broker-dealer will not be deemed to
                                         admit that it is an "underwriter" within the
                                         meaning of the Securities Act.

REGISTRATION RIGHTS....................  The Original Notes were sold by the Company on
                                         January 29, 1998 to Morgan Stanley & Co.
                                         Incorporated (the "Placement Agent") pursuant to a
                                         Placement Agreement, dated January 26, 1998 (the
                                         "Placement Agreement"), between the Company and the
                                         Placement Agent. Pursuant to the Placement
                                         Agreement, the Company entered into the
                                         Registration Rights Agreement with the Placement
                                         Agent, which agreement grants the Holders of
                                         Original Notes certain exchange and registration
                                         rights. The Exchange Offer is intended to satisfy,
                                         as to all Notes, such rights, which will terminate
                                         upon consummation of the Exchange Offer. The
                                         Holders of the Exchange Notes will not be entitled
                                         to any exchange or registration rights with respect
                                         to the Exchange Notes. Holders of Original Notes
                                         who do not participate in the Exchange Offer may
                                         thereafter hold a less liquid security. See "The
                                         Exchange Offer--Termination of Certain Rights."

EXPIRATION DATE........................  The Exchange Offer will expire at 5:00 p.m., New
                                         York City time, on August 11, 1998, unless the
                                         Exchange Offer is extended by the Company in its
                                         sole discretion, in which case the term "Expiration
                                         Date" shall mean the latest date and time to which
                                         the Exchange Offer is extended.

PROCEDURES FOR
  TENDERING ORIGINAL NOTES.............  Each Holder of Original Notes wishing to accept the
                                         Exchange Offer must complete, sign and date the
                                         Letter of Transmittal, or a facsimile thereof, in
                                         accordance with the instructions contained herein
                                         and therein, and mail or otherwise deliver such
                                         Letter of Transmittal, or such facsimile, together
                                         with such Original Notes and any other required
                                         documentation to The Chase Manhattan Bank, as
                                         Exchange Agent (the "Exchange Agent"), at the
                                         address set forth herein. By executing the Letter
                                         of Transmittal, the Holder will represent to and
                                         agree with the Company that, among other things,
                                         (i) the Exchange Notes to be acquired by such
                                         Holder of Original Notes in connection with the
                                         Exchange Offer are being acquired by such Holder in
                                         the ordinary course of its business, (ii) such
                                         Holder is not participating, does not intend to
                                         participate and has no arrangement or understanding
                                         with any person to

                                         participate, in a distribution of the Exchange
                                         Notes, and (iii) such Holder is not an Affiliate of
                                         the Company. If the Holder is a broker-dealer that
                                         will receive Exchange Notes for its own account in
                                         exchange for Original Notes that were acquired as a
                                         result of market-making or other trading
                                         activities, such Holder will be required to
                                         acknowledge in the Letter of Transmittal that such
                                         Holder will deliver a prospectus in connection with
                                         any resale of such Exchange Notes; however, by so
                                         acknowledging and by delivering a prospectus, such
                                         Holder will not be deemed to admit that it is an
                                         "underwriter" within the meaning of the Securities
                                         Act. See "The Exchange Offer--Procedures for
                                         Tendering."

SPECIAL PROCEDURES
  FOR BENEFICIAL OWNERS................  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer,
                                         commercial bank, trust company or other nominee and
                                         who wishes to tender such Original Notes in the
                                         Exchange Offer should contact such registered
                                         holder promptly and instruct such registered holder
                                         to tender on such beneficial owner's behalf. If
                                         such beneficial owner wishes to tender on such
                                         owner's own behalf, such owner must, prior to
                                         completing and executing the Letter of Transmittal
                                         and delivering such owner's Original Notes, either
                                         make appropriate arrangements to register ownership
                                         of the Original Notes in such owner's name or
                                         obtain a properly completed bond power from the
                                         registered holder. The transfer of registered
                                         ownership may take considerable time and may not be
                                         able to be completed prior to the Expiration Date.
                                         See "The Exchange Offer--Procedures for Tendering."

GUARANTEED DELIVERY PROCEDURES.........  Holders of Original Notes who wish to tender their
                                         Original Notes and whose Original Notes are not
                                         immediately available or who cannot deliver their
                                         Original Notes, the Letter of Transmittal or any
                                         other documentation required by the Letter of
                                         Transmittal, to the Exchange Agent prior to the
                                         Expiration Date must tender their Original Notes
                                         according to the guaranteed delivery procedures set
                                         forth under "The Exchange Offer--Guaranteed
                                         Delivery Procedures."

WITHDRAWAL RIGHTS......................  Holders may withdraw the tender of their Original
                                         Notes at any time prior to 5:00 p.m. New York City
                                         time on the Expiration Date.

CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES.........................  The exchange of Original Notes for Exchange Notes will not be a taxable exchange for United States
                                         federal income tax purposes. Holders will not
                                         recognize any taxable gain or loss or any interest
                                         income as a result of such exchange. See "Certain
                                         United States Federal Income Tax Considerations."

USE OF PROCEEDS........................  The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the
                                         Exchange Offer. The Company will pay all expenses
                                         incident to the Exchange Offer.

EXCHANGE AGENT.........................  The Chase Manhattan Bank is serving as the Exchange
                                         Agent in connection with the Exchange Offer. The
                                         Chase Manhattan Bank also serves as trustee (the
                                         "Trustee") under the Indenture.

                                   THE NOTES

    The Exchange Offer applies to the approximately $460.8 million aggregate principal amount at maturity of the Original Notes. The form and terms of the Exchange Notes are the same in all material respects as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and Holders of the Exchange Notes will not be entitled to any of the registration rights of Holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Original Notes (which they replace) and both the Original Notes and the Exchange Notes are governed by the same Indenture.

NOTES..................................  $460,800,000 aggregate principal amount at maturity
                                         ($249,965,568 original issue price) of 12 1/2%
                                         Senior Discount Notes due 2008.

MATURITY...............................  February 15, 2008.

YIELD AND INTEREST.....................  The Original Notes were sold at a substantial discount from their principal amount at maturity,
                                         and there will not be any payment of interest on
                                         the Notes prior to August 15, 2003. For a
                                         discussion of the U.S. federal income tax treatment
                                         of the Notes under the original issue discount
                                         rules, see "Certain United States Federal Income
                                         Tax Considerations." The Notes will fully accrete
                                         to face value on February 15, 2003. From and after
                                         February 15, 2003, the Notes will bear interest,
                                         which will be payable in cash, at a rate of 12 1/2%
                                         per annum on each February 15 and August 15,
                                         commencing August 15, 2003.

OPTIONAL REDEMPTION....................  The Notes will be redeemable at the option of the
                                         Company, in whole or in part, at any time or from
                                         time to time, on or after February 15, 2003, at the
                                         redemption prices set forth herein. In addition, at
                                         any time prior to April 15, 2000, the Company may
                                         redeem up to 35% of the aggregate principal amount
                                         at maturity of the Notes from the proceeds of one
                                         or more public or private Equity Offerings (as
                                         defined) at 112.5% of their Accreted Value (as
                                         defined) on the redemption date; provided, that
                                         after any such redemption at least 65% of the
                                         aggregate principal amount at maturity of the Notes
                                         remains outstanding. See "Description of the
                                         Exchange Notes-- Optional Redemption."

RANKING................................  The Notes will be unsubordinated, unsecured indebtedness of the Company, will rank PARI PASSU
                                         in right of payment with all existing and future
                                         unsubordinated, unsecured indebtedness of the
                                         Company and will be senior in right of payment to
                                         any future subordinated indebtedness of the
                                         Company. As of March 31, 1998, the Company (on an
                                         unconsolidated basis) had $248.6 million of
                                         liabilities, including $244.5 million of
                                         indebtedness on the Original Notes (the principal
                                         amount of which at maturity is $460.8 million).
                                         However, the Company is a holding company and the
                                         Exchange Notes will be effectively subordinated to
                                         all existing and future indebtedness (including the
                                         AT&T Facility, as defined herein) and liabilities
                                         (including trade payables and any subordinated
                                         indebtedness) of the Company's subsidiaries. As of
                                         March 31, 1998, the Company's subsidiaries had
                                         approximately $49.6 million of liabilities
                                         (excluding intercompany payables), including
                                         approximately $40.5 million of secured
                                         indebtedness. See "Risk Factors--Substantial
                                         Indebtedness; Debt Service Requirements;
                                         Refinancing Risks," "--Holding Company's Reliance
                                         on Subsidiaries' Funds; Priority of Other
                                         Creditors" and "Description of Certain
                                         Indebtedness."

CERTAIN COVENANTS......................  The Indenture contains covenants that, among other things, restrict the ability of the Company and its
                                         Restricted Subsidiaries to incur additional
                                         indebtedness, create liens, engage in
                                         sale-leaseback transactions, pay dividends or make
                                         distributions in respect of their capital stock,
                                         make investments or certain other restricted
                                         payments, sell assets, redeem capital stock, issue
                                         or sell stock of Restricted Subsidiaries, enter
                                         into transactions with stockholders or affiliates
                                         or, with respect to the Company, effect a
                                         consolidation or merger. However, these limitations
                                         will be subject to a number of important
                                         qualifications and exceptions. See "Description of
                                         the Exchange Notes--Covenants."

CHANGE OF CONTROL......................  In the event of a Change of Control (as defined herein), the Company will be required to make an
                                         offer to purchase all of the Notes outstanding at a
                                         purchase price in cash equal to 101% of their
                                         Accreted Value on the date of purchase, plus
                                         accrued interest. There can be no assurance that
                                         the Company will be able to fund this repurchase
                                         obligation should a Change of Control occur. See
                                         "Description of the Exchange Notes--Repurchase of
                                         Notes Upon a Change of Control."

BOOK ENTRY; DELIVERY AND FORM..........  It is expected that delivery of the Exchange Notes will be made in book-entry or certificated form.
                                         The Company expects that Exchange Notes exchanged
                                         for Original Notes currently represented by Global
                                         Notes (as defined under

                                         "Description of the Exchange Notes") deposited
                                         with, or on behalf of The Depository Trust Company
                                         (the "Depository" or "DTC") and registered in the
                                         name of Cede & Co., its nominee, will be
                                         represented by Global Notes and deposited upon
                                         issuance with the Depository and registered in its
                                         name or the name of its nominee. Beneficial
                                         interests in Global Notes will be shown on, and
                                         transfers thereof will be effected through, records
                                         maintained by the Depository and its participants.

    For additional information regarding the Notes, see "Description of the Exchange Notes" and "Certain United States Federal Income Tax Considerations."

                                  RISK FACTORS

    See "Risk Factors," immediately following this Prospectus Summary, for a discussion of certain factors relating to an investment in the Notes, including risks relating to competition in local markets, the Company's limited operating history, historical and anticipated operating losses and negative cash flow.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary historical financial data for the years ended December 31, 1995, 1996 and 1997 and PRO FORMA consolidated statement of operations data for the year ended December 31, 1997 presented below were derived from the audited financial statements and pro forma consolidated financial statement of the Company. The summary historical consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 presented below were derived from the unaudited consolidated financial statements of the Company. Such data is unaudited but in the opinion of the management of the Company reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal year. The summary historical and pro forma consolidated financial data should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Consolidated Statement of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.


                                                 YEAR ENDED DECEMBER 31,                    THREE MONTHS
                                     ------------------------------------------------      ENDED MARCH 31,
                                                                           PRO FORMA   -----------------------
                                        1995        1996        1997      1997(A)(B)      1997        1998
                                     ----------  ----------  -----------  -----------  ----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue............................  $       --  $  205,087  $ 3,417,441  $ 3,655,254  $  125,438  $ 2,792,950
Operating expenses:
  Network operating costs..........          --   1,360,553    7,735,849    7,830,179     611,359    5,816,133
  Selling, general and
    administrative.................   1,591,159   2,217,091    9,922,804   10,348,286   1,122,581    3,472,520
  Stock option compensation
    expense........................          --     240,000   13,869,346   13,869,346      66,000    1,098,930
  Depreciation and amortization....       5,770     286,509    2,505,875    2,616,913     135,551      993,573
                                     ----------  ----------  -----------  -----------  ----------  -----------
    Total operating expenses.......   1,596,929   4,104,153   34,033,874   34,664,724   1,935,491   11,381,156
                                     ----------  ----------  -----------  -----------  ----------  -----------
Loss from operations...............  (1,596,929) (3,899,066) (30,616,433) (31,009,470) (1,810,053)  (8,588,206)
Interest expense, net(c)...........      23,463     596,248    2,068,730    2,202,670     163,033    4,376,008
                                     ----------  ----------  -----------  -----------  ----------  -----------
Net loss...........................  (1,620,392) (4,495,314) (32,685,163) (33,212,140) (1,973,086) (12,964,214)
Dividends and accretion on
  redeemable preferred stock.......          --          --   (8,904,403)  (8,904,403)   (163,823)  (3,353,208)
                                     ----------  ----------  -----------  -----------  ----------  -----------
Net loss applicable to common
  shareholders.....................  $(1,620,392) $(4,495,314) $(41,589,566) $(42,116,543) $(2,136,909) $(16,317,422)
                                     ----------  ----------  -----------  -----------  ----------  -----------
                                     ----------  ----------  -----------  -----------  ----------  -----------
Net loss per common share..........  $    (2.70) $    (7.49) $    (64.93) $    (65.75) $    (3.56) $    (20.18)
                                     ----------  ----------  -----------  -----------  ----------  -----------
                                     ----------  ----------  -----------  -----------  ----------  -----------
Weighted average common shares
  outstanding......................     600,000     600,000      640,568      640,568     600,000      808,467
                                     ----------  ----------  -----------  -----------  ----------  -----------
                                     ----------  ----------  -----------  -----------  ----------  -----------
OTHER DATA:
Capital expenditures...............  $3,498,458  $9,110,989  $59,145,924  $59,145,924  $4,417,618  $ 8,771,727
EBITDA(d)..........................  (1,591,159) (3,612,557) (28,110,558) (28,392,557) (1,674,502)  (7,594,633)
Cash used in operating
  activities.......................    (779,033) (2,687,290)  (8,675,556)              (3,640,743)  (6,423,072)
Cash used in investing
  activities.......................  (1,920,088) (10,174,336) (62,992,347)             (5,422,254) (179,703,428)
Cash provided by financing
  activities.......................   2,728,400  14,313,770   85,734,292                7,959,466  224,981,513
Ratio of earnings to fixed
  charges(e).......................          --          --           --           --          --           --


                                  (accompanying notes are on the following page)

                                                                                                    MARCH 31, 1998
                                                                                                    --------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................................................   $ 54,407,916
Investments held for future capital expenditures..................................................    165,500,000
Networks and equipment, net.......................................................................     79,222,036
Total assets......................................................................................    326,645,713
Long-term debt....................................................................................    284,930,186
Redeemable preferred stock........................................................................     38,755,513
Redeemable common stock and warrants..............................................................     21,413,729
Total nonredeemable equity (deficiency)...........................................................    (31,704,116)

------------------------------

(a) Pro forma consolidated statement of operations data and other data for the year ended December 31, 1997 gives effect to the acquisition of the Melbourne System in July 1997 (the "Melbourne Acquisition") as if the Melbourne Acquisition had occurred as of January 1, 1997. See "Use of Proceeds," "Selected Financial Data," "Unaudited Pro Forma Consolidated Statement of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

(b) The pro forma financial data does not give effect to the Initial Offering and the initial application of the net proceeds therefrom. Assuming that the Initial Offering had been consummated as of the beginning of the respective years ended December 31, 1996 and 1997 and the respective three month periods ended March 31, 1997 and 1998, pro forma interest expense for such periods would have been $34.7 million, $35.9 million, $8.4 million and $6.9 million, respectively.

(c) Excludes capitalized interest of (i) $36,940 for 1995, (ii) $103,000 for 1996, (iii) $854,000 for 1997, (iv) $27,000 for the three months ended March 31, 1997 and (v) $605,000 for the three months ended March 31, 1998. During the construction of the Company's networks, the interest costs related to construction expenditures are capitalized. For the three months ended March 31, 1998, interest expense is net of $2.2 million of interest income.

(d) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization, excluding loss on impairment of long-lived assets. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles ("GAAP"). EBITDA is not calculated under GAAP and is not necessarily comparable to similarly titled measures of other companies. For a presentation of cash flows calculated under GAAP, see the Company's historical financial statements contained elsewhere in this Prospectus.

(e) The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For 1995, 1996, 1997, the three months ended March 31, 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $1.7 million, $4.6 million, $33.5 million, $2.0 million and $13.6 million, respectively. After giving PRO FORMA effect to the increase in interest expense resulting from the Melbourne Acquisition and the Initial Offering as of the beginning of each year, earnings would have been insufficient to cover fixed charges by $41.0 million and, $67.8 million for 1996 and 1997, respectively. After giving PRO FORMA effect to the increase in interest expense resulting from the Initial Offering as of January 1, 1998, earnings would have been insufficient to cover fixed charges by $16.1 million for the three months ended March 31, 1998.

                                  RISK FACTORS

    AN INVESTMENT IN THE NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, SHOULD BE CONSIDERED WHEN EVALUATING AN INVESTMENT IN THE NOTES.

LIMITED OPERATING HISTORY; NEGATIVE GROSS PROFITS, OPERATING LOSSES AND NEGATIVE
  CASH FLOW


    The Company was formed in September 1997 as a holding company. The Company's subsidiaries commenced operations in 1994 and, as a result, the Company has a limited operating history and limited revenues. The Company has incurred and expects to continue to incur significant and increasing negative gross margins, operating losses and negative EBITDA while it expands its business and builds its customer base. There can be no assurance that an adequate customer base with respect to any or all of its services will be obtained or sustained. For 1996, 1997, the three months ended March 31, 1997 and the three months ended March 31, 1998, the Company had revenues of $205,000, $3.4 million, $125,000 and $2.8 million, respectively, negative gross profits of $1.2 million, $4.3 million, $486,000 and $3.0 million, respectively, operating losses of $3.9 million, $30.6 million, $1.8 million and $8.6 million, respectively, and negative EBITDA of $3.6 million, $28.1 million, $1.7 million and $7.6 million, respectively. For 1996, 1997, the three months ended March 31, 1997 and the three months ended March 31, 1998, cash used by operations was $2.7 million, $8.7 million, $3.6 million and $6.4 million, respectively; cash expended for investing purposes was $10.2 million, $63.0 million, $5.4 million and $179.7 million, respectively, and cash provided by financing activities was $14.3 million, $85.7 million, $8.0 million and $225.0 million, respectively. On a PRO FORMA basis giving effect to the increase in interest expense resulting from the Melbourne Acquisition and the Initial Offering as of the beginning of each period, the Company's free cash flow (EBITDA minus capital expenditures and interest expense) for 1996, 1997 and the three months ended March 31, 1997 would have been negative $48.2 million, negative $123.4 million and negative $14.6 million, respectively. On a PRO FORMA basis giving effect to the increase in interest expense resulting from the Initial Offering as of January 1, 1998, the Company's free cash flow for the three months ended March 31, 1998 would have been negative $23.3 million. The Company's negative gross profits, operating losses, negative EBITDA, cash used by operations and capital expenditures are expected to increase as a result of the continuation of the Company's expansion strategy. There can be no assurance that the Company will achieve or sustain profitability or generate positive EBITDA or at any time have sufficient resources to meet its capital expenditure and working capital requirements or make payments on its indebtedness, including the Notes. The Company must significantly increase its revenues and cash flows to meet its debt service obligations, including its obligations on the Notes. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SIGNIFICANT CAPITAL REQUIREMENTS

    The Company's current plans for expansion of existing networks, the development of new networks, the further development of the Company's products and services and the continued funding of operating losses will require substantial additional cash from outside sources. The Company anticipates that its capital expenditures for 1998 will be approximately $150.0 million, that it will have substantial net losses to fund in 1998 and that its substantial cash requirements will continue into the foreseeable future. The Company believes that the net proceeds of the Initial Offering, the issuance of the Company's Series C Preferred Stock to GECC and CoreStates on November 5, 1997 (the "Series C Placement") and the issuance of the Company's Series D Preferred Stock to Nassau on November 5, 1997 (the "Series D Placement"), together with available cash and borrowings expected to be available under the the Company's $70.0 million senior line of credit with AT&T Finance (the "AT&T Facility") will provide sufficient funds for the Company to expand its business as currently planned and to fund its currently anticipated expenses through the completion of its eight existing networks, the ten new networks currently planned for completion by the end of 1998 and the five additional networks planned for completion in 1999, and to fund its working capital requirements for 1999. Thereafter, the Company will require additional financing. However, in the event that the Company's plans change, the assumptions upon which the Company's plans are based prove inaccurate, the Company expands or accelerates its business plan or the Company determines to consummate additional acquisitions, the foregoing sources of funds may prove to be insufficient to complete all such networks, and the Company may be required to seek additional financing. In this regard, the Company has begun preliminary consideration of entering San Juan and other markets in Puerto Rico. The Company is currently considering a plan pursuant to which the Company would contribute its franchise rights in Puerto Rico, other rights and preparatory work previously performed by it, and approximately $4.0 million in exchange for approximately forty percent (40%) of the equity in an entity to be formed to construct and operate a network in Puerto Rico. The plan contemplates that other equity investors may include Mr. Kamine, Nassau, GECC and a Puerto Rican venture capital group. These discussions are still preliminary and no assurance can be given that the plan will not be significantly amended or abandoned. Additional sources of financing may include public or private equity or debt financings by the Company, capitalized leases and other financing arrangements. Pursuant to the Certificates of the Powers, Designations, Preferences and Rights of the Series A and Series C Preferred Stock, the Company may not increase the authorized number of shares of preferred stock or Common Stock without the consent of the holders of two-thirds of the shares of both the Series A Preferred Stock and the Series C Preferred Stock. The Company has only three million shares of Common Stock authorized. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on a timely basis and on acceptable terms or within the limitations contained in the AT&T Facility, the Indenture or in any future financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures, which would have a material adverse effect on its business prospects and the Company's ability to make principal and interest payments on the Notes. See "--Substantial Indebtedness; Debt Service Requirements; Refinancing Risks," "Use of Proceeds," "Unaudited Pro Forma Consolidated Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBSTANTIAL INDEBTEDNESS; DEBT SERVICE REQUIREMENTS; REFINANCING RISKS

    At March 31, 1998, the Company had outstanding approximately $298.2 million of indebtedness and its total redeemable and nonredeemable equity was $28.5 million. AT&T Finance, together with participating lenders GECC and CoreStates, had previously agreed to provide the Company's subsidiaries, KMC Telecom Inc., the owner of the Company's existing eight networks ("KMC Telecom") and KMC Telecom II, Inc., the company that will own and operate nine of the ten new networks currently planned for completion in 1998 ("KMC Telecom II") with up to an aggregate of $70.0 million of financing under the AT&T Facility, subject to certain conditions. All amounts previously borrowed by KMC Telecom II under the AT&T Facility (approximately $10.8 million), however, were repaid on the Closing Date of the Initial Offering and KMC Telecom II will no longer be a borrower or an obligor under the AT&T Facility. KMC Telecom is now permitted to borrow up to the full $70.0 million amount of the AT&T Facility. See "Description of Certain Indebtedness." The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company. In particular, the Indenture permits the Company and its subsidiaries to incur an unlimited amount of purchase money indebtedness. See "Description of the Exchange Notes--Covenants." There can be no assurance that any additional financing will be available to the Company on acceptable terms. In the absence of such financing, the Company could be forced to dispose of assets in order to make up for any shortfall in payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. There can be no assurance that the Company's assets could be sold quickly enough or for sufficient amounts to enable the Company to meet its obligations, including its obligations with respect to the Notes. Although the net proceeds from the Initial Offering have enhanced the Company's liquidity and improved its financial flexibility in the near term, the Company's total indebtedness and interest expense have been significantly increased as a result of the Initial Offering. After giving PRO FORMA effect to the increase in interest expense resulting from the Melbourne Acquisition and the Initial Offering as of the beginning of each period, revenue, EBITDA and interest expense for 1996 would have been $558,000, negative $3.9 million and $34.7 million, respectively; for 1997 would have been $3.7 million, negative $28.4 million and $35.9 million, respectively; and for the three months ended March 31, 1997 would have been $244,000, negative $1.8 million and negative $8.4 million, respectively. After giving PRO FORMA effect to the increase in interest expense resulting from the Initial Offering as of January 1, 1998, revenue, EBITDA and interest expense for the three months ended March 31, 1998 would have been $2.8 million, negative $7.6 million and $6.9 million, respectively. The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) requiring that a substantial portion of the Company's cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness and other obligations; (iii) limiting its flexibility in planning for, or reacting to changes in, its business; (iv) making the Company more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (v) making it more difficult for the Company to make payments on the Notes; and (vi) increasing its vulnerability in the event of a downturn in its business. Failure by the Company to meet its obligations could result in a default on its indebtedness which would permit the holders of substantially all of the Company's indebtedness to accelerate the maturity thereof. In such event, the Company may not be able to meet its obligations on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In connection with the buildup of its networks and expansion of its CLEC services, the Company has been experiencing increasing negative EBITDA and the Company's earnings were insufficient to cover fixed charges for 1996, 1997 and the three months ended March 31, 1998. For 1996 and 1997, after giving PRO FORMA effect to the increase in interest expense resulting from the Melbourne Acquisition and the Initial Offering as of the beginning of each year, the Company's earnings would have been insufficient to cover fixed charges by $41.0 million and $67.8 million, respectively. For the three months ended March 31, 1998, after giving PRO FORMA effect to the increase in interest expense resulting from the Initial Offering as of January 1, 1998, the Company's earnings would have been insufficient to cover fixed charges by $16.1 million. There can be no assurance that the Company will be able to improve its earnings before fixed charges or EBITDA or that it will be able to meet its debt service obligations.

    Cash flow from operations may be insufficient to repay the Company's indebtedness, including the Notes and the AT&T Facility, in full and a substantial portion of its indebtedness will need to be refinanced. The AT&T Facility matures prior to the Notes and any additional indebtedness incurred in the future may mature prior to the Notes and may need to be refinanced. There can be no assurance that the Company will be able to effect such refinancings. The ability of the Company to meet its debt service requirements and to effect refinancings will be dependent upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business, regulatory and other factors, including factors beyond the control of the Company.

    Under the AT&T Facility, the Company's subsidiaries are required to meet certain financial tests at the end of each quarter. See "Description of Certain Indebtedness." Failure to comply with these covenants could limit the ability of the Company to make further borrowings, or could result in a default, under the AT&T Facility, allowing AT&T Finance to accelerate the maturity of the loans made thereunder. There can be no assurance that the Company will be able to comply with such covenants in the future.

HOLDING COMPANY'S RELIANCE ON SUBSIDIARIES' FUNDS; PRIORITY OF OTHER CREDITORS

    KMC is a holding company whose sole material asset is the common stock of its subsidiaries. The common stock of KMC Telecom and the ownership interests in its wholly-owned limited liability company, which own the Company's eight existing networks, have been pledged to AT&T Finance under the AT&T

Facility. The Company loaned or contributed a substantial portion of the net proceeds from the Initial Offering to certain of its subsidiaries. See "Use of Proceeds." The Company must rely upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The subsidiaries are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or to make funds available for such payments, except to the extent that they may be obliged to repay loans made to them by the Company. The Company's subsidiaries will not guarantee the Notes. The ability of the Company's subsidiaries to make such payments to the Company will be subject to, among other things, the availability of funds, the terms of each subsidiary's indebtedness and applicable state laws. In particular, the AT&T Facility prohibits the Company's subsidiaries which are Borrowers thereunder from paying dividends and principal and interest on intercompany borrowings unless, among other things, for the preceding four quarters, EBITDA (as defined in the AT&T Facility) met certain existing target levels and the Fixed Charge Coverage Ratio (as defined in the AT&T Facility) was at least 1.25:1. See "Description of Certain Indebtedness." Accordingly, there can be no assurance that the Company will be able to obtain any funds from its subsidiaries. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes. Accordingly, the Notes will be effectively subordinated to the liabilities (including the AT&T Facility and trade payables) of the Company's subsidiaries. At March 31, 1998, the Company's subsidiaries had approximately $49.6 million of liabilities (excluding intercompany payables), including $40.5 million of secured indebtedness and $29.5 million available for borrowing under the AT&T Facility, subject to certain conditions. The Company has unconditionally guaranteed the repayment of the AT&T Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. The Company has agreed to pay all amounts outstanding under the AT&T Facility, on demand, upon the occurrence and during the continuation of any Event of Default (as defined therein).

    The Notes will be unsubordinated, unsecured indebtedness of the Company. At March 31, 1998, the Company had, on a consolidated basis, an aggregate of approximately $40.5 million of secured indebtedness. Such indebtedness is secured by a pledge of all of the Company's stock in its subsidiary KMC Telecom and all of the ownership interests in KMC Telecom's wholly-owned limited liability company and substantially all of the assets of KMC Telecom and KMC Telecom's wholly-owned limited liability company. In the event such secured indebtedness goes into default and the holders thereof foreclose on the collateral, the holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the Notes, notwithstanding the existence of any event of default with respect to the Notes. In the event of bankruptcy, liquidation or reorganization of the Company, holders of secured indebtedness will have a claim, prior to the claim of the holders of the Notes, on the assets of the Company securing such indebtedness. In addition, to the extent that the value of such collateral is insufficient to satisfy such secured indebtedness, holders of amounts remaining outstanding on such secured indebtedness would be entitled to share PARI PASSU with the Notes with respect to any other assets of the Company. Assets remaining after satisfaction of the claims of holders of secured indebtedness may not be sufficient to pay amounts due on any or all of the Notes then outstanding.

COMPETITION

    In all of its markets, the Company faces competition from the ILEC, which is generally one of the Regional Bell Operating Companies (the "RBOCs"), GTE Corporation or one of its affiliated companies (the "GTE Companies") or Sprint Corporation or one of its affiliated companies ("Sprint"). The ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to fund competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over the Company in certain respects.

    The Company does not believe that Tier III Markets can profitably support more than two competitors to the ILEC. Accordingly, the Company believes that once it has completed backbone construction and switch installation in a given market, potential new entrants in that market are likely to seek to deploy their capital elsewhere. The Company generally will continue to build in its markets after initial backbone construction and switch installation. This demonstration of its commitment to its markets is expected to further deter new entrants.

    However, it is likely that in one or more of its markets the Company will face competition from two or more facilities-based CLECs. After the investment and expense of establishing a network and support services in a given market, the marginal cost of carrying an additional call is negligible. Accordingly, in Tier III Markets where there are three or more facilities-based CLECs, the Company expects substantial price competition. The Company believes that operations in such markets are likely to be unprofitable for one or more operators.


    The CLEC competitors which have started either construction or solicitation activities in the Company's eight existing markets include, among others:
American Communications Services Inc. ("ACSI") has constructed, or is constructing, networks in Baton Rouge, Corpus Christi, Madison, Savannah and Shreveport. Brooks Fiber Properties, Inc. ("Brooks") has also commenced construction activities in Corpus Christi. CSW/ChoiceCom L.P. ("CSW/ChoiceCom"), a subsidiary of Central and South West Corporation (an electric utility) with a strategic relationship with ICG Communications, Inc., has announced that it will provide services in Corpus Christi. Hyperion Telecommunications, Inc. has announced its intention to offer services using the fiber optic facilities of Entergy Corporation, a utility, in Baton Rouge. ITC Deltacom offers services in Huntsville. LDS Corp. (a privately owned company that has agreed to be acquired by Intermedia Communications, Inc.) has fiber optic networks in Huntsville and Shreveport, has resale operations in Baton Rouge, Melbourne and Savannah and has announced plans to build fiber optic facilities in Savannah and Baton Rouge. McLeodUSA, Inc. is engaged in reselling in Madison. Mid-Plains, Inc., an ILEC in Wisconsin, has announced plans to offer services in Madison. TDS Metrocom ("TDS Metro"), a subsidiary of TDS Telecom, has announced plans to build a 54 mile fiber optic network in Madison and to commence services in early 1998. Time Warner Telecom, Inc. ("Time Warner") has announced its intention to offer services in Melbourne. Including the Company, there are four CLECs, that intend to operate in Corpus Christi.



    Competitors which have started either construction or solicitation activities in the seven new markets in which the Company has commenced construction or for which network engineering has been completed include, among others: Williams Vyvx, QWEST, AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Time Warner, US LEC, and PV Telecom in Greensboro, as well as BTI, Eagle, ICG and NewSouth which are believed to be interested in the Greensboro market; FiberCap Digital, Inc. and Time Warner in Winston-Salem; USN, which has a resale operation, and Brooks, which has established a private network at the University of Michigan, in Ann Arbor; US LEC and CFW, which have expressed interest in entering the market, and Cox Communications in Roanoke; Birch Telecom in Topeka; and US Xchange which has filed an application in Fort Wayne.


    The Company believes that there may be additional competitors that have formulated plans to enter its markets, including the ten markets it plans to enter in 1998 and the five markets it plans to enter in 1999.


    Potential competitors in the Company's markets include microwave and satellite carriers, wireless telecommunications providers, cable television companies, utilities and RBOCs seeking to operate outside their current local service areas. In particular, utilities and cable companies are likely competitors given their existing rights of way. In addition, there may be future competition from large long distance carriers, such as AT&T, MCI and WorldCom Inc. ("WorldCom"), which have begun to offer integrated local and long distance telecommunications services. AT&T also recently announced its intention to offer local services using a new wireless technology. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. One of the primary purposes of the Telecommunications Act of 1996 (the "Telecommunications Act") is to promote competition, particularly in local markets. The Company believes that Tier III Markets will also see more agent and distributor resale initiatives.

    While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities, provide increased business opportunities for the Company, such regulatory initiatives have been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. If the ILECs engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection to their networks, or if the ILECs delay implementation of interconnection to their networks, the Company's business, financial condition and results of operations and its ability to make payments on the Notes could be adversely affected. To the extent the Company interconnects with and uses ILEC networks to service its customers, the Company will be dependent upon the technology and capabilities of the ILECs to provide services and to maintain its service standards. The Company will become increasingly dependent on interconnection with ILECs as switched services become a greater percentage of the Company's business. The Telecommunications Act imposes interconnection obligations on ILECs, but there can be no assurance that the Company will be able to obtain the interconnections it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are both competitive and profitable. See "--Implementation Risks." In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced service from the ILECs, the attractiveness of the Company's services to its customers could be impaired.

    Both the long distance business and the data transmission business are extremely competitive. Prices in both businesses have declined significantly in recent years and are expected to continue to decline. In the long distance business the Company will face competition from large carriers such as AT&T, MCI, Sprint and WorldCom. The Company will rely on other carriers to provide transmission and termination for its long distance traffic and therefore will be dependent on such carriers. See "--Risks of Entry into Long Distance Business" and "--Risks of Entry into Data Transmission Business."

    The Company expects to experience declining prices and increasing price competition. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenue, or compete effectively, in any of its markets. Any of the foregoing factors could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes. See "Business--Competition."

RISKS RELATED TO RECIPROCAL COMPENSATION

    Beginning in June, 1997, every RBOC advised CLECs that they did not consider calls in the same local calling area from the RBOCs' customers to CLEC customers who are ISPs to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs claim that the calls should be classified as exchange access calls and that the FCC exempted these calls from payment of access charges so that no compensation is owed to the CLECs for transporting and terminating such calls. As a result the RBOCs threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date nineteen state commissions have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings. In every state, to date, the state commission has determined that reciprocal compensation is owed for such calls. Several of these cases are presently on appeal. The Company cannot predict the outcome of these appeals, or of additional pending cases. If these calls were to be determined not to be local calls and not subject to access charges, it could have an adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

DEVELOPMENT AND EXPANSION RISK; NEED TO MANAGE GROWTH

    The Company must achieve substantial growth in order to meet its payment obligations under its indebtedness, including the Notes. The Company's networks have only recently become commercially operational and it has only recently deployed switches in its networks. The success of the Company will depend, among other things, upon its ability to assess potential markets, design fiber optic backbone routes that provide ready access to a substantial customer base, achieve a sufficient customer base, secure financing, install facilities, obtain required rights-of-way, building access and governmental permits, implement interconnection and collocation with facilities owned by ILECs and obtain unbundled network elements from ILECs, and upon subsequent developments in state and federal regulations. In addition, the Company may make additional acquisitions of existing operating systems, such as the potential acquisition of the Winston-Salem Network (as defined herein), an existing network of approximately 13 fiber route miles located in Winston-Salem, North Carolina. See "Business--Systems Construction and Development." Any such acquisitions could divert the resources and management time of the Company and will require integration with the Company's management information, payroll and other systems, existing networks and service offerings. There can be no assurance that any networks to be developed or further developed will be completed on schedule, at a commercially reasonable cost or within the Company's specifications. The Company's growth may place a significant strain on the Company's financial, management and operational resources. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, monitor operations, control costs and maintain effective quality control which will require it to continue to implement and improve its operating, financial and accounting systems, to expand, train and manage its employee base and to effectively manage the integration of acquired businesses. These factors could adversely affect the expansion of the Company's customer base and service offerings. The Company's inability either to expand in accordance with its plans or to manage its growth could have a material adverse effect on its business, financial condition and results of operations. In addition, the establishment of new operations or acquisitions will involve significant expenses in advance of anticipated revenues and may cause fluctuations in the Company's operating results. Any of the foregoing risks could have a material adverse effect on the Company's ability to make payments on the Notes. See "Business."

IMPLEMENTATION RISKS

    The Company is deploying high capacity digital switches in its markets. This will enable the Company to offer a variety of switched access services, enhanced services and local dial tone. The Company expects to incur negative gross profits and negative EBITDA from its switched services in any given market during the 24 to 36 month period after the switch is deployed. The Company expects operating margins to improve as each network is expanded and larger volumes of traffic are carried on the Company's network. In each of its markets, the Company relies on ILECs to originate and terminate all of its switched services traffic until its own switch becomes operational. Although under the Telecommunications Act the ILECs will be required to unbundle local network elements and to permit the Company to purchase only the origination and termination services it needs, thereby decreasing operating expenses, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to the Company.

    In August 1996, the FCC released a decision implementing the interconnection portions of the Telecommunications Act (the "Interconnection Decision"). The Interconnection Decision sought to establish national rules for negotiating interconnection agreements and guidelines for review of such agreements by state public utilities commissions, which rules, in general, are favorable to new competitive entrants. In July 1997, the U.S. Court of Appeals for the Eighth Circuit found much of the Interconnection Decision to be beyond the scope of the FCC's legal authority. The court ruled that the state public service commissions, not the FCC, have jurisdiction over the pricing of interconnection, unbundled network elements and resale services. The Eighth Circuit Court also ruled that the FCC's interpretation of Section

252(i) of the Telecommunications Act, the so-called "pick and choose" provision, was incorrect. The Eighth Circuit Court held that the Telecommunications Act allows CLECs to adopt whole interconnection agreements negotiated by other competitors, but not to "pick and choose" pieces of existing agreements. On October 14, 1997, the Eighth Circuit Court issued a decision vacating additional FCC rules that will likely have the effect of increasing the costs of obtaining the use of ILEC unbundled network elements. In November 1997, the FCC filed a petition for a writ of certiorari with the United States Supreme Court challenging the decisions of the Eighth Circuit Court of Appeals. On January 26, 1998, the United States Supreme Court granted all petitions and cross petitions for certiorari of the Eighth Circuit decisions. See "--Government Regulation"

    On December 31, 1997, the U.S. District Court for the Northern District of Texas issued a decision (the "SBC Decision") finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions the RBOCs must satisfy before they may provide in-region inter-LATA long distance telecommunications services. Under the SBC Decision, the RBOCs would be able to provide in-region inter-LATA long distance services immediately without satisfying the statutory conditions. The District Court stayed its own decision, pending an appeal to the U.S. Fifth Circuit Court of Appeals. The Company believes that the factual assumptions and legal reasoning in the SBC Decision are erroneous and therefore the decision will likely be reversed on appeal, although there can be no assurance of this outcome. If the SBC Decision is upheld on appeal it would likely have an unfavorable effect on the Company's business for at least two reasons. First, RBOCs currently have an incentive to foster competition within their service areas so that they can qualify to offer inter-LATA long distance services. The SBC Decision removes this incentive by allowing RBOCs to offer inter-LATA long distance service without regard to their progress in opening their local markets to competition. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently are prohibited from offering directly, although some marketing affiliations have been proposed. The ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal.

    The Company is a recent entrant into the newly created competitive local telecommunications services industry. The local dial tone services market was opened to competition by the Telecommunications Act in 1996, and related regulatory rulings. There are numerous operating complexities associated with providing these services. The Company will be required to develop new products, services and systems and will need to develop new marketing initiatives to sell these services.

    The Company's services may not be profitable due to, among other factors, lack of customer demand, inability to secure access to ILEC facilities at acceptable rates, competition and pricing pressure from other CLECs and the ILECs and cost overruns in connection with network build-outs. The Company expects to face significant competitive product and pricing pressure from the ILECs in its markets. The Company has very limited experience providing switched access and local dial tone services and there can be no assurance that the Company will be able to successfully implement its switched and enhanced services strategy. Implementation of the Company's switched and enhanced services is also subject to equipment manufacturers' ability to meet the Company's switch deployment schedule. There can be no assurance that all of such switches will be deployed on the schedule contemplated by the Company or that, if deployed, such switches will be utilized to the degree contemplated by the Company. Any of the foregoing risks could have a material adverse effect on the Company's ability to make payments on the Notes.

    Franchises obtained by the Company may require the Company to complete the build-out of its network within a period specified in the franchise grant. If the Company is unable to complete the build-out of a network within the specified period, or obtain an extension of time in which to complete the build-out, its franchise agreement may be terminable by the local authority. Any such termination of a franchise agreement could have a material adverse effect on the Company's business, financial condition and results of operations and the Company's ability to make payments on the Notes.

RISKS OF ENTRY INTO LONG DISTANCE BUSINESS

    In order to offer its end user customers a complete package of telecommunications services, the Company recently began to offer long distance services. Although the Company has an executive team with telecommunications, sales, marketing and management expertise, the Company itself has no direct previous experience providing long distance services. As a new entrant in the long distance business, the Company expects to generate low gross margins and substantial start-up expenses as it rolls out its long distance service offerings.

    Long distance telecommunications services will involve the origination of traffic from end user customers, either directly connected to the Company's network or through facilities leased from the ILEC, to the Company's telecommunications switches. The Company will rely on other carriers to provide transmission and termination services for its long distance traffic and will therefore be dependent on such carriers. The Company expects to enter into resale agreements with long distance carriers to provide it with long distance transmission services. Such agreements typically provide for the resale of long distance services on a per minute basis (some with minimum volume commitments or volume discounts). The negotiation of these agreements involves estimates of future supply and demand for long distance telecommunications transmission capacity as well as estimates of the calling pattern and traffic levels of the Company's future long distance customers. Should the Company fail to meet its minimum volume commitments, if any, pursuant to these resale agreements, it may be obligated to pay underutilization charges. Likewise, the Company may underestimate its need for long distance facilities and therefore be required to obtain the necessary transmission capacity through more expensive means. There can be no assurance that the Company will acquire long distance capacity on favorable terms or that the Company can accurately predict long distance prices and volumes so that it can generate favorable gross margins from its long distance business. The success of the Company's entry into the long distance business will be dependent upon, among other things, the Company's ability to select new equipment and software and integrate these into its networks, hire and train qualified personnel, enhance its billing, back-office and information systems to accommodate long distance services and the acceptance by potential customers of the Company's long distance service offerings. If the Company's long distance transmission business fails to generate favorable gross margins or if the Company fails in any of the foregoing respects, such failure may have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

RISKS OF ENTRY INTO DATA TRANSMISSION BUSINESS

    To complement its telecommunications services offerings, the Company began offering data transmission services in certain of its markets in 1997. These services, which include frame relay and ATM, are targeted at large and medium sized businesses with substantial data communications requirements. As a new entrant in the data transmission business, the Company expects to generate low or negative gross margins and substantial start-up expenses as it begins to offer data transmission services. The Company does not expect data transmission services to generate a material portion of its revenues over the near term. In providing these services, the Company will be dependent upon vendors for assistance in the planning and deployment of its initial data product offerings, as well as ongoing training and support. The success of the Company's entry into the data transmission business will be dependent upon, among other things, the Company's ability to select new equipment and software and integrate these into its networks, hire and train qualified personnel, enhance its billing, back-office and information systems to accommodate data transmission services and the acceptance by potential customers of the Company's service offerings. No assurance can be given that the Company will be successful with respect to these matters. If the Company is not successful with respect to these matters, there may be a material adverse effect on the

Company's business, financial condition and results of operations and its ability to make payments on the Notes.

GOVERNMENT REGULATION

    The Company's networks and the provision of switched and private line services are subject to significant regulation at the federal, state and local levels. The telecommunications industry in general, and the CLEC industry in particular, is undergoing substantial regulatory change and uncertainty. Delays in receiving required regulatory approvals, new court decisions or the enactment of new adverse regulations or regulatory requirements may have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

    The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC and state public service commission rulemaking, and thus it is difficult to predict what effect the legislation will have on the Company and its operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. The Company may be required to cancel its federal interstate tariff filings at the FCC and implement replacement contractual arrangements, which could result in substantial legal and administrative expenses. There can be no assurance that these changes will not have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

    In addition to requirements placed on ILECs, the Telecommunications Act subjects the Company to certain federal regulatory requirements regarding the provision of local exchange services. All ILECs and CLECs must offer reciprocal compensation for termination of traffic and provide dialing parity. However, negotiations with ILECs have sometimes involved considerable delays and the agreements may not be on terms and conditions that are favorable to the Company. In May 1997, the FCC adopted a rule that will require the Company and other CLECs to contribute to a universal service fund provided for in the Telecommunications Act. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Regulation--Universal Service Reform." At the same time, the FCC adopted rules that will change how access charges are calculated. These changes will reduce access charge levels closer to their cost and will shift certain charges currently based on minutes to flat-rate, monthly per-line charges. As a result, the aggregate access revenue paid to access providers in the United States is expected to decrease. In addition, the FCC has also adopted rules that will give ILECs pricing flexibility with respect to access charges. No assurance can be given that the changes to current regulations or the adoption of new regulations (pursuant to the Telecommunications Act or otherwise) by the FCC or state public service commissions will not have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

    On December 31, 1997, the U.S. District Court for the Northern District of Texas issued the SBC Decision finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions the RBOCs must satisfy before they may provide inter-LATA long distance telecommunications services. Under the SBC Decision, the RBOCs would be able to provide inter-LATA long distance services immediately without satisfying the statutory conditions. The SBC Decision has been stayed pending review by the U.S. Fifth Circuit Court of Appeals. Further, the Company believes that the factual assumptions and legal reasoning in the SBC Decision are erroneous and therefore the decision will likely be reversed on appeal, although there can be no assurance of this outcome. If the SBC Decision were upheld on appeal it would likely have an unfavorable effect on the Company's business for at least two reasons. First, RBOCs currently have an incentive to foster competition within their service areas so that they can qualify to offer in-region inter-LATA long distance services.

The SBC Decision removes this incentive by allowing RBOCs to offer in-region inter-LATA long distance service without regard to their progress in opening their local markets to competition. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently are prohibited from offering directly, although some marketing affiliations have been proposed. The ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal.

    State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorization and/or file tariffs or rate schedules at state agencies in all of the states in which it operates. Local authorities regulate the Company's access to municipal rights-of-way. The networks are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. See "Business--Regulation." If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause an interruption or termination of the Company's services and could cause the Company to incur substantial legal and administrative expenses.

    Many states also regulate transfers of control or assets, and issuances of stock or debt instruments, by authorized carriers. Accordingly, the Company may be subject to prior approval or other filing requirements for such transactions. See "--Implementation Risks" and "Business--Regulation."

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

    The Company must obtain easements, rights-of-way, entry to premises, franchises and licenses from various private parties, actual and potential competitors and state and local governments in order to construct and operate its networks, some of which may be terminated upon 30 or 60 days' notice to the Company. There can be no assurance that the Company will obtain rights-of-way and franchise agreements on acceptable terms or that current or potential competitors will not obtain similar rights-of-way and franchise agreements that will allow them to compete against the Company. If any of the existing franchise or license agreements were terminated or not renewed and the Company were forced to remove its fiber optic cables or abandon its networks in place, such termination could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes. See "Business--Systems Construction and Development," "--Regulation" and "--Legal and Administrative Proceedings."

DEPENDENCE ON KEY CUSTOMERS

    The Company's five largest customers accounted for approximately 92% of the Company's revenue in 1996 and 32% in 1997. This customer concentration will decrease as the Company expands into new markets and begins full scale marketing of an integrated service package. However, the loss of, or decrease of business from, one or more of the Company's principal customers could have a material adverse effect on the business, financial condition and results of operations of the Company and its ability to make payments on the Notes. Although the Company actively markets its products and services, there can be no assurance that the Company will be able to attract new customers or retain its existing customers. See "Business--Sales and Marketing" and "--Competition."

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

    Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. The Company's existing billing and information systems have been produced largely in-house with partial reliance on third-party vendors. These systems have generally met the Company's needs due in part to the

Company's low volume of bills and orders. As the Company commences providing dial tone services, the need for sophisticated billing and information systems is increased significantly. Recently, the Company entered into an agreement with ACE*COMM Corporation ("ACE*COMM") to provide the Company with comprehensive billing, order processing and customer care software for all existing and contemplated services the Company will market. Additionally, the Company is developing customer service centers to provision orders. Information systems are vital to the success of these centers, and the information systems for these centers are largely being developed by third party vendors. The failure of (i) these vendors to deliver proposed products and services in a timely and effective manner, (ii) the Company to adequately identify all of its information and processing needs, or (iii) the Company to upgrade systems as necessary, could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

    While the Company believes that its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could affect the Company's systems, which would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

RAPID TECHNOLOGICAL CHANGE

    The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technology. The effect of technological changes on the business of the Company cannot be predicted. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. There can be no assurance that the Company will be able to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customers' demands. A failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

DEPENDENCE ON KEY PERSONNEL

    The efforts of a small number of key management and operating personnel will largely determine the Company's success and the loss of any of such persons could adversely affect the Company. The Company does not maintain so-called "key man" insurance on any of its personnel. The Company has an employment agreement with Mr. Sternberg, its President and Chief Executive Officer, which currently runs through July 29, 1999, with a Company option to extend for two additional years. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. A failure by the Company to hire or retain necessary personnel could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS

    Harold N. Kamine, Chairman of the Board of the Company, presently owns approximately 68.5% of the outstanding shares of Common Stock of the Company. If all outstanding shares of the Company's preferred stock were to be converted, all outstanding warrants (other than the Warrants) were to be exercised, and the options (the "Company Options") expected to be granted to employees of the Company and certain affiliated companies during the third quarter of 1998 (See "Management--Stock Option Grants") were to be exercised, Nassau and Mr. Kamine would own approximately 32.4% and 28.1% of the outstanding shares of Common Stock, respectively. The Company, Mr. Kamine, Nassau, AT&T Credit,

GECC and CoreStates are parties to an Amended and Restated Stockholders Agreement, dated as of October 31, 1997, as amended (the "Stockholders Agreement"). Pursuant to provisions contained in both the Company's certificate of incorporation and the Stockholders Agreement, Mr. Kamine and Nassau are currently entitled to elect all of the Company's seven Directors with each entitled to nominate three Directors, and the seventh to be nominated by agreement of Mr. Kamine, Nassau and either AT&T Credit or the holders of a majority of the outstanding shares of the Company's Series C Preferred Stock. The number of Directors which Mr. Kamine is entitled to elect would be reduced to two if the number of shares owned by him were to fall below two-thirds of the number of shares of the Company initially issued to him, and to one if the number of shares owned by him were to fall below one-third of the number of shares initially issued to him. If his ownership were to fall below 5% of the number of shares initially issued to him, Mr. Kamine would no longer be entitled to elect any Directors pursuant to such provisions. Comparable reductions would be made to the number of Directors which Nassau is entitled to elect if its ownership were to fall below the specified fractions. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between Mr. Kamine and Nassau and the holders of the Notes. Pursuant to the Certificates of the Powers, Designations, Preferences and Rights of the Series A and Series C Preferred Stock, the Company may not increase the authorized number of shares of preferred stock or Common Stock, without the consent of the holders of two-thirds of the shares of both the Series A Preferred Stock and the Series C Preferred Stock. The Company has only three million shares of Common Stock authorized.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

    The Original Notes were issued with original issue discount for U.S. federal income tax purposes. The Exchange Notes should be treated as a continuation of the Original Notes. Consequently, Holders of the Exchange Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. The Exchange Notes will be subject to the applicable high-yield discount obligation rules, which will defer and will, in part, eliminate the Company's ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the Exchange Notes. Accordingly, the Company's after-tax cash flow might be less than if the original issue discount on the Exchange Notes was deductible when it accrued. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences resulting from the Exchange Offer.

    If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code, the claim of an owner of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

ABSENCE OF PUBLIC MARKET

    The NASD has designated the Original Notes as securities eligible for trading in the PORTAL market of the NASD. However, the Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or for quotation through the Nasdaq National Market. There can be no assurance that an active trading market for the Exchange Notes will develop, or if one does develop, that it will be sustained. Accordingly, no assurance can be made as to the liquidity of the trading market for the Exchange Notes. If a market for the Exchange Notes does not develop, purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such market would not be subject to similar disruptions.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange.

    Original Notes that are not validly tendered will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration under the Securities Act of such Original Notes. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    Certain statements in this Prospectus, including under "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," including statements regarding the anticipated development and expansion of the Company's business, the markets in which the Company's services are currently offered, or will be offered in the future, anticipated capital expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers with respect to the Company's future financial performance and other matters, and other statements regarding matters that are not historical facts, are "forward-looking" statements. Such "forward-looking" statements are subject to various risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include the risk factors set forth herein.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Original Notes were initially issued and sold by the Company on the Closing Date to the Placement Agent pursuant to the Placement Agreement. The Placement Agent subsequently resold the Original Notes to (i) "qualified institutional buyers" ("QIBs") as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A, (ii) non-U.S. persons in off-shore transactions in reliance on Regulation S under the Securities Act, and (iii) a limited number of institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Pursuant to the Placement Agreement, the Company and the Placement Agent entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to consummate the Exchange Offer on or prior to July 29, 1998. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the description of the terms of the Registration Rights Agreement is qualified in its entirety by reference thereto. The Registration Statement of which this Prospectus is a part is intended to satisfy the Company's obligations with respect to the registration of Original Notes in accordance with the terms of the Registration Rights Agreement.

    Following the consummation of the Exchange Offer, Holders of Original Notes not validly tendered in the Exchange Offer and Holders of Exchange Notes will not have any further registration rights. In addition, Holders of Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for Original Notes could be adversely affected. See "Risk Factors --Consequences of Failure to Exchange."

    The Original Notes were issued in Units together with the Warrants. Upon the effectiveness of the Registration Statement, the Warrants will become separately tradeable from the Original Notes and the Warrants are not part of the Exchange Offer.

TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on August 11, 1998 or such later time and date to which the Exchange Offer is extended by the Company in its sole discretion, which time and date, as indicated herein or as extended, is referred to herein as the "Expiration Date". The Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of Original Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Original Notes may only be tendered in integral multiples of $1,000 at maturity.


    The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and (ii) the Holders of the Exchange Notes will not be entitled to any of the registration rights of Holders of Original Notes under the Registration Rights Agreement, which rights, in any event, will terminate with respect to the Original Notes upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that both the Exchange Notes and the Original Notes will be treated as a single class of debt securities under the Indenture.


    As of the date of this Prospectus, approximately $460.8 million in aggregate principal amount at maturity of Original Notes was outstanding. Only a registered Holder of Original Notes (or such Holder's legal representative or attorney-in-fact), as reflected on the records of the Trustee under the Indenture, may participate in the Exchange Offer. There will be no fixed record date for determining Holders of the

Original Notes entitled to participate in the Exchange Offer. Holders of the Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

    The Company shall be deemed to have accepted validly tendered Original Notes when, and if, the Company has given oral or written notice thereof to The Chase Manhattan Bank, as Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Original Notes for the purposes of receiving the Exchange Notes from the Company.

    Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXTENSION; AMENDMENTS

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice (oral notice being promptly confirmed in writing) and will make public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, or (iii) to amend the terms of the Exchange Offer in any manner, by giving oral or written notice of such delay, extension or amendment to the Exchange Agent. Any such delay in acceptance, extension or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment or amendments by means of a prospectus supplement that will be distributed to registered Holders and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

    Only a registered Holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder of Original Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date (see, "--Book-Entry Transfer") or
(iii) the Holder must comply with the guaranteed delivery procedures described below (see, "--Guaranteed Delivery Procedures").

    A tender by a Holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY ORIGINAL NOTES TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner of Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange Act) that is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder exactly as such registered Holder's name appears on such Original Notes.

    If the Letter of Transmittal or any Original Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Original Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    While the Company has no present plan to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each Holder of Original Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such Holder of Original Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of business of such Holder, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such Holder acknowledges and agrees that any person who is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such Holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such Holder in exchange for Original Notes acquired by such Holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such Holder is not an Affiliate of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for such Holder's own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Original Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Original Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Original Notes for exchange when, and if, the Company has given oral or written notice thereof to the Exchange Agent.

RETURN OF ORIGINAL NOTES

    If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn, then such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering Holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Original Notes with the Depository for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer such Original Notes into the Exchange Agent's account and to deliver an "Agent's Message" (as defined below) on or prior to the Expiration Date in accordance with the Depository's procedures for such transfer and delivery. If delivery of Original Notes is effected through book-entry transfer into the Exchange Agent's account at the Depository and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time on the Expiration Date or pursuant to the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The term "Agent's Message" means a message transmitted by the Depository to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation which states that the Depository has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant.

GUARANTEED DELIVERY PROCEDURES

    If a Holder of Original Notes desires to tender such Original Notes and time will not permit such Holder's required documents to reach the Exchange Agent on or prior to the Expiration Date, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of such Holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, a Book-Entry Confirmation or the certificates relating to the Original Notes, the Letter of Transmittal (or a facsimile thereof) and all other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation or the certificates relating to the Original Notes, a properly executed Letter of Transmittal (or facsimile thereof) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    A tender of Original Notes may be withdrawn any time prior to the Expiration Date.

    For a withdrawal to be effective, (i) a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn and (ii) identify the Original Notes to be withdrawn (including the certificate number and principal amount at maturity of Original Notes). Any such written withdrawal must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion and whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above at any time on or prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

    All registration rights under the Registration Rights Agreement accorded to holders of the Original Notes (and all rights to receive additional interest on the Notes to the extent and in the circumstances specified therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's duty to keep the Registration Statement effective until the closing of the Exchange Offer and, for a period of 180 days after the closing of the Exchange Offer, to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Original Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       BY REGISTERED OR CERTIFIED MAIL, BY OVERNIGHT COURIER OR BY HAND:

       The Chase Manhattan Bank
       55 Water Street
       Room 234, North Building
       New York, New York 10041
       Attention: Carlos Esteves
       or:
       BY FACSIMILE TRANSMISSION:
       The Chase Manhattan Bank
       Facsimile Number: (212) 638-7380 or (212) 638-7381
       Confirm by Telephone: (212) 638-0828

    In addition, Letters of Transmittal and any other required documentation should be sent to the Exchange Agent at the address set forth above, except where facsimile transmission is specifically authorized (e.g., withdrawals and Notices of Guaranteed Delivery). DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and its Affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The

Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket expenses in connection therewith.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144 of the Securities Act. Accordingly, such Original Notes may be resold only
(i) to the Company or any subsidiary thereof, (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer, to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) outside the United States to non-U.S. Persons in an offshore transaction in compliance with Rule 904 under the Securities Act, (iv) pursuant to an exemption from registration under the Securities Act in accordance with Rule 144 (if available), (v) to an institutional "accredited investor" that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes and, if such transfer is in respect of a principal amount at maturity of Original Notes at the time of transfer of less than $500,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the Trustee being met. The liquidity of the Original Notes could be adversely affected by the Exchange Offer. See "Risk Factors--Consequences of Failure to Exchange."

RESALES OF THE EXCHANGE NOTES

    Based on interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes or interests therein issued pursuant to the Exchange Offer in exchange for Original Notes or interests therein may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an Affiliate of the Company), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that the Holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of Exchange Notes. However, if any Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such Holder cannot rely on the position of the staff of the Commission in the no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes must represent that the Original Notes tendered in the Exchange Offer were acquired by such broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time or time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period not to exceed 180 days after the closing of the Exchange Offer. See "Plan of Distribution."

                                USE OF PROCEEDS

    The Exchange Offer is being effected to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes in the Exchange Offer, the Company will receive, in exchange, an equal aggregate principal amount at maturity of Original Notes. Original Notes that are properly tendered in the Exchange Offer and not validly withdrawn will be accepted, canceled and retired and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in the outstanding indebtedness of the Company.

    The net proceeds to the Company from the Initial Offering were approximately $236.4 million, after deducting underwriting discounts, commissions and other expenses paid by the Company. The Company used $10.8 million of the proceeds of the Initial Offering to repay all amounts borrowed by KMC Telecom II under the AT&T Facility (approximately $40.5 million borrowed by KMC Telecom remained outstanding). The Company used $10.1 million of the proceeds of the Initial Offering to repay on the Closing Date all amounts due (including accrued interest) in connection with a $10.0 million Subordinated Loan and Security Agreement, dated September 22, 1997 (the "Supplemental AT&T Facility"), between AT&T Finance, KMC Telecom and KMC Telecom II. AT&T Credit exercised a warrant to purchase shares of the Company's Common Stock for an aggregate purchase price of $10.0 million upon repayment of the Supplemental AT&T Facility (the "AT&T Stock Investment"). The Company used $5.0 million of the proceeds of the Initial Offering as a nonrefundable downpayment under its agreement with Lucent for future purchases of switching equipment. The Company used approximately $600,000 of the proceeds of the Initial Offering to pay dividend arrearages to the former holders of Series A Cumulative Convertible Preferred Stock of KMC Telecom.

    The Company has used and intends to continue to use the remaining net proceeds of the Offering (approximately $209.9 million), together with the $10.0 million from the AT&T Stock Investment and funds available under the AT&T Facility, to finance the planned expansion and further development of the Company's networks, including through acquisitions, and for other general corporate purposes, including to fund operating losses. Expected capital expenditures for expansion and further development of the Company's networks primarily include the purchase and installation of switches, electronic components, fiber optic cable and additional equipment, and to a lesser extent, acquisitions. Expected expenditures for general corporate and working capital purposes include (i) expenditures with respect to the Company's management information system and customer service support infrastructure, (ii) operating and administrative expenses, primarily those associated with sales and marketing, with respect to the development and operation of existing and new networks, and (iii) the funding of operating losses. Pending the foregoing uses, the net proceeds of the Initial Offering are invested in short-term, interest bearing investment-grade securities. The Company's investment objectives are safety, liquidity and yield, in that order.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998. This table should be read in conjunction with "Use of Proceeds," "Selected Financial Data," "Unaudited Pro Forma Consolidated Statement of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                                                      MARCH 31,
                                                                                                       1998(A)
                                                                                                   ---------------
Cash and cash equivalents........................................................................  $    54,407,916
                                                                                                   ---------------
                                                                                                   ---------------

Investments held for future capital expenditures.................................................  $   165,500,000
                                                                                                   ---------------
                                                                                                   ---------------

Long-term debt:
  AT&T Facility..................................................................................  $    40,476,149
  Notes, net of original issue discount..........................................................      244,454,037
                                                                                                   ---------------
    Total long-term debt.........................................................................      284,930,186
                                                                                                   ---------------
Redeemable equity:
  Redeemable cumulative convertible preferred stock, par value $.01 per share; authorized:
    498,800 shares; issued and outstanding: 298,800 shares.......................................       38,755,513
  Redeemable common stock; issued and outstanding: 224,041 shares................................       20,850,416
  Redeemable common stock warrants...............................................................          563,313
                                                                                                   ---------------
    Total redeemable equity......................................................................       60,169,242
                                                                                                   ---------------

Nonredeemable equity (deficiency):
  Common stock, par value $.01 per share; authorized: 3,000,000 shares; issued and outstanding:
    613,835 shares...............................................................................            6,138
  Additional paid-in capital.....................................................................       22,208,005
  Unearned compensation..........................................................................       (5,422,419)
  Accumulated deficit............................................................................      (48,495,840)
                                                                                                   ---------------
    Total nonredeemable equity (deficiency)......................................................      (31,704,116)
                                                                                                   ---------------
      Total capitalization.......................................................................  $   313,395,312
                                                                                                   ---------------
                                                                                                   ---------------

------------------------

(a) Approximately $226.0 million of the proceeds of the Initial Offering has been allocated to the Notes and approximately $10.4 million of the proceeds has been allocated to the Warrants, after deducting underwriting discounts and commissions and other expenses related to the Notes and Warrants of $13.0 million and $554,000, respectively.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below for the period from May 10, 1994 (date of inception) to December 31, 1994 and for the years ended December 31, 1995, 1996 and 1997 were derived from the audited financial statements of the Company and its predecessors. The selected financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited, but in the opinion of the management of the Company, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal year. The selected financial data should be read in conjunction with "Unaudited Pro Forma Consolidated Statement of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

                                       MAY 10, 1994                                                                 THREE MONTHS
                                         (DATE OF                        YEAR ENDED DECEMBER 31,                    ENDED MARCH
                                        INCEPTION)      ----------------------------------------------------------      31,
                                            TO                                                         PRO FORMA    ------------
                                     DECEMBER 31, 1994      1995           1996           1997        1997(A)(B)        1997
                                     -----------------  -------------  -------------  -------------  -------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenue............................    $          --    $          --  $     205,087  $   3,417,441  $   3,655,254  $    125,438
Operating expenses:
  Network operating costs..........               --               --      1,360,553      7,735,849      7,830,179       611,359
  Selling, general and
    administrative.................            4,475        1,591,159      2,217,091      9,922,804     10,348,286     1,122,581
  Stock option compensation
    expense........................               --               --        240,000     13,869,346     13,869,346        66,000
  Depreciation and amortization....               --            5,770        286,509      2,505,875      2,616,913       135,551
                                     -----------------  -------------  -------------  -------------  -------------  ------------
    Total operating expenses.......            4,475        1,596,929      4,104,153     34,033,874     34,664,724     1,935,491
                                     -----------------  -------------  -------------  -------------  -------------  ------------
Loss from operations...............           (4,475)      (1,596,929)    (3,899,066)   (30,616,433)   (31,009,470)   (1,810,053)
Interest expense, net(c)...........               --           23,463        596,248      2,068,730      2,202,670       163,033
                                     -----------------  -------------  -------------  -------------  -------------  ------------
Net loss...........................           (4,475)      (1,620,392)    (4,495,314)   (32,685,163)   (33,212,140)   (1,973,086)
Dividends and accretion on
  redeemable preferred stock.......               --               --             --     (8,904,403)    (8,904,403)     (163,823)
                                     -----------------  -------------  -------------  -------------  -------------  ------------
Net loss applicable to common
  shareholders.....................    $      (4,475)   $  (1,620,392) $  (4,495,314) $ (41,589,566) $ (42,116,543) $ (2,136,909)
                                     -----------------  -------------  -------------  -------------  -------------  ------------
                                     -----------------  -------------  -------------  -------------  -------------  ------------
Net loss per common share..........    $        (.01)   $       (2.70) $       (7.49) $      (64.93) $      (65.75) $      (3.56)
                                     -----------------  -------------  -------------  -------------  -------------  ------------
                                     -----------------  -------------  -------------  -------------  -------------  ------------
Weighted average common shares
  outstanding......................          600,000          600,000        600,000        640,568        640,568       600,000
                                     -----------------  -------------  -------------  -------------  -------------  ------------
                                     -----------------  -------------  -------------  -------------  -------------  ------------
OTHER DATA:
Capital expenditures...............    $          --    $   3,498,458  $   9,110,989  $  59,145,924  $  59,145,924  $  4,417,618
EBITDA(d)..........................           (4,475)      (1,591,159)    (3,612,557)   (28,110,558)   (28,392,557)   (1,674,502)
Cash used in operating activities..            4,091         (779,033)    (2,687,290)    (8,675,556)                  (3,640,743)
Cash used in investing
  activities.......................               --       (1,920,088)   (10,174,336)   (62,992,347)                  (5,422,254)
Cash provided by financing
  activities.......................            1,000        2,728,400     14,313,770     85,734,292                    7,959,466
Ratio of earnings to fixed
  charges(e).......................               --               --             --             --             --            --


                                          1998
                                     --------------
STATEMENT OF OPERATIONS DATA:
Revenue............................  $    2,792,950
Operating expenses:
  Network operating costs..........       5,816,133
  Selling, general and
    administrative.................       3,472,520
  Stock option compensation
    expense........................       1,098,930
  Depreciation and amortization....         993,573
                                     --------------
    Total operating expenses.......      11,381,156
                                     --------------
Loss from operations...............      (8,588,206)
Interest expense, net(c)...........       4,376,008
                                     --------------
Net loss...........................     (12,964,214)
Dividends and accretion on
  redeemable preferred stock.......      (3,353,208)
                                     --------------
Net loss applicable to common
  shareholders.....................  $  (16,317,422)
                                     --------------
                                     --------------
Net loss per common share..........  $       (20.18)
                                     --------------
                                     --------------
Weighted average common shares
  outstanding......................         808,467
                                     --------------
                                     --------------
OTHER DATA:
Capital expenditures...............  $    8,771,727
EBITDA(d)..........................      (7,594,633)
Cash used in operating activities..      (6,423,072)
Cash used in investing
  activities.......................    (179,703,428)
Cash provided by financing
  activities.......................     224,981,513
Ratio of earnings to fixed
  charges(e).......................              --


                                  (accompanying notes are on the following page)

                                                                                DECEMBER 31,                        MARCH 31,
                                                            ----------------------------------------------------  --------------
                                                              1994         1995          1996          1997            1998
                                                            ---------  ------------  ------------  -------------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $   5,091  $     34,370  $  1,486,514  $  15,552,903   $ 54,407,916
Investments held for future capital expenditures..........         --            --            --             --    165,500,000
Networks and equipment, net...............................         --     3,496,277    12,347,216     71,371,063     79,222,036
Total assets..............................................      7,700     3,703,721    16,715,209     95,943,307    326,645,713
Long-term debt............................................         --     2,727,400    12,330,006     61,276,933    284,930,186
Redeemable preferred stock................................         --            --            --     35,925,384     38,755,513
Redeemable common stock and warrants......................         --            --            --     11,726,305     21,413,729
Total nonredeemable equity (deficiency)...................     (3,475)   (1,622,867)      388,882    (26,673,279)   (31,704,116)

------------------------

(a) Pro forma consolidated statement of operations data and other data for the year ended December 31, 1997 gives effect to the Melbourne Acquisition in July 1997 as if the Melbourne Acquisition had occurred as of January 1, 1997. See "Use of Proceeds," "Unaudited Pro Forma Consolidated Statement of Operations" and the historical financial statements and notes thereto included elsewhere in this Prospectus.

(b) The pro forma financial data does not give effect to the Initial Offering and the initial application of the net proceeds therefrom. Assuming that the Initial Offering had been consummated as of the beginning of the respective years ended December 31, 1996 and 1997 and the respective three month periods ended March 31, 1997 and 1998, pro forma interest expense for such periods would have been $34.7 million, $35.9 million, $8.4 million and $6.9 million, respectively.

(c) Excludes capitalized interest of (i) $36,940 for 1995, (ii) $103,000 for 1996, (iii) $854,000 for 1997, (iv) $27,000 for the three months ended March 31, 1997 and (v) $605,000 for the three months ended March 31, 1998. During the construction of the Company's networks, the interest costs related to construction expenditures are capitalized. For the three months ended March 31, 1998, interest expense is net of $2.2 million of interest income.

(d) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization, excluding loss on impairment of long-lived assets. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with GAAP. EBITDA is not calculated under GAAP and is not necessarily comparable to similarly titled measures of other companies. For a presentation of cash flows calculated under GAAP, see the Company's historical financial statements contained elsewhere in this Prospectus.

(e) The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For 1994, 1995, 1996, 1997, the three months ended March 31, 1997 and the three months ended March 31, 1998, earnings were insufficient to cover fixed charges by $4,475, $1.7 million, $4.6 million, $33.5 million, $2.0 million and $13.6 million, respectively. After giving PRO FORMA effect to the increase in interest expense resulting from the Melbourne Acquisition and the Initial Offering as of the beginning of each year, earnings would have been insufficient to cover fixed charges by $41.0 million and $67.8 million for 1996 and 1997, respectively. After giving PRO FORMA effect to the increase in interest expense resulting from the Initial Offering as of January 1, 1998, earnings would have been insufficient to cover fixed charges by $16.1 million for the three months ended March 31, 1998.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 is based upon the historical statements of operations of the Company and the Melbourne System, which the Company acquired from ICG Communications, Inc. in July 1997. The unaudited pro forma consolidated statement of operations has been prepared assuming the Melbourne Acquisition was consummated as of January 1, 1997, and after giving effect to the pro forma adjustments. See "Notes to Unaudited Pro Forma Consolidated Statement of Operations."

    This unaudited pro forma consolidated statement of operations and notes thereto should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of the Company and the Melbourne System included elsewhere in this Prospectus. The unaudited pro forma consolidated statement of operations is based upon certain assumptions and estimates of management which are subject to change. This unaudited pro forma consolidated statement of operations and the notes thereto is provided for informational purposes only and does not purport to be indicative of the results of operations that would actually have been attained had the Melbourne Acquisition been completed as of January 1, 1997, or that may be expected to occur in the future.

    The unaudited pro forma consolidated statement of operations does not give effect to the Initial Offering.

                                                                   YEAR ENDED DECEMBER 31, 1997
                                                    ----------------------------------------------------------
                                                                                                  PRO FORMA
                                                     KMC TELECOM     MELBOURNE     PRO FORMA     CONSOLIDATED
                                                    HOLDINGS, INC.    SYSTEM      ADJUSTMENTS     AMOUNTS(4)
                                                    --------------  -----------  -------------  --------------
Revenue...........................................  $    3,417,441  $   237,813  $          --  $    3,655,254
Operating expenses:
  Network operating costs.........................       7,735,849       63,080         31,250(1)      7,830,179
  Selling, general and administrative.............       9,922,804      384,857         40,625(1)     10,348,286
  Stock option compensation expense...............      13,869,346           --             --      13,869,346
  Depreciation and amortization...................       2,505,875      138,884        (27,846 (2)      2,616,913
                                                    --------------  -----------  -------------  --------------
      Total operating expenses....................      34,033,874      586,821         44,029      34,664,724
                                                    --------------  -----------  -------------  --------------
Loss from operations..............................     (30,616,433)    (349,008)       (44,029)    (31,009,470)
Interest expense..................................       2,068,730       26,940        107,000(3)      2,202,670
                                                    --------------  -----------  -------------  --------------
Net loss..........................................     (32,685,163) $  (375,948) $    (151,029)    (33,212,140)
                                                                    -----------  -------------
                                                                    -----------  -------------
Dividends and accretion on redeemable preferred
  stock...........................................      (8,904,403)                                 (8,904,403)
                                                    --------------                              --------------
Net loss applicable to common shareholders........  $  (41,589,566)                             $  (42,116,543)
                                                    --------------                              --------------
                                                    --------------                              --------------
Net loss per common share.........................  $       (64.93)                             $       (65.75)
                                                    --------------                              --------------
                                                    --------------                              --------------
Weighted average common shares outstanding........         640,568                                     640,568
                                                    --------------                              --------------
                                                    --------------                              --------------

                                  (accompanying notes are on the following page)

                          NOTES TO UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

    The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to the following pro forma adjustments:

(1) To give retroactive effect to the increase in operating expenses estimated by the Company attributable to additional management and customer care staff deployed to operate the Melbourne System.

(2) To reflect depreciation of the acquired network and electronics based upon revised asset values and estimated useful lives of 20 years and 10 years, respectively.

(3) To reflect additional interest expense incurred on $2.0 million of borrowings under the AT&T Facility to fund the Melbourne Acquisition.

(4) The unaudited pro forma consolidated statement of operations does not give effect to the Initial Offering and the initial application of the net proceeds therefrom. Assuming that the Initial Offering had been consummated as of the beginning of the year, pro forma interest expense for the year ended December 31, 1997 would have been $35.9 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS REFLECTS THE HISTORICAL RESULTS OF THE COMPANY. DUE TO THE LIMITED OPERATING HISTORY, STARTUP NATURE AND RAPID GROWTH OF THE COMPANY, PERIOD-TO-PERIOD COMPARISONS OF FINANCIAL DATA ARE NOT NECESSARILY INDICATIVE, AND SHOULD NOT BE RELIED UPON AS AN INDICATOR, OF THE FUTURE PERFORMANCE OF THE COMPANY. THE FOLLOWING DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS."

OVERVIEW

    GENERAL. The Company is a CLEC providing telecommunications and data services in Tier III Markets. The Company targets business, government and institutional end users, as well as ISPs, IXCs and wireless service providers. The Company's objective is to provide its customers with a complete solution for their communications needs. The Company currently provides on-net special access and private line and Internet access services and, primarily on a resale basis, switch-based local and long distance services. During the next year, the Company plans to provide Centrex-type, frame relay, ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN, and high speed video conferencing. Over time, the Company expects to transition the majority of its customers to its own networks by means of either direct connections or ILEC unbundled network elements.

    The Company has invested significant capital and effort in developing its telecommunications business. This capital has been invested in the development of the Company's networks, the hiring of an experienced management team, the development and installation of operating systems, the introduction of services, marketing and sales efforts, and acquisitions. The Company expects to make increasing capital expenditures to build additional networks, to expand current networks to additional customer buildings, IXC POPs and ILEC central offices, and to broaden its service offerings, and may consummate additional acquisitions. Proper management of the Company's growth will require the Company to maintain cost controls, continue to assess market potential, ensure quality control in implementing its services as well as to expand the Company's internal management, customer care and billing and information systems, all of which will require substantial investment. See "--Liquidity and Capital Resources" and "Risk Factors-- Significant Capital Requirements," "--Development and Expansion Risk; Need to Manage Growth" and "--Dependence on Billing, Customer Services and Information Systems."

    The development, construction and expansion of the Company's networks requires significant capital, a large portion of which is invested before any revenue is generated. See "Risk Factors--Significant Capital Requirements." The Company has incurred, and expects to continue to incur, significant and increasing negative gross margins, operating losses, negative EBITDA and net cash outflows for operating and investing activities while it expands its network operations and builds its customer base. See "Risk Factors--Limited Operating History; Negative Gross Profits, Operating Losses and Negative Cash Flow." None of the Company's existing networks is generating positive EBITDA. Based on its experience to date and that of its competitors, the Company estimates that a new network will begin to generate positive EBITDA within 24 to 36 months after commencement of commercial operations. Construction periods and operating results will vary from network to network. There can be no assurance that the Company will be able to establish a sufficient revenue-generating customer base or gross margins in any particular market or on a consolidated basis.

    The CLEC business is capital intensive. The Company estimates that the total initial costs associated with the purchase and installation of fiber optic cable and transmission and switching equipment, including capitalized engineering costs, will range from $8.0 million to $10.0 million per network, depending upon the size of the market served, the scope and complexity of the network, and the proportion of aerial to underground fiber deployment. Actual costs could vary significantly from this range. The amounts and timing of these expenditures are subject to a variety of factors that may vary significantly with the geographic and demographic characteristics of each market. In addition to equipment and construction expenditure requirements, upon commencement of the construction phase of a network, the Company begins to incur direct operating costs for such items as salaries and rent. As network construction progresses, the Company incurs costs associated with construction, including preparation of rights-of-way, and increased sales, marketing, operating and administrative expenses. Certain direct costs related to network planning and construction costs for new networks are capitalized.

    The initial construction of a network takes approximately six months, depending upon the size and complexity of the network. The time required during the construction phase is also significantly influenced by the number of route miles involved, the mix of aerial versus underground fiber deployment, possible delays in preparing rights-of-way, provisioning fiber optic cable and electronic equipment, and required construction permits and other factors, including weather.

    LOCAL SERVICES. To facilitate its entry into local services, the Company plans to install switching equipment in all of its networks. Switches are in commercial operation in each of of the Company's eight existing markets. Generally, the Company believes that the transition of the majority of customers to on-net switched services should be complete within six to nine months or less following the date on which a switch becomes commercially operational. The Company expects to have switches in commercial operation in 18 networks by the end of 1998 and in 5 additional networks in 1999. Once a switch is commercially operational, where regulatory conditions permit, the Company offers local dial tone, in addition to enhanced services such as ISDN, Centrex-type, voice mail and other custom calling features and switched data services. Until such time, the Company will rely on the ILEC to originate and terminate its switched traffic.

    The Company expects operating margins to improve as switching becomes operational and switched services are provided on-net, the network is expanded (primarily by adding buildings to the network), and larger volumes of traffic are carried on the Company's network. Although under the Telecommunications Act the ILECs will be required to unbundle local network elements, decreasing operating expenses by permitting the Company to purchase only the origination and termination services it needs, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to the Company. See "Risk Factors--Implementation Risks."


    REVENUE AND OPERATING EXPENSES. The Company currently derives its revenue primarily from resale of switched services, and special access and private line and Internet access services provided on the Company's facilities. In addition, future revenue will include on-net switch-based local services, including Centrex-type and frame relay, ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN, and high speed video conferencing. The Company expects to experience declining unit prices and costs for a substantial portion of its services; however, the Company expects that these declines will not be as pronounced as those which might be expected in Tier I and Tier II Markets, due to its expectation that there will be a more limited number of competitors in the average Tier III Market. The Company's principal operating expenses consist of network operating costs, selling, general and administrative expenses, stock option compensation expense, depreciation and amortization, and interest expense. Network operating costs include charges from ILECs for resale services, charges from IXCs for resale of long distance services, salaries and benefits associated with network operations, billing, information services and customer care personnel, franchise fees (some of which are calculated as a percentage of revenues in the applicable market, ranging from 3% to 5%, depending upon the market involved) and other costs, including direct city administration costs. In the future, the Company anticipates that network operating costs will include origination charges and unbundled network element charges from the ILECs. Further, in 1998 the Company expects to pay a percentage of both its intrastate and interstate revenues as universal service fund charges. The contribution factors for first quarter 1998 contributions were 3.19% of the Company's estimated quarterly interstate and international gross end user telecommunications revenue for the high cost and low income fund and .72% of the Company's estimated quarterly intrastate, interstate and international gross end user telecommunications revenue for the schools and libraries and healthcare fund. Contribution factors for second quarter 1998 were 3.14% and .76%, respectively. Contribution factors for third quarter 1998 are 3.14% and .75% respectively. The Company cannot predict the amount of its universal service fund contributions for the fourth quarter of 1998, or thereafter, until the FCC issues contribution factors for such periods. These universal service charges will be accounted for as network operating costs. See "Business --Regulation--Universal Service Reform." Selling, general and administrative expenses consists of sales personnel and supporting costs, corporate and finance personnel and supporting costs, legal and accounting expenses. Depreciation and amortization includes charges related to plant, property and equipment and amortization of intangible assets, including franchise acquisition costs. The Company expects depreciation and amortization expense to increase as the Company places additional networks into service. Interest expense includes interest charges on the Notes and the AT&T Facility as well as on the initial debt financing provided to the Company by Nassau and Harold N. Kamine. Interest expense also includes amortization of deferred financing costs. Interest expense will increase substantially in future periods as a result of the issuance of the Notes and additional borrowings under the AT&T Facility to finance network build-out.


RESULTS OF OPERATIONS

                 THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO
                       THREE MONTHS ENDED MARCH 31, 1997

    REVENUE. Revenue increased from $125,000 for the three months ended March 31, 1997 (the "1997 First Quarter") to $2.8 million for the three months ended March 31, 1998 (the "1998 First Quarter"). The revenue increase is primarily attributable to the fact that the Company had eight systems in commercial operation during the 1998 First Quarter compared to one system in commercial operation during the entire 1997 First Quarter. Two additional systems became commercially operational in March of 1997, but had not yet generated significant revenues. For the 1998 First Quarter, out of total revenues of $2.8 million, $2.1 million was derived from resale of switched services and an aggregate of $662,000 was derived from on-net special access, private line and switched services.


    NETWORK OPERATING COSTS. Network operating costs increased from $611,000 in the 1997 First Quarter to $5.8 million in the 1998 First Quarter. The increase was due primarily to the increase in the number of systems in commercial operation in the 1998 First Quarter and the related increases of $2.2 million in costs associated with providing resale services, $1.4 million in personnel costs, and $1.6 million in billing, customer care, insurance, facilities and other direct operating costs.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $1.1 million for the 1997 First Quarter to $3.5 million for the 1998 First Quarter. The $2.4 million increase resulted primarily from an increase of $1.6 million in personnel costs, as well as increases in advertising and other costs associated with marketing activities.


    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense, a non-cash charge, increased from $66,000 in the 1997 First Quarter to $1.1 million in the 1998 First Quarter, primarily as a result of an increase in the fair market value of KMC Telecom's common stock, as well as the greater number of options outstanding during the 1998 First Quarter, reflecting option grants during 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased from $136,000 for the 1997 First Quarter to $994,000 for the 1998 First Quarter as a result of depreciation expense associated with the additional networks that became commercially operational during 1997.

    INTEREST EXPENSE. Interest expense increased from $163,000 in the 1997 First Quarter to $4.4 million in the 1998 First Quarter. The increase resulted primarily from the issuance of the Original Notes during the 1998 First Quarter, which generated interest expense of $5.6 million, as well as the increased expense attributable to the higher level of borrowings under the AT&T Facility in the 1998 First Quarter. The increase was partially offset by $2.2 million of interest income earned on the investment of the unused portion of the proceeds of the Initial Offering. The Company capitalized interest of $605,000 related to network construction projects during the 1998 First Quarter.

    NET LOSS. For the reasons stated above, net loss increased from $2.0 million for the 1997 First Quarter to $13.0 million for the 1998 First Quarter.

                             1997 COMPARED TO 1996

    REVENUE. Revenue increased from $205,000 for 1996 to $3.4 million for 1997. Revenue increased primarily because the Company began aggressively marketing its services in its first market, Huntsville, Alabama ("Huntsville"), which generated $1.6 million of revenue for 1997. In addition, the Melbourne System, which was purchased during 1997, and the six other systems which became commercially operational during 1997, generated an aggregate of $1.8 million in revenue during 1997. Furthermore, the Company initiated marketing efforts in May 1997 in all of the markets in which its networks had become commercially operational or in which it was constructing networks. For 1997, out of total revenues of $3.4 million, $2.3 million was derived from resale of switched services and $1.1 million was derived from special access and private line services, of which $943,000 was generated by on-net services.


    NETWORK OPERATING COSTS. Network operating costs increased from $1.4 million for 1996 to $7.7 million for 1997. The increase was due primarily to costs of $2.4 million associated with hiring personnel and staffing local offices, $1.8 million in selling, customer care, insurance, facilities and other direct operating costs and $2.1 million in costs associated with providing resale services which were initiated in May 1997.


    Costs associated with providing on-net services were greater than revenue generated from on-net services because the Company was required to hire personnel and staff local offices prior to generating revenue and obtaining sufficient revenue volume to cover such fixed operating costs.

    Costs associated with providing resale services are greater than the revenues currently generated because of narrow discounts on ongoing resale services provided by the ILEC and because initial installation charges by the ILEC to the Company are greater than the Company's installation charges to its customers. Resale is primarily an interim strategy for the Company to create a backlog of customers to be transitioned to the Company's on-net switched facilities once the Company's own switches become commercially operational.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $2.2 million for 1996 to $9.9 million for 1997. The increase was due primarily to increases of $4.3 million attributable to hiring additional personnel in all categories, particularly in senior management and sales and marketing, $1.1 million in consulting costs (primarily related to marketing services), and $1.2 million in legal expenditures (primarily incurred in connection with vendor contracts and regulatory activities). The Company expects that selling, general and administrative expenses will continue to increase in absolute terms as the Company continues to expand its network services and marketing activities, but that they will decline as an overall percentage of revenue.


    STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense, a non-cash charge, increased from $240,000 in 1996 to $13.9 million in 1997. The increase was due primarily to an increase in the fair value of KMC Telecom's common stock.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased from $287,000 for 1996 to $2.5 million for 1997. The increase reflected the six networks that became commercially operational and the one network that was purchased during 1997 as well as higher amortization of intangible assets.

    INTEREST EXPENSE. Interest expense increased from $596,000 for 1996 to $2.1 million for 1997, primarily reflecting borrowings under the AT&T Facility in 1997, as well as amortization of deferred financing costs of $561,000. The Company capitalized interest of $854,000 related to network construction projects during 1997. Interest expense will continue to increase as a result of the issuance of the Notes and to the extent that the Company increases its borrowings under the AT&T Facility.

    NET LOSS. For the reasons stated above, net loss increased from $4.5 million for 1996 to $32.7 million for 1997.

                             1996 COMPARED TO 1995

    REVENUE. Revenue increased from $0 for 1995 to $205,000 for 1996. The increase in revenue was due to the commencement of the Huntsville network operations in 1996.


    NETWORK OPERATING COSTS. Network operating costs increased from $0 for 1995 to $1.4 million for 1996. This increase was primarily related to the commencement of operations of the Huntsville network and the related increases of $550,000 of personnel costs and $850,000 in facilities and other direct operating costs.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $1.6 million for 1995 to $2.2 million for 1996. The increase was due primarily to the hiring of additional senior management personnel and development of network construction and implementation plans. Of these amounts, approximately $568,000 for 1996 was incurred by the Company from affiliated companies owned by Harold N. Kamine for services (including rent) which the Company shared with such affiliated companies. See "Certain Relationships and Related Transactions."


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $6,000 for 1995 to $287,000 for 1996. This increase was due primarily to the completion of construction of the Huntsville network.

    INTEREST EXPENSE. Interest expense increased from $23,000 for 1995 to $596,000 for 1996. This increase was due primarily to the increase in loans from stockholders in 1996 and the convertible debt provided by Nassau in 1996, as well as the amortization of financing costs on the convertible debt.

    NET LOSS. For the reasons stated above, net loss increased from $1.6 million for 1995 to $4.5 million for 1996.

                             1995 COMPARED TO 1994

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $4,000 for 1994 to $1.6 million for 1995. The increase was due primarily to expenses incurred in connection with business planning and initiating Company activities, including hiring personnel. Of these amounts, approximately $859,000 for 1995 was incurred by the Company from affiliated companies owned by Harold N. Kamine for services which the Company shared with such affiliated companies.

    INTEREST EXPENSE. Interest expense increased from $0 for 1994 to $23,000 for 1995, due primarily to the incurrence by the Company in 1995 of a loan made by a stockholder of the Company.

    NET LOSS. For the reasons stated above, net loss increased from $4,000 in 1994 to $1.6 million in 1995.

STOCK COMPENSATION PLAN


    During 1996 and 1997, KMC Telecom, now the Company's principal operating subsidiary, granted options to purchase shares of KMC Telecom Common Stock pursuant to its 1996 Stock Purchase and Option Plan for Key Employees of KMC Telecom Inc. and Affiliates (the "KMC Telecom Stock Option Plan"). On June 26, 1998, the Board of Directors of the Company adopted, effective upon stockholder approval, the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates which authorizes the grant of options to purchase Common Stock of the Company (the "KMC Holdings Stock Option Plan"). It is currently anticipated that, during the third quarter of 1998, the Company will replace the options to purchase KMC Telecom Common Stock previously granted under the KMC Telecom Stock Option Plan with options to purchase Common Stock of the Company granted under the KMC Holdings Stock Option Plan and will grant options to additional employees of the Company. The Company, upon cancellation of the outstanding options under the KMC Telecom Stock Option Plan, will reverse all compensation expense previously recorded with respect to such options. Additionally, to the extent the fair value of the Common Stock of the Company exceeds the exercise price of the options granted under the KMC Holdings Stock Option Plan, the Company will then recognize compensation expense related to such options over their vesting period. The Company expects the net effect of the cancellation of the options outstanding under the KMC Telecom Stock Option Plan and the grant of options under the KMC Holdings Stock Option Plan will result in a net charge to compensation expense.



    Certain provisions in the stock option awards expected to be granted under the KMC Holdings Stock Option Plan would necessitate that such awards be treated as variable stock compensation awards pursuant to Accounting Principles Board Opinion No. 25. Accordingly, compensation expense will be charged or credited periodically through the date of exercise or cancellation of such stock options, based on changes in the value of the Company's stock as well as the vesting schedule of such options. These compensation charges or credits are non-cash in nature, but could have a material effect on the Company's future reported results of operations.


LIQUIDITY AND CAPITAL RESOURCES

    The Company has incurred significant operating and net losses as a result of the development and operation of its networks. The Company expects that such losses will continue as the Company emphasizes the development, construction and expansion of its networks and builds its customer base and that cash provided by operations will not be sufficient to fund the expansion of its networks and service capabilities.

    On January 29, 1998, the Company issued the Units at an original issue price of approximately $250.0 million (including $460.8 million aggregate principal amount at maturity of Notes). On the same date, the Company repaid all amounts outstanding under the Supplemental AT&T Facility in full ($10.1 million, including accrued interest) and AT&T Credit exercised a warrant to purchase 91,268 shares of Common Stock of the Company for an aggregate purchase price of $10.0 million. On January 29, 1998, the Company also repaid $10.8 million previously borrowed by KMC Telecom II under the AT&T Facility. As a result, KMC Telecom II is no longer eligible to borrow under the AT&T Facility (nor is it an obligor thereunder) and KMC Telecom is now permitted to borrow up to the full $70.0 million amount of the AT&T Facility. On January 29, 1998, the Company deposited $5.0 million as a non-refundable downpayment under an agreement with Lucent for future purchases of switching equipment and paid approximately $600,000 in dividend arrearages to the former holders of Series A Cumulative Convertible Preferred Stock of KMC Telecom. See "Use of Proceeds."

    Net cash provided by financing activities from borrowings and equity issuances was $2.7 million for 1995, $14.3 million for 1996, $85.7 million for 1997 and $225.0 million for the 1998 First Quarter. The Company's net cash used in operating and investment activities was $2.7 million for 1995, $12.9 million for 1996, $71.7 million for 1997 and $186.1 million for the 1998 First Quarter.

    The Company made capital expenditures of $9.1 million in 1996, $59.1 million in 1997 and $8.8 million in the 1998 First Quarter. The Company currently plans to make additional capital expenditures of approximately $140.0 million during the remainder of 1998. Continued significant capital expenditures are expected to be made thereafter. The majority of these expenditures is expected to be made for network construction and the purchase of switches and related equipment to facilitate the offering of the Company's services. In addition, the Company expects to continue to incur operating losses while it expands its business and builds its customer base. Actual capital expenditures and operating losses will depend on numerous factors, including the nature of future expansion and acquisition opportunities and factors beyond the Company's control, including economic conditions, competition, regulatory developments and the availability of capital. See "Risk Factors--Limited Operating History; Negative Gross Profits, Operating Losses and Negative Cash Flow" and "--Significant Capital Requirements."

    In addition to the Company's capital expenditures in 1997, the Company acquired the Melbourne System for a purchase price of $2.0 million.

    The Company has entered into an agreement with ACE*COMM pursuant to which ACE*COMM will provide the Company with comprehensive billing, order processing and customer care software for all existing and contemplated services the Company will market. At March 31, 1998, the Company had outstanding an aggregate of approximately $1.2 million of obligations under this agreement.

    At March 31, 1998 the Company had outstanding commitments aggregating approximately $55.0 million related to the purchase of fiber optic cable and telecommunications equipment as well as engineering services, principally under the Company's agreements with Lucent.

    On November 5, 1997, the Company issued 100,000 shares of Series C Preferred Stock to GECC for an aggregate purchase price of $10.0 million and 50,000 shares of Series C Preferred Stock to CoreStates for an aggregate purchase price of $5.0 million. The Company also issued 25,000 shares of Series D Preferred Stock to Nassau for an aggregate purchase price of $2.5 million on the same date. On January 6, 1998, Nassau converted its 25,000 shares of Series D Preferred Stock into an equal number of shares of Series C Preferred Stock.

    At March 31, 1998, the Company had $40.5 million of indebtedness outstanding under the AT&T Facility, and had $29.5 million in borrowing capacity available under the AT&T Facility, subject to certain conditions.

    The AT&T Facility restricts the ability of KMC Telecom to pay dividends to, or to pay principal or interest on loans from, KMC Holdings. Such restrictions could adversely affect the Company's liquidity and ability to meet its cash requirements, including its ability to repay the Notes in full at maturity. See "Risk Factors--Holding Company's Reliance on Subsidiaries' Funds; Priority of Other Creditors," and "Description of Certain Indebtedness."

    The AT&T Facility requires that the Company purchase interest rate cap agreements under which, if the Commercial Paper Rate (as defined therein) or LIBOR rises above 12%, the Company will receive payments to offset the higher interest rates due on the debt. As a result, the Company has entered into an interest rate cap agreement with The Chase Manhattan Bank which expires on December 1, 1998, to hedge the Company's interest expense on $35.0 million of its indebtedness under the AT&T Facility. During 1997, the Company expanded the AT&T Facility to increase its borrowing capacity thereunder from $35.0 million to $70.0 million. In addition, during 1997, the Company obtained equity financing of $10.0 million from AT&T Credit and debt financing of $10.0 million from the Supplemental AT&T Facility.

    During 1996, KMC Telecom issued to Nassau an aggregate of $12.0 million in convertible notes in two tranches. On January 21, 1997, the aggregate principal amount of convertible notes, together with accrued interest, was converted into Series A Cumulative Convertible Preferred Stock of KMC Telecom which, in turn, was exchanged for Series A Preferred Stock of the Company in September 1997.

    During 1995, Mr. Kamine loaned the Company $2.7 million. In 1996, he loaned the Company an additional $3.4 million. In November 1996, $4.0 million principal amount of the loan was repaid and the remaining loan balance of $2.1 million, together with accrued but unpaid interest, was contributed to equity and reflected as a credit to additional paid-in capital. At the same time, KMC Telecommunications L.P., which was owned by Mr. Kamine and affiliates, purchased $4.0 million of Common Stock from the Company.

    At March 31, 1998, the Company had cash, cash equivalents and marketable securities of approximately $219.9 million. The Company believes that these funds, together with available cash and borrowings expected to be available under the AT&T Facility, will provide sufficient funds for the Company to expand its business as currently planned and to fund its currently anticipated expenses through the completion of its eight existing networks, the ten new networks currently planned for completion by the end of 1998 and the five additional networks planned for completion in 1999, and to fund its working capital requirements for 1999. Thereafter, the Company will require additional financing. However, in the event that the Company's plans change, the assumptions upon which the Company's plans are based prove inaccurate, the Company expands or accelerates its business plan or the Company determines to consummate additional acquisitions, the foregoing sources of funds may prove to be insufficient to complete all such networks, and the Company may be required to seek additional financing. In this regard, the Company has begun preliminary consideration of entering San Juan and other markets in Puerto Rico. The Company is currently considering a plan pursuant to which the Company would contribute its franchise rights in Puerto Rico, other rights and preparatory work previously performed by it, and approximately $4.0 million in exchange for approximately forty percent (40%) of the equity in an entity to be formed to construct and operate a network in Puerto Rico. The plan contemplates that other equity investors may include Mr. Kamine, Nassau, GECC and a Puerto Rican venture capital group. These discussions are still preliminary and no assurance can be given that the plan will not be significantly amended or abandoned. Additional sources of financing may include public or private equity or debt financings by the Company, capitalized leases and other financing arrangements. Pursuant to the Certificates of the Powers, Designations, Preferences and Rights of the Series A and Series C Preferred Stock, the Company may not increase the authorized number of shares of preferred stock or Common Stock without the consent of the holders of two-thirds of the shares of both the Series A Preferred Stock and the Series C Preferred Stock. The Company has only three million shares of Common Stock authorized. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on a timely basis and on acceptable terms or within the limitations contained in the AT&T Facility, the Indenture or in any future financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures, which would have a material adverse effect on the Company's business, financial condition and results of operations. Such a failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness, including the Notes. The Company has no working capital or other credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such financing will be available to the Company in the future or that, if such financing were available, it would be available on terms and conditions acceptable to the Company. See "Risk Factors-- Significant Capital Requirements," "Use of Proceeds" and "Unaudited Pro Forma Consolidated Statement of Operations."

    For 1997, after giving PRO FORMA effect to the increase in interest expense resulting from the Melbourne Acquisition and the Initial Offering as of the beginning of the year, the Company's earnings would have been insufficient to cover fixed charges by $67.8 million. For the 1998 First Quarter, after giving PRO FORMA effect to the increase in interest expense resulting from the Initial Offering as of January 1, 1998, the Company's earnings would have been insufficient to cover fixed charges by $16.1 million. The Company's liquidity has improved as a result of the Initial Offering because the Notes do not require payment of principal until maturity in 2008. However, the indebtedness under the AT&T Facility will mature prior to 2008. The Company anticipates that cash from operations will not be sufficient to repay the amounts owing under the AT&T Facility. Accordingly, the Company may need to refinance a substantial amount of indebtedness. The ability of the Company to effect such refinancings will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business, regulatory and other factors, including factors beyond the control of the Company. There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations under the AT&T Facility or the Notes. See "Risk Factors--Significant Capital Requirements" and "-- Substantial Indebtedness; Debt Service Requirements; Refinancing Risks."

    The Company believes that its existing software applications are year 2000 compliant. However, there can be no assurance until the year 2000 occurs that all systems will then function adequately. The Company currently requests that all vendors proposing to provide it with software applications certify that such software is year 2000 compliant. If a proposed vendor were to be unable to certify compliance, the Company will request that the proposed vendor provide it with the vendor's plan for bringing its software application into compliance. The Company will consider that plan in making a decision whether to purchase the software application. If the software applications of the local exchange carriers, long distance carriers or others on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could affect the Company's systems, which would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.

    By letter dated August 29, 1997, the Company notified I-Net, Inc. ("I-NET") that the Company considered I-NET to be in default under a Master Telecommunications System Rollout Agreement dated as of October 1, 1996 (the "I-NET Agreement") as a result of I-NET's failure to provide design plans and specifications for several systems for which it had agreed to provide such plans and specifications, to properly supervise construction of the systems or to provide personnel with the necessary expertise to manage the projects. By letter dated October 27, 1997, I-NET demanded payment of all amounts it alleged were due under the I-NET Agreement and a related agreement (aggregating $4.1 million) and stated that it would invoke the arbitration provisions under the I-NET Agreement if the parties could not agree as to the amount due and payment terms on or before November 27, 1997. By letter dated December 1, 1997, I-NET extended its deadline for reaching agreement to December 15, 1997. Although the Company and I-NET conducted discussions they were unable to reach an agreement and on February 12, 1998, the Company received a demand for arbitration from Wang Laboratories, Inc. ("Wang"), the successor to I-NET. The demand seeks at least $4.1 million. The Company believes that it has meritorious defenses to Wang's claims and has asserted counterclaims seeking in excess of $2.5 million as a result of I-NET's defaults under the I-NET Agreement. The Company believes that resolution of this matter will not have a material adverse impact on its financial condition. No assurance can be given, however, as to the ultimate resolution of this matter. See "Business--Legal and Administrative Proceedings."

    As of December 31, 1997, the Company and its subsidiaries had consolidated net operating loss carryforwards for United States income tax purposes ("NOLs") of approximately $22.8 million which expire through 2012. Under Section 382 of the Internal Revenue Code of 1986, as amended, if the Company undergoes an "ownership change," its ability to use its pre-ownership change NOLs (NOLs accrued through the date of the ownership change) would generally be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of the Company's outstanding equity immediately before the ownership change excluding certain capital contributions (the "Section 382 Limitation"). Any allowable portion of the pre-ownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated.

    As a result of the cumulative effect of issuances of preferred and common stock through September 22, 1997, KMC Telecom has undergone an ownership change.

    For financial reporting purposes, the Company has an aggregate of approximately $38.2 million of loss carryforwards and net temporary differences at December 31, 1997. At existing tax rates the future benefit of these items approximates $13.0 million. A valuation allowance has been established equal to the entire net tax benefit associated with all carryforwards and temporary differences at December 31, 1997 as their realization is uncertain.

                                    BUSINESS

THE COMPANY

    The Company is a CLEC providing telecommunications and data services in Tier III Markets (population from 100,000 to 750,000). The Company targets business, government and institutional end users, as well as ISPs, IXCs and wireless service providers. The Company's objective is to provide its customers with a complete solution for their communications needs. The Company currently provides on-net special access and private line and Internet access services and, primarily on a resale basis, switch-based local and long distance services. During the next year, the Company plans to provide Centrex-type, frame relay, ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN, and high speed video conferencing.

    The Company currently operates in eight Tier III Markets. The Company enters its targeted markets initially by reselling the services of the ILEC while it is constructing its fiber optic network backbone and installing its switches. Lucent Technologies Series 5ESS-Registered Trademark--2000 switches (or Lucent derivatives of the 5ESS-Registered Trademark-) are currently in commercial operation in all eight of the Company's existing markets. The Company intends to install Lucent switches in each of its future markets. The Company expects to construct 10 additional networks and install 10 additional switches by the end of 1998. In addition, the Company expects to construct 5 additional networks and install 5 additional switches in 1999. Over time, the Company expects to transition the majority of its customers to its own networks by means of either direct connections or ILEC unbundled network elements.

INDUSTRY OVERVIEW

    According to the FCC's Statistics of Communications Common Carriers, ILECs in the United States generated approximately $100.7 billion in revenue in 1996 from the provision of local exchange services. Local exchange services consist of a number of service components and are defined by specific regulatory classifications. For 1996, total revenue by service was (i) interstate dedicated access service (i.e., connecting a customer to a long distance carrier's facilities) revenues of $3.6 billion; (ii) interstate switched access service (i.e., originating and terminating calls from a long distance carrier) revenues of $12.4 billion; (iii) end-user fees (i.e., access charges paid by the consumer for the use of the ILEC's networks) of $7.3 billion; (iv) basic local service (including dial tone, local area charges, dedicated point-to-point intra-LATA service and enhanced calling features) revenues of $49.5 billion; (v) intra-LATA toll call revenues of $10.4 billion; (vi) intrastate switched access (i.e., local origination and termination for long distance carriers for calls within a state) revenues of $7.6 billion; and (vii) miscellaneous (including provision of directories, billing and collection services and corporate operations) revenues of $9.8 billion. In addition, the FCC reported that total toll service revenues in the United States in 1996 were $99.7 billion.

    Until recently, the CAP/CLEC industry has generally been limited to providing special access services and private line services to corporations and government agencies physically located on the network of the CAP/CLEC. The Telecommunications Act opens local service markets to competition by preempting state and local laws, to the extent that they prevent competitive entry with respect to the provision of any telecommunications service, and imposes a variety of new duties on ILECs in order to promote competition in local exchange and access services.

    In May 1997, the FCC adopted rules that will change how access charges are calculated. These changes will reduce access charges and will shift certain charges currently based on minutes to flat-rate, monthly per-line charges. In addition, the FCC has also adopted rules that will give ILECs pricing flexibility with respect to access charges.

BUSINESS STRATEGY

    The principal elements of the Company's business strategy include:

    TIER III MARKET FOCUS. The Company intends to operate in Tier III Markets. The Company believes that many Tier III Markets offer attractive demographic, economic, competitive and demand characteristics. In addition, network construction is less expensive in Tier III Markets than in Tier I and Tier II

Markets. Generally, labor costs and the costs of obtaining rights of way are lower in Tier III Markets. In addition, many Tier III Markets permit significant aerial deployment of fiber optic cable which is less expensive than the buried deployment required in many Tier I and Tier II Markets. The Company selects the markets in which it proposes to develop networks from among the approximately 300 Tier III Markets by first identifying those markets that do not yet have significant, established competitors to the existing ILEC, and by then reviewing the demographic, economic, competitive and telecommunications demand characteristics of such markets to determine their suitability for the types of services offered by the Company. Market demand is estimated on the basis of the concentration of potential business, government and institutional end user customers and the general economic prospects for the area.

    EARLY TO MARKET ADVANTAGE. The Company strives to be the first CLEC in a geographic area to actively market and provide services. The Company believes that by effecting early entry into Tier III Markets it will be able to limit significant competition from other CLECs which may focus on Tier III Markets where no CLEC has yet established operations, although there can be no assurance in this regard. See "Risk Factors--Competition."

    COMPREHENSIVE NETWORKS. The Company builds geographically extensive, full service networks. The Company believes that such networks provide greater operating leverage, facilitate the capture of market share, and are likely to deter other CLECs from attempting to penetrate its markets. Prior to both initial backbone construction and subsequent to any network expansion or overbuild, the Company performs detailed rate of return analyses to justify such capital expenditures. In each of its existing eight markets, the Company has completed its backbone construction connecting the market's central business district with outlying office parks, large institutions and IXC POPs. In addition, the Company will continue to expand its existing networks in response to anticipated customer demand.

    LOCAL PRESENCE. The Company intends to capture and retain customers through effective, personalized sales, marketing and customer service programs. The Company establishes sales offices in each market in which it operates a network, relies on a face-to-face selling approach for its customers and will support its sales staff with locally based customer service and technical support personnel. The Company believes that its "Creative Solutions with a Hometown Touch"-TM-sales approach is very important to customers in Tier III Markets, who do not typically receive local customer support from the ILEC. The Company seeks to build long-term relationships with its customers by responding rapidly and creatively to their telecommunications needs. The Company recently entered into an agreement with ACE*COMM to provide the Company with comprehensive billing, order processing and customer care software for all existing and contemplated services the Company will market.

    LOW COST CONSTRUCTION. The Company uses innovative "switch-in-a-box" construction and deployment techniques for many of its networks. Using these techniques, lightwave, switching and power equipment are pre-installed by Lucent under controlled factory conditions in weatherproof, storm-proof concrete buildings delivered to the Lucent facility by a Company contractor. The completed buildings are then shipped to the appropriate city for final installation, reducing costs, installation risks and time to market. These techniques also afford the Company the option of upgrading the switch in place or moving the switch to a new city in its existing building if growth in the network where the switch was originally installed requires that a switch with greater capacity be installed.

    EXPERIENCED EXECUTIVE TEAM.  The Company's executive team is led by Harold
N. Kamine, Chairman of the Board of Directors, and Michael A. Sternberg, the Company's President and Chief Executive Officer. Other members of the team include Gary E. Lasher, Vice Chairman of the Board, Roscoe C. Young II, Chief Operating Officer, Cynthia Worthman, Vice President and Chief Financial Officer, Secretary and Treasurer, and James L. Barwick, Senior Vice President-Technology. These executives, collectively, have over 130 years of experience in the telecommunications industry.

SERVICES

    GENERAL. The Company has generally provided dedicated access service and resold switched services which it purchased from ILECs. In December 1997, the Company began providing its own on-net switched services to several of its customers. See "--Switch-Based Services." For 1997 dedicated access services accounted for 34% of the Company's revenue and switched services, primarily resale, accounted for 66% of the Company's revenue. For the three months ended March 31, 1998, dedicated access services accounted for 24% of the Company's revenue and switched services, primarily resale, accounted for 76% of the Company's revenues.

    SPECIAL ACCESS AND PRIVATE LINE SERVICES. The Company currently provides the following types of on-net dedicated service:

    - POP-to-POP Special Access --Communications circuits linking two or more POPs of one IXC or the POPs of different IXCs in a market, allowing these POPs to exchange traffic for transport to its final destination.

    - End-User / IXC Special Access --Communications circuits between an end user, such as a large business, and the local POP of its pre-subscribed IXC.

    - Private Line --Communications circuits connecting various customer locations for transmitting internal voice and data traffic.

    - Collocated Special Access --A dedicated high capacity line carrying switched transmissions at a non-usage sensitive rate from an end user to the IXC POP, through the Company's facilities.

    - Collocated POP-to-ILEC Switched Access Transport --A dedicated high capacity line carrying switched transmissions of multiple end users from the Company's facilities to and from the Company's collocation points with the ILEC to the public switched network at a usage sensitive rate.

    SWITCH-BASED SERVICES. The Company has added and is continuing to add capabilities to provide local dial tone and switched access termination and origination services to its networks. Switches are currently in commercial operation in each of the Company's eight existing markets. Generally, the Company believes that the transition of the majority of customers to on-net switched services should be complete within six to nine months or less following the date on which a switch becomes commercially operational. The Company expects to have switches in commercial operation in 18 networks by the end of 1998 and in 5 additional networks in 1999. The Company has entered into interconnection agreements with ILECs for all networks anticipated to be built in 1998 and 1999.

    LONG DISTANCE. The Company has begun offering its customers long distance service by purchasing long distance service in bulk from IXCs and reselling the service to its customers. The Company believes that many of its customers will prefer the option of purchasing long distance services from the Company as part of a one-stop telecommunications solution.

    CENTREX-TYPE SERVICES. The Company intends to provide Centrex-type services to certain of its customers. By using Centrex-type services instead of a private branch exchange ("PBX") to direct their telecommunications traffic, customers can avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. The Company's digital Centrex-type service will allow medium to small business customers who lack the size or resources to support their own PBX to benefit from a sophisticated telecommunications system. In addition, the Company can provide supplementary services to businesses which operate their own PBX.

    ENHANCED DATA SERVICES. The Company is expanding its capabilities to provide enhanced services. The Company believes that these services will enhance its ability to provide an integrated turnkey solution to its customer's voice, data and video transmission requirements. These enhanced services include frame relay, ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN and high speed video conferencing.

SYSTEMS CONSTRUCTION AND DEVELOPMENT

    As part of determining the economic viability of a network in a particular market, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the market. Market demand is estimated, using data gathered from IXCs, the FCC, local sources, site visits and specific market studies commissioned by the Company, on the basis of the concentration of potential business, government and institutional end user customers and the economic prospects for the area.

    Once a market is targeted for development, a network is designed to provide access to a significant number of the key customers in that market. Typically, the Company constructs a 20-30 mile "self-healing" synchronous optical network ("SONET") architecture backbone ring to provide coverage of the major business districts, government offices, hospitals, office parks and universities, the principal IXC POPs and the ILEC's central office(s). Following construction of the backbone network, the Company expects to build additional loops to increase the size of the Company's addressable market.

    The following table presents information, as of May 31, 1998, concerning the Company's existing eight networks and the seven new networks on which construction has begun or for which network engineering has been completed:

                                                                    EXISTING NETWORKS
                             ------------------------------------------------------------------------------------------------
                                                                                                 COMMERCIAL
                                                                                                  BUILDINGS         DS-0
                                 NETWORK            SWITCH                       ADDRESSABLE    CONNECTED TO     EQUIVALENT
                               COMMERCIALLY      COMMERCIALLY        ROUTE       COMMERCIAL          THE           ACCESS
LOCATION                     OPERATIONAL (1)   OPERATIONAL (2)     MILES (3)    BUILDINGS(4)     NETWORK (5)      LINES(6)
---------------------------  ----------------  ----------------  -------------  -------------  ---------------  -------------
Huntsville, AL.............  March 1996        November 1997              94          1,286              66          27,431
Baton Rouge, LA............  March 1997        November 1997              30          1,774              24           7,605
Shreveport, LA.............  March 1997        December 1997              24          1,126              14           6,772
Corpus Christi, TX.........  May 1997          December 1997              28          1,105               5           3,123
Savannah, GA...............  June 1997         December 1997              25          1,069              51           2,728
Melbourne, FL (8)..........  July 1997         May 1998                   46          1,163              12           4,155
Madison, WI................  August 1997       December 1997              37          1,322              30           4,086
Augusta, GA................  October 1997      March 1998                 31          1,053               2           2,946


                                                                       NEW NETWORKS
                             ------------------------------------------------------------------------------------------------
Greensboro, NC.............  Third Quarter     Third Quarter
                             1998              1998                       23          1,900          --              --
Winston-Salem, NC..........  Third Quarter     Third Quarter
                             1998              1998                       20          1,208          --              --
Tallahassee, FL............  Third Quarter     Third Quarter
                             1998              1998                       26          1,032          --              --
Roanoke, VA................  Third Quarter     Fourth Quarter
                             1998              1998                       22            981          --              --
Ann Arbor, MI..............  Fourth Quarter    Fourth Quarter
                             1998              1998                       22          1,355          --              --
Topeka, KS.................  Fourth Quarter    Fourth Quarter
                             1998              1998                       24            847          --              --
Fort Wayne, IN.............  Fourth Quarter    Fourth Quarter
                             1998              1998                       24          1,532          --              --



                               FRANCHISE
                              TERMINATION
LOCATION                       DATE (7)
---------------------------  -------------
Huntsville, AL.............   October 2010
Baton Rouge, LA............     March 2011
Shreveport, LA.............    August 2011
Corpus Christi, TX.........     April 2003
Savannah, GA...............  November 2003
Melbourne, FL (8)..........  November 2000
Madison, WI................    August 2011
Augusta, GA................  November 2005

Greensboro, NC.............
                                 July 2012
Winston-Salem, NC..........
                                      None
Tallahassee, FL............
                             February 2002
Roanoke, VA................
                                March 1999
Ann Arbor, MI..............
                             December 2007
Topeka, KS.................
                              January 2007
Fort Wayne, IN.............
                               August 1998

------------------------

(1) The Company considers a network to be commercially operational when its fiber optic cable and related electronics permit the Company to commence service. The quarters presented for new networks represent the Company's estimate of the calendar quarters in which the new networks will be commercially operational. There can be no assurance that the new networks will be commercially operational when estimated.

(2) Refers to the date on which testing is completed and the switch is first available to carry customer traffic. Generally, the Company believes that the actual transition of the majority of customers to on-net switched services should be complete within six to nine months or less following the date on which the switch becomes commercially operational. The quarters presented for new networks represent the Company's estimate of the calendar quarters in which the switches for those networks will be commercially operational. However, there can be no assurance regarding when switches for the new networks will be commercially operational or when customers will be transitioned to on-net services.

(3) Represents (i) for existing networks, current owned operational route miles and (ii) for new networks, the number of route miles currently estimated to be owned and operational at the time the network becomes commercially operational.

(4) Addressable by either ILEC unbundled network elements or a direct connection to the Company's network. The Company defines a commercial building as one with greater than ten employees.

(5) Represents commercial buildings connected to the Company's network either by a direct connection or by ILEC unbundled network elements.


(6) Represents all active digital channels provided to customers either by resale via the ILEC's network, direct connection to the Company's network or by ILEC unbundled network elements.


(7) The Company is seeking extensions of the franchises for Roanoke and Fort Wayne and expects that such extensions will be granted.

(8) The Melbourne System was already commercially operational when it was acquired in July 1997.


    Based upon a comparison of 1996 population data published by state agencies to population data in the 1990 United States Census for the Metropolitan Statistical Areas in which the Company's eight existing networks, and the seven new networks on which network construction has begun or for which network engineering has been completed, are located, the Company believes that the populations of such Metropolitan Statistical Areas increased, between 1990 and 1996, by approximately the following percentages: Huntsville, AL -- 9.2%; Baton Rouge, LA -- 6.0%; Shreveport, LA -- 1.0%; Corpus Christi, TX -- 9.7%; Savannah, GA -- 9.3%; Madison, WI -- 7.9%; Augusta, GA -- 11.3%; Melbourne, FL -- 14.0%;
Greensboro, NC -- 8.4%; Winston-Salem, NC -- 8.3%; Tallahassee, FL -- 12.3%; Roanoke, VA -- 2.5%; Ann Arbor, MI -- 7.5%; Topeka, KS -- 2.9% and Fort Wayne, IN -- 3.8%.


    On October 1, 1997, the Company entered into a letter of intent to acquire from FiberCap Digital Inc. an existing network of approximately 13 fiber route miles located in Winston-Salem, North Carolina (the "Winston-Salem Network"). The Winston-Salem Network presently serves primarily Wake Forest University. Although the letter of intent has expired, discussions between the parties have continued. The acquisition is subject to the receipt of any and all necessary board, shareholder, governmental, financing or other approvals and the negotiation and execution of a definitive purchase agreement. As indicated in the preceding table, the Company is presently constructing its own network in Winston-Salem. If the acquisition were to be consummated, the Winston-Salem Network would be added to the Company's own network.

    The construction of a network requires the Company to obtain municipal franchises and other permits. These rights are typically the subject of non-exclusive agreements of finite duration providing for the payment of fees or the provision of services by the Company to the municipality without compensation. In addition, the Company must secure rights-of-way and other access rights which are typically provided under non-exclusive multi-year agreements, which generally contain renewal options. Generally, these rights are obtained from utilities, ILECs, other CLECs, railroads and IXCs. The Telecommunications Act requires most utilities to afford access to rights-of-way to CLECs on non-discriminatory terms and conditions and at reasonable rates. However, there can be no assurance that delays and disputes will not occur. The Company's agreements for rights-of-way and similar matters generally require the Company to indemnify the party providing such rights. Such indemnities could make the Company liable for actions (including negligence) of the other party. See "Risk Factors--Dependence on Rights-of-Way and Other Third Party Agreements."

    The Company's requirements for a planned network are communicated to an engineering firm that finalizes the route and completes the network's design. Independent construction and installation contractors are selected through a competitive bidding process. The Company's own personnel supervise the construction, negotiate required contracts, and test and verify the network components prior to commencing commercial service. Cable, equipment and supplies required for the networks are available from a variety of sources at competitive rates. The construction period for a new network varies depending upon such factors as the number of backbone route miles to be installed, the relative use of aerial as opposed to buried cable deployment, the initial number of buildings targeted for connection to the network backbone and other factors. Based upon the Company's experience with its operational networks, the Company believes that a new fiber optic network can be made commercially operational within approximately six months after construction commences.

    In a typical Tier III Market, office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Company's local central office. Within each building, customer equipment is connected to Company-provided electronic equipment which is generally located on the customer's premises where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Company's local central office where it can be routed to its ultimate destination on the network.

    The Company's networks consist of digital fiber optic communications paths which allow for high speed, high quality transmission of voice, data and video communications. The Company typically installs backbone fiber optic cables containing 48 to 144 fiber strands which have significantly greater bandwidth carrying capacity than other media. The Company's OC-48 SONET networks support up to 32,256 simultaneous voice conversations over a single pair of glass fibers. The Company expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more bandwidth carrying capacity at relatively low incremental costs.

    The Company currently offers end-to-end fully protected fiber services utilizing SONET ring architecture which routes customer traffic simultaneously in both directions around the ring to provide protection against fiber cuts. Back-up electronics become operational in the event of failure of the primary components, adding further redundancy to the Company's systems.

    The Company monitors its fiber optic networks and electronics seven days per week, 24 hours per day using its own local network control centers. Lucent monitors the Company's switches seven days per week, 24 hours per day, pursuant to a contractual agreement. The Company may in the future develop its own national control center to monitor all aspects of network operations.

SALES AND MARKETING

    The Company plans to leverage its networks through sales and marketing activities targeted at two separate customer groups: retail and wholesale. Retail customers are composed of business, government and institutional telecommunications and data services customers. Wholesale customers will consist of IXCs, wireless providers and ISPs.

    RETAIL CUSTOMERS. The Company targets retail customer segments such as business, government, healthcare and educational institutions which have high volume telecommunications and data services requirements. The Company is currently providing these customers private line services and is reselling switched services which it purchases from ILECs. As the Company introduces switching, local dial tone and long distance services, it will have the capability to provide a full telecommunications service bundle to its customers. In addition to these services, the Company will provide data services, including frame relay, ISDN and ATM. These services are currently experiencing significantly higher growth rates than voice services. The Company intends to deliver and support a full range of advanced data services in a cost-effective manner through the selective use, where appropriate, of third-party vendors for both marketing and support.

    The Company establishes local sales offices in each market that it serves. Initially, each local sales office is staffed by a City Director and two or three salespersons with the number of sales personnel expected to increase to between four and six as the Company's operations in the market expand. All sales personnel will be hired locally since the Company believes that knowledge of, and contacts in, a local market are key factors for competitive differentiation and commercial success in a Tier III Market. The Company believes that this local focus will help to set the Company apart from its competitors.

    WHOLESALE CUSTOMERS. The Company currently targets the major IXCs such as AT&T, MCI, Sprint and WorldCom and ISPs. The Company believes that it can effectively compete to provide access to these customers based on price, reliability, technology, route diversity, ease-of-ordering and customer service. Historically, IXCs have paid significant charges to ILECs to access their networks. The Company provides these services at a discount. In addition, to the extent that ILECs begin to compete with IXCs for long distance services, IXCs have a competitive incentive to move access business away from ILECs to CLECs. Revenues from access services may decline in future years due to a change in pricing proposed by the FCC. See "--Industry Overview."

SUPPLIERS

    LUCENT. The Company has contracted with Lucent, as its primary supplier, to purchase switching, transport and digital cross connect products. Lucent has also agreed to implement and test the Company's switches and related equipment. In addition, Lucent and the Company have entered into an agreement pursuant to which Lucent has agreed to monitor the Company's switches on an on-going basis. See "--Systems Construction and Development."

    ACE*COMM. The Company has entered into an agreement with ACE*COMM pursuant to which ACE*COMM will provide the Company with comprehensive billing, order processing and customer care software for all existing and contemplated services the Company will market. The Company anticipates that this software package will allow it to provide its customers with a single bill for all of the services provided to them, whether resold or on-net. The Company has begun implementation of the ACE*COMM software package in certain markets and the implementation will be completed as switches become commercially operational and customers are transitioned to on-net switched services.

COMPETITION

    OVERVIEW. The telecommunications industry is highly competitive. The Company's principal competitors in Tier III Markets will be the ILECs; in most instances one of the RBOCs, one of the GTE Companies or Sprint. ILECs presently have almost 100% of the market share in those areas the Company considers its market areas. Because of their relatively small size, the Company does not believe that Tier III Markets can profitably support more than two competitors to the ILEC.

    ILECS. The Company's principal competitors for local exchange services are the RBOCs, the GTE Companies or Sprint. Other competitors may include other CLECs, microwave and satellite carriers, wireless telecommunications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities and RBOCs seeking to operate outside their current local service areas. In addition, there may be future competition from large long distance carriers, such as AT&T, MCI and WorldCom, which have begun to offer integrated local and long distance telecommunications services. AT&T also recently announced its intention to offer local services using a new wireless technology. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company.

    As a recent entrant in the integrated telecommunications services industry, the Company has not achieved a significant market share for any of its services. In particular, the ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to fund competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities, provide increased business opportunities for the Company, such regulatory initiatives have been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. If the ILECs engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection to their networks, or if the ILECs seek to delay implementation of interconnection to their networks, the Company's business, financial condition and results of operations and its ability to make payments on the Notes could be adversely affected.

    To the extent the Company interconnects with and uses ILEC networks to service its customers, the Company will be dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The Company will become increasingly dependent on interconnection with ILECs as switched services become a greater percentage of the Company's business. The Telecommunications Act imposes interconnection obligations on ILECs, but there can be no assurance that the Company will be able to obtain the interconnections it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are both competitive and profitable. See "Risk Factors--Competition" and "--Implementation Risks." In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced service from the ILECs, the attractiveness of the Company's services to its customers could be impaired.

    CLECS AND OTHER COMPETITORS. The Company will compete from time to time with other CLECs. However, the Company believes that these competitors will not pose a major threat due to the Company's focus on Tier III Markets, where there are generally fewer CLEC competitors.

    However, it is likely that in one or more of its markets the Company will face competition from two or more facilities-based CLECs. After the investment and expense of establishing a network and support services in a given market, the marginal cost of carrying an additional call is negligible. Accordingly, in Tier III Markets where there are three or more facilities-based CLECs, the Company expects substantial price competition. The Company believes that operations in such markets are likely to be unprofitable for one or more operators.


    The CLEC competitors which have started either construction or solicitation activities in the Company's eight existing markets include, among others: ACSI has constructed, or is constructing, networks in Baton Rouge, Corpus Christi, Madison, Savannah and Shreveport. Brooks has also commenced construction activities in Corpus Christi. CSW/ChoiceCom has announced that it will provide services in Corpus Christi. Hyperion Telecommunications, Inc. has announced its intention to offer services using the fiber optic facilities of Entergy Corporation, a utility, in Baton Rouge. ITC Deltacom offers services in Huntsville. LDS Corp. (a privately owned company that has agreed to be acquired by Intermedia Communications, Inc.) has fiber optic networks in Huntsville and Shreveport, has resale operations in Baton Rouge, Melbourne and Savannah and has announced plans to build fiber optic facilities in Savannah and Baton Rouge. McLeodUSA, Inc. is engaged in reselling in Madison. Mid-Plains, Inc., an ILEC in Wisconsin, has announced plans to offer services in Madison. TDS Metro has announced plans to build a 54 mile fiber optic network in Madison and to commence services in early 1998. Time Warner has announced its intention to offer services in Melbourne. Including the Company, there are four CLECs that intend to operate in Corpus Christi.



    Competitors which have started either construction or solicitation activities in the seven new markets in which the Company has commenced construction or for which network engineering has been completed include, among others: Williams Vyvx, QWEST, AT&T, MCI, Time Warner, US LEC, and PV Telecom in Greensboro, as well as BTI, Eagle, ICG and NewSouth which are believed to be interested in the Greensboro market; FiberCap Digital, Inc. and Time Warner in Winston-Salem; USN, which has a resale operation, and Brooks, which has established a private network at the University of Michigan, in Ann Arbor; US LEC and CFW, which have expressed interest in entering the market, and Cox Communications in Roanoke; Birch Telecom in Topeka; and US Xchange which has filed an application in Fort Wayne.


    The Company believes that there may be additional competitors that have formulated plans to enter its markets, including the ten markets it plans to enter in 1998 and the five markets it plans to enter in 1999.

    The Company expects to face competition in each of its markets. The Company believes that its commitment to build a significant network, deploy switches and establish local sales and support facilities at the outset in each of the Tier III Markets which it targets should reduce the number of facilities-based competitors and drive other entrants to focus on the resale of ILEC service or the Company's services or search for other market opportunities. The Company believes that each market will also see more agent and distributor resale initiatives.

    Both the long distance business and the data transmission business are extremely competitive. Prices in both businesses have declined significantly in recent years and are expected to continue to decline. In the long distance business, the Company will face competition from large carriers such as AT&T, MCI, Sprint and WorldCom. The Company will rely on other carriers to provide transmission and termination for its long distance traffic and therefore will be dependent on such carriers. See "Risk Factors--Risks of Entry into Long Distance Business" and "--Risks of Entry into Data Transmission Business."

    The Company expects to experience declining prices and increasing price competition. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenue, or compete effectively, in any of its markets. See "Risk Factors--Competition."

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
REGULATION

    The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate communications. Local governments sometimes impose franchise or licensing requirements on CLECs.

    FEDERAL REGULATION

    The Company is regulated at the federal level as a nondominant common carrier subject to minimal regulation under Title II of the Communications Act of 1934. The Communications Act of 1934 was substantially amended by the Telecommunications Act, which was signed into law by the President on February 8, 1996. This legislation provides for comprehensive reform of the nation's telecommunications laws and is designed to enhance competition in, among other markets, the local telecommunications marketplace by: (i) removing state and local entry barriers, (ii) requiring ILECs to provide interconnections to their facilities, (iii) facilitating the end users' choice to switch service providers from ILECs to CLECs such as the Company and (iv) requiring access to rights-of-way. The legislation also is designed to enhance the competitive position of the CLECs and increase local competition by newer competitors such as IXCs, CATVs and public utility companies. Under the Telecommunications Act, RBOCs have the opportunity to provide inter-LATA long distance services if certain conditions are met and are no longer prohibited from providing certain cable TV services. In addition, the Telecommunications Act eliminates certain restrictions on utility holding companies, thus clearing the way for them to diversify into telecommunications services. See "Risk Factors--Competition."

    The Telecommunications Act specifically requires all telecommunications carriers (including ILECs and CLECs (such as the Company)): (i) not to prohibit or unduly restrict resale of their services; (ii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iii) to afford access to poles, ducts, conduits and rights-of-way; and (iv) to establish reciprocal compensation arrangements for the transport and termination of telecommunications. It also requires CLECs and ILECs to provide interconnection for the transmission and routing of telephone exchange service and exchange access. It requires ILECs to provide such interconnection (a) at any technically feasible point within the ILEC's network, (b) that is at least equal in quality to that provided by the ILEC to itself, its affiliates or any other party to which the ILEC provides interconnection, and (c) at rates, terms and conditions that are just, reasonable and nondiscriminatory. ILECs also are required under the new law to provide nondiscriminatory access to network elements on an unbundled basis at any technically feasible point, to offer their local telephone services for resale at wholesale rates, and to facilitate collocation of equipment necessary for competitors to interconnect with or access the unbundled network elements.

    The Telecommunications Act also removed on a prospective basis most restrictions from AT&T and RBOCs resulting from the Modified Final Judgement, which was the consent decree entered in 1982 providing for divestiture of the RBOCs from AT&T in 1984. The Telecommunications Act establishes procedures under which an RBOC can enter the market for "in-region" inter-LATA (I.E., long distance between specified areas) services, within the area where it provides local exchange service. The Telecommunications Act permitted the RBOCs to enter the out-of-region long distance market immediately upon enactment, and RBOCs can provide intra-LATA long distance services. Before the RBOC can provide in-region inter-LATA services, it must obtain FCC approval upon a showing that facilities-based competition is present in its market, that the RBOC has entered into interconnection agreements in the states where it seeks authority, that the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and that such entry is in the public interest. To date, such authority has not been granted, but requests by RBOCs are the subject of pending petitions and appeals. The provision of inter-LATA services by RBOCs is expected to reduce the market share of major IXCs, and consequently, may have an adverse effect on the ability of CLECs to generate access revenues from the IXCs.

    FCC RULES IMPLEMENTING THE LOCAL COMPETITION PROVISIONS OF THE TELECOMMUNICATIONS ACT. On August 8, 1996, the FCC released the Interconnection Decision which established a framework of minimum, national rules enabling state public service commissions ("PSCs") and the FCC to begin implementing many of the local competition provisions of the Telecommunications Act. The Interconnection Decision promulgated rules to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLEC and ILEC networks. The FCC prescribed certain minimum points of interconnection necessary to permit competing carriers to choose the most efficient points at which to interconnect with the ILECs' networks. The FCC also adopted a minimum list of unbundled network elements that ILECs must make available to competitors upon request and a methodology for states to use in establishing rates for interconnection and the purchase of unbundled network elements. The FCC also adopted a methodology for states to use when applying the Telecommunications Act's "avoided cost standard" for setting wholesale prices with respect to retail services.

    On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit vacated certain portions of the Interconnection Decision, ruling that, among other things:

    - The FCC's pricing rules should be vacated because the FCC had exceeded its jurisdiction in establishing rules governing the prices that ILECs may charge competitors for interconnection, unbundled access and resale.

    - The FCC's "pick and choose" rule, which allows competitors to select terms of previously approved interconnection agreements for their own use, conflicts with the purposes of the Telecommunications Act, and should be vacated.

    - The FCC lacks authority to hear formal complaints which involve the review and/or enforcement of certain terms of local interconnection agreements approved by State commissions.

    - The FCC may not adopt a blanket requirement that State interconnection rules must be consistent with the FCC's regulations.

    - The FCC correctly concluded that ILEC operations support systems, operator services and vertical switching features qualify as network elements that are subject to the unbundling requirements of the Telecommunications Act.

    - The FCC erred in deciding that ILECs could be required by competitors to provide interconnection and unbundled network elements at levels of quality which exceed those levels at which ILECs provide such services to themselves.

    - The FCC cannot require ILECs to recombine network elements for competitors, but competitors may recombine such network elements themselves as necessary to provide telecommunications services.

    - FCC rules and policies regarding the ILECs' duty to provide for physical collocation of equipment were upheld.

    A companion appeal was decided on June 27, 1997 in which the court upheld the FCC's decision that the term "interconnection" as used in the Telecommunications Act relates to physical access, and does not include transmission and routing services as well. Several parties have sought rehearing of portions of the panel decisions by the full Eighth Circuit or review of the appellate decisions by the U.S. Supreme Court. The Company cannot predict whether the Eighth Circuit decisions will stand, or what further actions the FCC may or may not take in response to these appellate decisions. However, in its August 19, 1997, decision denying Ameritech's application to provide in-region inter-LATA services, the FCC indicated that it would not grant such requests unless its pricing rules vacated by the 8th Circuit are followed. That FCC ruling is now being appealed to the U.S. Court of Appeals.

    On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the costs of obtaining the use of combinations of an ILEC's unbundled network elements. The Court ruled that ILECs need not provide combinations of network elements to CLECs, even when the ILEC has already combined such elements within its network. The Court's decision does not undermine the ILEC's obligation to provide unbundled network elements, but clarifies that the ILECs are not obligated to offer bundled elements. The decisions create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements, to the extent that existing agreements include provisions requiring ILECs to bundle elements. In November 1997, the FCC filed a petition for a writ of certiorari with the United States Supreme Court challenging the decisions of the Eighth Circuit Court of Appeals. On January 26, 1998, the United States Supreme Court granted all petitions and cross petitions for certiorari of the Eighth Circuit decisions. There can be no assurance that the Company will be able to obtain or enforce interconnection agreements on terms acceptable to the Company.

    On December 31, 1997, the U.S. District Court for the Northern District of Texas issued the SBC Decision finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions the RBOCs must satisfy before they may provide inter-LATA long distance telecommunications services. Under the SBC Decision, the RBOCs would be able to provide inter-LATA long distance telecommunications services immediately without satisfying the statutory conditions. The SBC Decision has been stayed until it can be reviewed by the U.S. Fifth Circuit Court of Appeals. The Company believes that the factual assumptions and legal reasoning in the SBC Decision are erroneous and therefore the decision will likely be reversed on appeal, although there can be no assurance of this outcome. If the SBC Decision were upheld on appeal it would likely have an unfavorable effect on the Company's business for at least two reasons. First, RBOCs currently have an incentive to foster competition within their service areas so that they can qualify to offer in-region inter-LATA long distance services. The SBC Decision removes this incentive by allowing RBOCs to offer in-region inter-LATA long distance service without regard to their progress in opening their local markets to competition. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently are prohibited from offering directly, although some marketing affiliations have been proposed. The ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal.

    OTHER REGULATION. In general, the FCC has a policy of encouraging the entry of new competitors, such as the Company, in the telecommunications industry and preventing anti-competitive practices. Therefore, the FCC has established different levels of regulation for dominant carriers and nondominant carriers. For domestic common carrier telecommunications regulation, large ILECs such as GTE and the RBOCs are currently considered dominant carriers, while CLECs such as the Company are considered nondominant carriers. As a nondominant carrier, the Company is subject to relatively minimal FCC regulation.

    - TARIFF. As a nondominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization. Services of nondominant carriers have been subject to relatively limited regulation by the FCC, primarily consisting of the filing of tariffs and periodic reports concerning the carrier's interstate circuits and deployment of network facilities. However, nondominant carriers like the Company must offer interstate services on a nondiscriminatory basis, at just and reasonable rates, and remain subject to FCC complaint procedures.

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
     In October 1996, the FCC adopted an order (the "Detariffing Order") which eliminated the requirement that nondominant interstate carriers maintain tariffs on file with the FCC for domestic interstate services, and providing that after a nine-month transition period, relationships between interstate carriers and their customers would be set by contract. Several parties requested reconsideration and/or filed appeals of the Detariffing Order. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed implementation of the Detariffing Order. If the Detariffing Order becomes effective, nondominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their interstate services. If the Company cancels its FCC tariffs as a result of the Detariffing Order it will need to implement replacement contracts which could result in substantial legal and administrative expense.

    - ILEC PRICE CAP REGULATION REFORM. In 1991, the FCC replaced traditional rate of return regulation for large ILECs with price cap regulation. Under price caps, ILECs can change prices for certain services, including interconnection services provided to CLECs, only within certain parameters. On September 14, 1995, the FCC proposed a three-stage plan that would substantially reduce ILEC price cap regulation as local markets become increasingly competitive and ultimately would result in granting ILECs nondominant status. Adoption of the FCC's proposal to reduce significantly its regulation of ILEC pricing would greatly enhance the ability of ILECs to compete against the Company and could have a material adverse effect on the Company. The FCC released an order on December 24, 1996 which adopted certain of these proposals, including the elimination of the lower service band index limits on price reductions within the access service category. The FCC's December 1996 order also eased the requirements necessary for the introduction of new services. On May 7, 1997, the FCC took further action in its CC Docket No. 94-1 updating and reforming its price cap plan for ILECs. The changes require price cap ILECs to reduce their price cap indices by 6.5 percent annually, less an adjustment for inflation. The FCC also eliminated rules that require ILECs earning more than certain specified rates of return to "share" portions of the excess with their access customers during the next year in the form of lower access rates. These actions could have a significant impact on the interstate access prices charged by the ILECs with which the Company competes. Review of these FCC decisions is currently pending before the U.S. Court of Appeals.

    - ACCESS CHARGES. The FCC has granted ILECs significant flexibility in pricing their interstate special and switched access services on a specific central office by central office basis. Under this pricing scheme, ILECs may establish pricing zones based on access traffic density and charge different prices for each zone. The Company anticipates that this pricing flexibility will result in ILECs lowering their prices in high traffic density areas, the probable area of competition with the Company. The Company also anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnections and competitors increases. On May 16, 1997, the FCC took action in its CC Docket No. 96-262 to reform the current interstate access charge system. The FCC adopted an order which makes various reforms to the existing rate structure for interstate access that are designed to move access charges, over time, to more cost based rate levels and structures. These changes will reduce access charges and will shift charges currently based on minutes to flat-rate, monthly per line charges. As a result, the aggregate amount of access charges paid by long distance carriers to access providers in the United States may decrease.

    The FCC also announced that it intends in the future to issue a Report and Order providing detailed rules for implementing a market-based approach to further access charge reform. That process will give ILECs progressively greater flexibility in setting rates as competition develops, gradually replacing regulation with competition as the primary means of setting prices. The FCC also adopted a "prescriptive safeguard" to bring access rates to competitive levels in the absence of competition.

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
    This series of decisions is likely to have a significant impact on the operations, expenses, pricing and revenue of the Company. On June 18, 1997, the FCC denied petitions filed by several ILECs asking the FCC to stay the effectiveness of its access charge reform decision. The access charge order has been appealed to the U.S. Court of Appeals and could be set aside or revised.


    UNIVERSAL SERVICE REFORM. On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. The Universal Service order affirmed Congress' policy principles for universal telephone service, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and nondiscriminatory contributions, specific and predictable support mechanisms and access to advanced telecommunications services for schools, health care providers and libraries. The order added "competitive neutrality" to the FCC's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider or technology over another. All telecommunications carriers providing interstate telecommunications services, including the Company, must contribute to the universal service support fund. Several parties have appealed the May 8th order. The appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. In addition, a number of ILECs filed a petition for stay with the FCC. That petition is pending. The contribution factors for first quarter 1998 contributions were 3.19% for the high cost and low income fund (to be derived from the Company's estimated quarterly interstate and international gross end user telecommunications revenue) and .72% for the schools and libraries and healthcare fund (to be derived from the Company's estimated quarterly intrastate, interstate and international gross end user telecommunications revenue). The contribution factors for the second quarter of 1998 were 3.14% and
 .76%, respectively. Contribution factors for third quarter 1998 are 3.14% and .75%, respectively. The Company cannot predict the amount of its universal service fund contributions for the fourth quarter of 1998, or thereafter, until the FCC issues contribution factors for such periods.


    STATE REGULATION

    The Company believes that most, if not all, states in which it proposes to operate will require a certification or other authorization to offer intrastate services. Many of the states in which the Company operates or intends to operate are in the process of addressing issues relating to the regulation of CLECs. The Company will also be subject to tariff filing requirements.

    These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

    As of March 31, 1998, the Company, through its subsidiaries, KMC Telecom and KMC Telecom II, had obtained intrastate authority for the provision of dedicated services and a full range of local switched services in Alabama, Florida, Georgia, Illinois, Indiana, Kansas, Louisiana, Maryland, Michigan, Minnesota, New Hampshire, North Carolina, Puerto Rico, South Carolina, Texas, Virginia and Wisconsin. In addition, the Company has obtained PSC certification to provide inter-LATA services in Alabama, Florida, Illinois, Indiana, Kansas, Maryland, Minnesota, North Carolina, South Carolina and Wisconsin and will seek such authority in other states. There can be no assurance that the Company will receive the authorizations it may seek in the future to the extent it expands into other states or seeks to provide additional services. In most states, the Company is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company, through its subsidiaries, KMC Telecom and KMC Telecom II, plans to obtain additional state authorities to accommodate its business and network expansion.

    Some states impose, in addition to tariff filing requirements, reporting, customer service, and quality requirements, as well as unbundling and universal service requirements. In addition, the Company will be subject to the outcome of generic proceedings held by state utility commissions to determine state regulatory policies with respect to ILEC and CLEC competition, geographic build-out, mandatory detariffing, etc. Certain states have adopted specific universal service funding obligations. For example, the Kansas commission has ordered telecommunications companies to pay approximately 9% of their intrastate retail revenues to the Kansas Universal Service Fund. Proceedings to adopt state universal service funding obligations rules are pending or contemplated in other states in which the Company operates.

    In addition to obtaining state certifications, the Company must negotiate terms of interconnection with the ILEC before it can begin providing switched services. Under the Telecommunications Act, the FCC has adopted interconnection requirements, certain portions of which have been overturned by the Eighth Circuit. To date, the Company through its subsidiaries, has negotiated and executed interconnection agreements with Bell South (8 states), Ameritech (4 states), NYNEX (4 states), US WEST (1 state), SouthWestern Bell (1 state), Bell Atlantic (1 state), GTE (1 state) and the Puerto Rico Telephone Company (Commonwealth of Puerto Rico). Under the Telecommunications Act, if the Company and the negotiating ILEC are unable to reach an agreement 135 days after submitting a request for interconnection to the ILEC, the negotiations may be submitted to arbitration under the supervision of the state public utility commission. At this time, the Company is involved in arbitration proceedings with GTE in Indiana and Illinois. Those proceedings are currently dormant. The Company's executed agreements are subject to the approval of the state commissions. Eleven state commissions have approved the Company's agreements. The Company anticipates state commission approval of its other interconnection agreements.

    The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur, but it could have a material adverse effect on the Company's business.

    The Company actively participates in various regulatory proceedings before the states, the outcome of which may establish policies that affect the competitive and/or economic position of the Company in the local and other telecommunications services markets. The Company has, for instance, filed complaints or intervened in proceedings against ILECs in certain states challenging the ILECs' refusal to pay reciprocal compensation to a CLEC with respect to telephone services from the ILEC's customer to an ISP served by a CLEC, such as the Company.

    The Company is also subject to requirements in certain states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions.

    LOCAL GOVERNMENT AUTHORIZATIONS. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights of way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis, as well as post performance bonds or letters of credit. The Company is actively pursuing in a number of cities, permits, franchises and other relevant authorities for use of rights-of-way and utility facilities.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

    On June 24, 1997, the Public Service Commission of Wisconsin ("PSCW") authorized KMC Telecom to provide facilities-based local exchange services in the territory in which Mid-Plains, Inc. ("Mid-Plains") is the ILEC, which comprises a small portion (approximately 10%) of the Company's Madison, Wisconsin market (the "June 24 Order"). On July 28, 1997, Mid-Plains filed a Petition for Judicial Review in Dane County Circuit Court, seeking judicial review of the June 24 Order, claiming that the PSCW did not properly provide a hearing in issuing the June 24 Order. The Petition pertains to the right of KMC Telecom to provide facilities-based and switched local exchange service in the territory served by Mid-

Plains and not the entire Madison, Wisconsin market. An unfavorable outcome would not preclude KMC Telecom from providing service in the territory served by Mid-Plains. KMC Telecom would be able to provide all authorized telecommunications services in the territory served by Mid-Plains, other than facilities-based local exchange services. KMC Telecom has completed construction of a fiber optic network in the territory served by Mid-Plains. On January 8, 1998, the Circuit Court issued an order remanding the June 24 Order to the PSCW for a hearing on, among other things, whether Mid-Plains consented to the entry of competitors, such as KMC Telecom, in its service territory. On March 25, 1998, the Circuit Court issued a second order reversing and remanding the June 24 Order. In compliance with the Circuit Court orders, the PSCW held a hearing on March 30 through April 1, 1998, including on all issues related to the certification of KMC Telecom to provide facilities-based local exchange service in the territory served by Mid-Plains (the "Certification Hearing"). On April 7, 1998, the PSCW issued an interim certification to KMC Telecom authorizing KMC Telecom to provide facilities-based local exchange services in the territory served by Mid-Plains until the decision in the Certification Hearing is final, or for a period of one year, whichever occurs first. By written order dated May 14, 1998 the PSCW granted KMC Telecom certification to provide facilities-based local exchange service in the territory served by Mid-Plains. It is expected that Mid-Plains will continue to challenge the PSCW actions.

    By letter dated August 29, 1997, the Company notified I-NET that the Company considered I-NET to be in default under the I-NET Agreement as a result of I-NET's failure to provide design plans and specifications for several systems for which it had agreed to provide such plans and specifications, to properly supervise construction of the systems or to provide personnel with the necessary expertise to manage the projects. By letter dated October 27, 1997, I-NET demanded payment of all amounts it alleged were due under the I-NET Agreement and a related agreement (aggregating $4.1 million) and stated that it would invoke the arbitration provisions under the I-NET Agreement if the parties could not agree as to the amount due and payment terms on or before November 27, 1997. By letter dated December 1, 1997, I-NET extended its deadline for reaching agreement to December 15, 1997. Although the Company and I-NET conducted discussions they were unable to reach an agreement and on February 12, 1998, the Company received a demand for arbitration from Wang, the successor to I-NET. The demand seeks at least $4.1 million. The Company believes that it has meritorious defenses to Wang's claims and has asserted counterclaims seeking in excess of $2.5 million as a result of I-NET's defaults under the I-NET Agreement. The Company believes that resolution of this matter will not have a material adverse impact on its financial condition. No assurance can be given, however, as to the ultimate resolution of this matter.

    The Company is not a party to any other material litigation or proceedings.

EMPLOYEES

    As of May 31, 1998, the Company had approximately 270 full time employees. None of the Company's employees are represented by a labor union or subject to a collective bargaining agreement, nor has the Company experienced any work stoppage due to labor disputes. The Company believes that its relations with its employees are good.

PROPERTIES

    The Company is headquartered in Bedminster, New Jersey and owns or leases additional properties for its field operations.

    The table below lists the Company's current facilities:

LOCATION                                                        OWNED/LEASED    LEASE EXPIRATION   SQUARE FOOTAGE
--------------------------------------------------------------  -------------  ------------------  ---------------
Bedminster, New Jersey........................................       Leased    January 2007               7,241
Roswell, Georgia..............................................       Leased    September 1999             1,820
Duluth, Georgia...............................................       Leased    February 2003              7,608
Duluth, Georgia...............................................       Leased    February 2003             12,050
Duluth, Georgia...............................................       Leased    March 2002                10,751
Greensboro, North Carolina....................................       Leased    March 2003                 5,768
Greensboro, North Carolina....................................        Owned    N/A                       (1)
Winston-Salem, North Carolina.................................        Owned    N/A                       (2)
Huntsville, Alabama...........................................        Leased   October 2004                1,500
Huntsville, Alabama...........................................        Leased   August 2005                 3,500
Huntsville, Alabama...........................................        Leased   December 2002               3,749
Baton Rouge, Louisiana........................................        Leased   July 2011                   6,000
Shreveport, Louisiana.........................................        Leased   June 2006                   3,300
Shreveport, Louisiana.........................................        Leased   January 2003                3,647
Corpus Christi, Texas.........................................        Leased   January 2005                4,061
Corpus Christi, Texas.........................................        Leased   July 2006                   3,750
Corpus Christi, Texas.........................................         Owned   N/A                        33,106
Madison, Wisconsin............................................        Leased   December 2006               6,404
Melbourne, Florida............................................        Leased   December 1998               1,100
Melbourne, Florida............................................        Leased   October 2004                4,100
Savannah, Georgia.............................................         Owned   N/A                       (3)
Savannah, Georgia.............................................        Leased   January 2003                3,450
Augusta, Georgia..............................................        Leased   December 2006               5,650
Augusta, Georgia..............................................        Leased   September 2001              3,000
Roanoke, Virginia.............................................         Owned   N/A                       (4)
Tallahassee, Florida..........................................        Leased   August, 2003                3,751
Ann Arbor, Michigan...........................................         Owned   N/A                       (5)
Fort Wayne, Indiana...........................................         Owned   N/A                        40,020

------------------------

(1) This property is comprised of approximately 0.42 acres.

(2) This property is comprised of approximately 5.26 acres.

(3) This property is comprised of approximately 0.418 acres.

(4) This property is comprised of approximately 0.881 acres.

(5) This property is comprised of approximately 2.196 acres.

                                   MANAGEMENT

    The following table sets forth certain information concerning the executive officers and directors of the Company, including their ages as of March 31, 1998.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Harold N. Kamine.....................................          41   Chairman of the Board of Directors

Gary E. Lasher.......................................          62   Vice Chairman of the Board of Directors

Michael A. Sternberg.................................          53   President, Chief Executive Officer and Director

Roscoe C. Young II...................................          47   Chief Operating Officer

Cynthia Worthman.....................................          44   Vice President and Chief Financial Officer, Secretary
                                                                    and Treasurer

Charles Rosenblum....................................          47   Senior Vice President--Human Resources

James L. Barwick.....................................          65   Senior Vice President--Technology

Tricia Breckenridge..................................          51   Senior Vice President--Business Development

John G. Quigley......................................          44   Director

Richard H. Patterson.................................          39   Director

Randall A. Hack......................................          50   Director

William H. Stewart...................................          31   Director


    HAROLD N. KAMINE is the Chairman of the Board of the Company and its founder and has been a director of the Company since 1994. He is also chief executive officer and sole owner of Kamine Development Corp. and associated companies in the independent power industry. Mr. Kamine has successfully financed a number of unregulated non-utility power generation projects. At the present time, companies owned by Mr. Kamine own substantial interests in and manage six power generation plants in the Northeastern United States. Mr. Kamine devotes less than twenty percent of his time to the affairs of the Company. Mr. Kamine and Mr. Rosenblum are first cousins.


    GARY E. LASHER joined the Company as its Vice Chairman of the Board effective November 1, 1997. He was the founder, Chief Executive Officer and President of Eastern TeleLogic Corporation ("ETC") from 1987 to 1997. ETC was a leading CLEC operating in greater Philadelphia, Delaware and southern New Jersey before its purchase by TCG (Teleport Communications Group) in October 1996. Prior to ETC, from 1984-1986, Mr. Lasher was Chief Operating Officer of Private Satellite Network, a company which built and operated video satellite networks for major corporations. Mr. Lasher spent 20 years with Continental Telephone ("Contel") holding various positions including Corporate Vice President, President of the International Engineering and Construction Company, and various senior positions with Contel's regulated subsidiaries. Mr. Lasher is one of the founding members of the Association for Local Telecommunications Services ("ALTS") and served for three years as Chairman of the Association.

    MICHAEL A. STERNBERG has spent 28 years in telecommunications, including business development, marketing, sales and general management. Prior to joining the Company in July 1996 as President and Chief Executive Officer, Mr. Sternberg was a co-founder and Chief Operating Officer, from April 1991 to July 1996, of RimSat, a privately owned satellite company which from January 1993 to July 1996 owned and operated two Russian-built satellites which provided television, voice and data capacity to Asian operators. From March 1990 to April 1991, Mr. Sternberg served as Chief Executive Officer of Sternberg & Associates, Inc., a company he founded. From 1988 to 1990 Mr. Sternberg served as Senior Vice President--Marketing and Sales with MFS Communications. Previously, Mr. Sternberg had served as President of Stantel Telecommunications, a division of STC, a digital telecommunications transmissions products company based in Falls Church, Virginia; Senior Vice President--Marketing and Corporate Development at CIT-Alcatel in Reston, Virginia; Vice President-Marketing at General Dynamics Communications Company in St. Louis; Executive Vice President-Marketing and Sales of OKI Electronics of America in Fort Lauderdale; and Chief Operating Officer of National Telephone Company in Hartford, Connecticut. He has served as a director of the Company since August 1996. Mr. Sternberg is a member of the Executive Committee of ALTS.

    ROSCOE C. YOUNG II has approximately 20 years experience in the field of telecommunications with both new venture and Fortune 500 companies. Prior to joining the Company in November 1996, Mr. Young served as Vice President, Network Component Services for Ameritech Corporation from June 1994 to October 1996. From March 1988 to June 1994, Mr. Young served as Senior Vice President, Network Services for MFS Communications. From October 1977 to March 1988, Mr. Young served in a number of senior operations, sales and marketing, engineering, financial management, and human resource positions for AT&T Corp.

    CYNTHIA WORTHMAN joined the Company in September 1996 as Chief Financial Officer, Secretary and Treasurer. Prior to joining the Company, Ms. Worthman served as Chief Financial Officer, Director and a co-founder of Best Digital, Inc., a personal communications services company (formerly known as QuestCom, Inc.) from May 1995 to September 1996. From April 1993 to May 1995, she served as Managing Director, Business Development and Finance of FutureVision of America. From February 1984 to April 1993, she had served in a number of progressively responsible roles in Bell Atlantic Corporation ("Bell Atlantic"), including, Executive Director-Corporate Treasury of Bell Atlantic and Vice President and Chief Financial Officer of Bell Atlanticom Systems, Inc., an unregulated subsidiary of Bell Atlantic specializing in customer premise equipment and supporting software. Ms. Worthman began her professional career with Deloitte Haskins & Sells, where she held positions in the consulting and audit practices.

    CHARLES ROSENBLUM has over 20 years experience in human resources, primarily in human resources planning, staffing and development. He joined the Company in January 1997. From May 1995 to January 1997 he served as Vice President--Human Resources of Kamine Development Corp. Previously he had held the positions of Director, Management Development with KPMG Peat Marwick and Manager of Management Education with Dun & Bradstreet Corporation. Earlier he had served in various human resource positions with Allstate Insurance Company. Mr. Rosenblum and Mr. Kamine are first cousins.

    JAMES L. BARWICK has 38 years of experience in the telecommunications industry. Mr. Barwick joined the Company in March 1997. Prior to joining the Company, Mr. Barwick had been self-employed since 1986 as a telecommunications consultant with expertise in equipment application engineering, radio path engineering, analog and digital Mux, switching and transport systems in the IXC and ILEC areas, technical writing, project management and computer assisted design systems.

    TRICIA BRECKENRIDGE joined the Company in April 1995. From January 1993 to April 1995 she was Vice President and General Manager of FiberNet USA's Huntsville, Alabama operations. Previously she had served as Vice President, External Affairs and later Vice President, Sales and Marketing of Diginet, Inc. She was co-founder of Chicago Fiber Optic Corporation, the predecessor of Metropolitan Fiber Systems. Earlier she was Director of Regulatory Affairs for Telesphere Corporation.

    JOHN G. QUIGLEY has served as a director of the Company since August 1996. Mr. Quigley is a founding member of Nassau Capital L.L.C., which is the general partner of Nassau Capital Partners. Between 1980 and the formation of Nassau Capital in 1995, Mr. Quigley was an attorney with the law firm of Kirkland & Ellis in Chicago; a partner at Adler & Shaykin; and a partner at Clipper Capital Partners.


    RICHARD H. PATTERSON has served as a director of the Company since May 1997. Since May 1986, Mr. Patterson has served as a Senior Vice President and Partner of Waller Capital Corporation, a media and communications investment banking firm. In addition, since August 1997, he has served as a Vice President of Waller-Sutton Media LLC and Vice President of Waller-Sutton Management Group, Inc., two entities which manage a media and telecommunications private equity fund. Mr. Patterson is a member of the

Board of Directors of Regent Communications Inc. which owns and operates radio stations in mid-to-small size markets.


    RANDALL A. HACK has served as a director of the Company since August 1996. Since January 1995, Mr. Hack has been a member of Nassau Capital L.L.C., an investment management firm. From 1990 to 1994, he was the President and Chief Executive Officer of Princeton University Investment Company, which manages the endowment for Princeton University. Mr. Hack also serves on the Boards of Directors of Sweetwater, Inc., OmniCell Technologies, Inc., Castle Tower Holding Corp., Mezzanine Capital Property Investors, Inc. and Shape Global Technologies, Inc.

    WILLIAM H. STEWART has served as a director of the Company since August 1997. Mr. Stewart is a Principal of Nassau Capital L.L.C. and joined that firm in June 1995. From 1989 until joining Nassau, Mr. Stewart was a portfolio manager and equity analyst at the Bank of New York. Mr. Stewart also serves on the board of Signius Corporation. He is a Chartered Financial Analyst and a member of the New York Society of Security Analysts.

    Pursuant to provisions contained in both the Company's certificate of incorporation and the Stockholder's Agreement, Mr. Kamine and Nassau are currently entitled to elect all of the Directors, three of whom are nominated by Mr. Kamine (one of whom must be the President and Chief Executive Officer), three of whom are nominated by Nassau and one of whom is nominated by agreement of Mr. Kamine, Nassau and either AT&T Credit or the holders of a majority of the outstanding shares of the Company's Series C Preferred Stock. The number of Directors which Mr. Kamine is entitled to elect would be reduced to two if the number of shares owned by him were to fall below two-thirds of the number of shares of the Company initially issued to him, and to one if the number of shares owned by him were to fall below one-third of the number of shares initially issued to him. If his ownership were to fall below 5% of the number of shares initially issued to him, Mr. Kamine would no longer be entitled to elect any Directors pursuant to such provisions. Comparable reductions would be made to the number of Directors which Nassau is entitled to elect if its ownership were to fall below the specified fractions. If a default relating to payment occurs under the AT&T Facility, and continues uncured for 90 days, the holders of Series C Preferred Stock (currently Nassau, NAS, GECC and CoreStates) will be entitled to elect two additional Directors, who will serve until the default is cured.

    Kamine/Besicorp Allegany L.P., an independent power company 50% owned by corporations which Mr. Kamine owns, filed a voluntary petition to reorganize its business under Chapter 11 of the Federal Bankruptcy Code in November 1995. The proceeding is ongoing. The United States Bankruptcy Court for the Northern District of Indiana appointed a receiver for RimSat, a company which Mr. Sternberg co-founded and for which he formerly served as Chief Operating Officer, and a petition for bankruptcy under Chapter 11 of the Federal Bankruptcy Code with respect to RimSat was filed in 1996. That proceeding is ongoing.

    Directors hold office until the next Annual Meeting of stockholders or until their successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD

    The Board of Directors of the Company has authorized a Compensation Committee to be composed of three members. The present members of the Compensation Committee are Messrs. Kamine, Quigley and Patterson. The Board of Directors has created an Executive Committee consisting of Mr. Kamine and Mr. Quigley, or, in Mr. Quigley's absence, Mr. Stewart. The Board of Directors has also created an Audit Committee consisting of Messrs. Lasher, Patterson and Quigley.

SUMMARY COMPENSATION TABLE

    The following table discloses compensation paid by the Company during 1997 to the Company's Chief Executive Officer and the four next most highly compensated executive officers who earned more than $100,000 during 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                             LONG TERM
                                                                                                           COMPENSATION
                                                                          ANNUAL COMPENSATION             ---------------
                                                                ----------------------------------------    SECURITIES
                                                                                          OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR     SALARY($)    BONUS($)   COMPENSATION ($)  OPTIONS (#)(1)
---------------------------------------------------  ---------  ----------  ----------  ----------------  ---------------

Michael A. Sternberg...............................       1997  $  240,385  $  187,500     $   45,909(2)         9,228
  President and Chief Executive Officer

Roscoe C. Young II.................................       1997  $  180,000  $  182,046     $  198,180(3)         2,309
  Chief Operating Officer

Cynthia Worthman...................................       1997  $  175,000  $  200,000             --            3,461
  Vice President, Chief Financial Officer
  Secretary and Treasurer

Charles Rosenblum..................................       1997  $  150,000  $   77,500             --              691
  Senior Vice President--Human Resources

James L. Barwick(4)................................       1997  $   89,038  $   75,000             --            5,000
  Senior Vice President--Technology

------------------------

(1) The options granted in 1997 were options to purchase shares of common stock of the Company's principal operating subsidiary KMC Telecom. See "--Stock Option Grants."

(2) Includes relocation related expenses of $39,662 and personal use of a Company automobile of $6,247.

(3) Includes relocation related expenses of $196,029 and personal use of a Company automobile of $2,151.

(4) Mr. Barwick joined the Company on March 3, 1997 and the compensation disclosed is for the period from that date until December 31, 1997.

STOCK OPTION GRANTS

    The Company was formed as a holding company in September 1997. Prior to the establishment of the present holding company structure, during 1996 and 1997, KMC Telecom (now the Company's principal operating subsidiary) granted options to purchase shares of its common stock, par value $.01 per share ("KMC Telecom Common Stock"), to employees, including Messrs. Sternberg, Young, Rosenblum and Barwick and Ms. Worthman and selected employees of certain affiliated companies owned by Mr. Kamine pursuant to the KMC Telecom Stock Option Plan.


    In order to reflect the establishment of the Company's holding company structure, on June 26, 1998, the Board of Directors of the Company adopted, effective upon stockholder approval, a new stock option plan, the KMC Holdings Stock Option Plan, which authorizes the grant of options to purchase Common Stock of the Company. All of the options reflected in the preceding and following tables are options to purchase shares of KMC Telecom Common Stock granted under the KMC Telecom Stock Option Plan. It is currently anticipated that, during the third quarter of 1998, the Company will replace the options to purchase KMC Telecom Common Stock previously granted under the KMC Telecom Stock Option Plan with options to purchase Common Stock of the Company granted under the KMC Holdings Stock Option Plan and will grant options to additional employees of the Company, including Mr. Lasher, under the KMC Holdings Stock Option Plan. The options for Common Stock of the Company which replace the options previously granted under the KMC Telecom Stock Option Plan, or which are granted to the additional employees, will entitle the recipients to purchase an aggregate of no more than 262,750 shares of the Company's Common Stock at an average exercise price of not less than $26.00 per share. The Company may subsequently grant additional options, although it has no specific plans in this regard. See "--Employee Plans--KMC Holdings Stock Option Plan."


    The following table sets forth information regarding grants of options to purchase shares of KMC Telecom Common Stock made by KMC Telecom during 1997 to each of the Named Executive Officers.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                                 POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                                 -------------------------------------------------------           ANNUAL RATES OF
                                    NUMBER OF      PERCENT OF                                        STOCK PRICE
                                   SECURITIES     TOTAL OPTIONS                                    APPRECIATION FOR
                                   UNDERLYING      GRANTED TO    EXERCISE OR                       OPTION TERM (2)
                                     OPTIONS      EMPLOYEES IN   BASE PRICE   EXPIRATION  ----------------------------------
NAME                             GRANTED (#)(1)    FISCAL 1997    ($/SHARE)      DATE        (0%)        (5%)       (10%)
-------------------------------  ---------------  -------------  -----------  ----------  ----------  ----------  ----------

Michael A. Sternberg...........         5,536                     $   50.00    1/21/07    $  155,008  $  426,570  $  843,199
                                        1,846           16.7%     $   75.00    1/21/07    $    5,538  $   96,091  $  235,018
                                        1,846                     $  100.00    1/21/07    $       --  $   49,941  $  188,868

Roscoe C. Young II.............         1,385                     $   50.00    1/21/07    $   38,780  $  106,719  $  210,952
                                          462            4.2%     $   75.00    1/21/07    $    1,386  $   24,049  $   58,818
                                          462                     $  100.00    1/21/07    $       --  $   12,499  $   47,268

Cynthia Worthman...............         2,077                     $   50.00    1/21/07    $   58,156  $  160,041  $  316,352
                                          692            6.2%     $   75.00    1/21/07    $    2,076  $   36,021  $   88,100
                                          692                     $  100.00    1/21/07    $       --  $   18,721  $   70,800

Charles Rosenblum..............           415                     $   50.00    1/21/07    $   11,620  $   31,977  $   63,209
                                          138            1.2%     $   75.00    1/21/07    $      414  $    7,183  $   17,569
                                          138                     $  100.00    1/21/07    $       --  $    3,733  $   14,119

James L. Barwick...............         3,000                     $   50.00     3/3/07    $   84,000  $  231,161  $  456,936
                                        1,000            9.0%     $   75.00     3/3/07    $    3,000  $   52,054  $  127,312
                                        1,000                     $  100.00     3/3/07    $       --  $   27,054  $  102,312

------------------------

(1) 10% of the aggregate amount of each such option vests on each subsequent six-month anniversary of the date of grant with options with the lowest exercise price vesting first followed by others in ascending order of exercise price.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (0%, 5% and 10%) on KMC Telecom Common Stock over the term of the options. These assumptions are based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and KMC Telecom Common Stock holdings are dependent on the timing of such exercises and the future value of KMC Telecom Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

OPTION EXERCISES AND OPTION YEAR-END VALUE TABLE

    No options to purchase shares of KMC Telecom Common Stock were exercised in Fiscal 1997 by any of the Named Executive Officers. The following table sets forth information regarding the number and year-end value of unexercised options to purchase shares of KMC Telecom Common Stock held at December 31, 1997 by each of the Named Executive Officers.

                       FISCAL 1997 YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                                 NUMBER OF SECURITIES         "IN-THE-MONEY"
                                                                UNDERLYING UNEXERCISED          OPTIONS AT
                                         SHARES       VALUE           OPTIONS AT             DECEMBER 31, 1997
                                      ACQUIRED ON   REALIZED      DECEMBER 31, 1997            EXERCISABLE/
NAME                                  EXERCISE(#)      ($)     EXERCISABLE/UNEXERCISABLE     UNEXERCISABLE(1)
------------------------------------  ------------  ---------  ------------------------  -------------------------

Michael A. Sternberg................            --         --          8,000/32,000       $  1,486,817/$5,347,270

Roscoe C. Young II..................            --         --           2,000/8,000           $371,699/$1,336,795

Cynthia Worthman....................            --         --          3,000/12,000           $557,559/$2,005,237

Charles Rosenblum...................            --         --              600/2,400            $111,499/$400,994

James L. Barwick....................            --         --              500/4,500             $81,546/$658,913

------------------------

(1) Options are "In-the-Money" if the fair market value of the underlying securities exceeds the exercise price of the options. The fair market value of the option grants at December 31, 1997 was determined by reference to the Company's January 1998 sale of Common Stock to AT&T Credit.

EXECUTIVE EMPLOYMENT CONTRACTS

    The Company has an employment contract with Michael A. Sternberg its President and Chief Executive Officer. The Company's employment agreement with Mr. Sternberg provides for an initial term of three years, which began on July 29, 1996 and which may be continued for two additional years at the option of the Company. Under the agreement, Mr. Sternberg's base salary is $275,000 per annum and he is entitled to a bonus in an amount up to an aggregate of $250,000. Mr. Sternberg is entitled to receive benefits generally received by Company officers, including options to purchase Company stock, reimbursement of expenses incurred on behalf of the Company, and a leased automobile. Upon termination of the agreement, Mr. Sternberg is subject to a confidentiality covenant and an 18 month non-competition agreement. If the Company terminates Mr. Sternberg's employment without cause, he is entitled to a severance payment in an amount equal to his annual base salary.

    In connection with his employment in November 1996, the Company agreed to pay to Roscoe C. Young II, its Chief Operating Officer, a severance payment equal to one year's base salary if his employment with the Company were to be terminated without cause during the second or third years of his employment. Mr. Young's current base salary is $225,000 per annum.

EMPLOYEE PLANS


    KMC TELECOM STOCK OPTION PLAN. Prior to the adoption of the KMC Holdings Stock Option Plan, certain of the Company's employees were eligible to participate in the KMC Telecom Stock Option Plan. The KMC Telecom Stock Option Plan was administered by the Compensation Committee of the Board of Directors of KMC Telecom (the "Telecom Plan Committee"). The Telecom Plan Committee was authorized to grant (i) options intended to qualify as Incentive Stock Options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, directors or other persons having a unique relationship with KMC Telecom or any of its affiliates, and (ii) options not intended to so qualify ("Nonqualified Options," and together with the Incentive Options, "Options"). However, neither Mr. Kamine nor any person employed by Nassau or any affiliate of Nassau was eligible for grants under the plan.

    The number of shares of KMC Telecom Common Stock available for grants under the plan was 150,000. No participant could receive more than 40,000 shares of KMC Telecom Common Stock under the KMC Telecom Stock Option Plan.



    The Telecom Plan Committee had the power and authority to designate recipients of Options, to determine the terms, conditions and limitations of Options and to interpret the provisions of the KMC Telecom Stock Option Plan. The exercise price of all Incentive Options granted under the KMC Telecom Stock Option Plan had to be at least equal to the Fair Market Value (as defined in the plan) of KMC Telecom Common Stock on the date the options were granted and the exercise price of all Nonqualified Options granted under the KMC Telecom Stock Option Plan had to be at least equal to 50% of the Fair Market Value of the KMC Telecom Common Stock on the date the options were granted. The maximum term of each Option granted pursuant to the KMC Telecom Stock Option Plan was ten years. Options became exercisable at such times and in such installments as the Telecom Plan Committee provided in the terms of each individual Option.



    As discussed above under "--Stock Option Grants," the Board of Directors of the Company recently adopted, effective upon stockholder approval, a new KMC Holdings Stock Option Plan. As a result, it is currently anticipated that, during the third quarter of 1998, the Company will replace the options to purchase KMC Telecom Common Stock previously granted under the the KMC Telecom Stock Option Plan with options to purchase Company Common Stock granted under the new KMC Holdings Stock Option Plan and will grant options to additional employees of the Company. No new options will be granted under the KMC Telecom Stock Option Plan.



    KMC HOLDINGS STOCK OPTION PLAN. Employees, directors or other persons having a unique relationship with the Company or any of its affiliates are eligible to participate in the KMC Holdings Stock Option Plan. However, neither Mr. Kamine nor any person employed by Nassau or any affiliate of Nassau is eligible for grants under the plan. The KMC Holdings Stock Option Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Holdings Plan Committee"). The Holdings Plan Committee is authorized to grant (i) options intended to qualify as Incentive Options, (ii) Non-Qualified Options, (iii) stock appreciation rights, (iv) restricted stock,
(v) performance units, (vi) performance shares and (vii) certain other types of awards.



    The number of shares of Company Common Stock available for grant under the KMC Holdings Stock Option Plan is 262,750. No participant may receive more than 75,000 shares of Company Common Stock under the KMC Holdings Stock Option Plan.



    The Holdings Plan Committee has the power and authority to designate recipients of grants under the KMC Holdings Stock Option Plan, to determine the terms, conditions and limitations of grants under the plan and to interpret the provisions of the plan. The exercise price of all Incentive Options granted under the KMC Holdings Stock Option Plan must be at least equal to the Fair Market Value (as defined in the plan) of Company Common Stock on the date the options are granted and the exercise price of all Nonqualified Options granted under the KMC Holdings Stock Option Plan must be at least equal to 50% of the Fair Market Value of Company Common Stock on the date the options are granted. The maximum term of each Option granted under the KMC Holdings Stock Option Plan will be 10 years. Options will become exercisable at such time and in such installments as the Holdings Plan Committee provides in the terms of each individual Option.


DIRECTOR COMPENSATION

    The Company's Directors do not currently receive any compensation for their services in such capacity, except that Mr. Lasher receives $40,000 per year in connection with his services as Vice Chairman of the Board. Pursuant to an agreement among the Company, Mr. Kamine and Nassau, Nassau is paid an annual fee of $100,000, which includes reimbursement to Nassau for the services of Messrs. Hack, Quigley and Stewart as Directors. From May 1, 1996 through January 29, 1998, Kamine Development Corp. was paid a fee at an annual rate of $266,000 for the services of Mr. Kamine as Chairman of the Board. The amount of this fee was reduced to $100,000 per annum as of January 29, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company and certain affiliated companies owned by Harold N. Kamine, its Chairman of the Board, share certain administrative services, such as personnel, utilities, and supplies. The entity which bears the cost of the service is reimbursed by the other for the other's proportionate share of such expenses. Prior to effectiveness of the lease referred to in the next paragraph, these shared services included rent paid by the Company for its headquarters offices to an affiliate of Mr. Kamine. The Company reimbursed Kamine-affiliated companies for these shared services an aggregate of approximately $571,000 and $488,000, respectively, for 1996 and 1997.

    Effective June 1, 1996, the Company entered into a lease agreement with Cogeneration Services, Inc. (an entity controlled by Mr. Kamine) pursuant to which the Company leases its headquarters office in Bedminster, New Jersey. The lease expires in January 2007. The lease provides for a base annual rental of approximately $207,000 (adjusted periodically for changes in the consumer price index), plus operating expenses.

    In 1996, Mr. Kamine received interest payments totaling $120,000 on loans he made to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    From May 1, 1996 through January 29, 1998, Kamine Development Corp., an affiliate of the Company, was paid a fee at an annual rate of $266,000 as reimbursement for the services of Mr. Kamine as Chairman of the Board of the Company. The amount of this fee was reduced to $100,000 per annum as of January 29, 1998. The amount of the fee paid in 1996 and 1997 is included in the respective shared services payments for those years described in the first paragraph above.

    Pursuant to Mr. G. Scott Brodey Sr.'s termination of employment with the Company on March 3, 1997, the Company agreed to pay Mr. Brodey severance of $150,000 payable over the course of a year. Mr. Brodey had been Executive Vice President--Construction of the Company.

    In February, 1998, the Company loaned to Roscoe C. Young II, the Company's Chief Operating Officer, the principal sum of $350,000. The loan is evidenced by a promissory note which bears interest at the rate of 6% per annum. Interest and principal are payable at maturity on February 13, 2003.

    In March, 1998, the Company made a bridge loan to Tricia Breckenridge in the principal amount of $150,000. Mrs. Breckenridge is Senior Vice President--Business Development of the Company. The loan is evidenced by a promissory note which bears interest at the rate of 6% per annum, and is secured by a second mortgage on property located in Gurnee, Illinois. Interest and principal are due upon the sale of the property.

    The Company believes that the above transactions were on terms no less favorable to the Company than could have been obtained in transactions with independent third parties. All future transactions between the Company and its officers, Directors, principal stockholders or their respective affiliates, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

    Pursuant to agreements entered into in September and October 1997 (the "Dividend Agreements"), between the Company and each of the holders of Series A Preferred Stock and Series C Preferred Stock (collectively, the "Preferred Holders") each Preferred Holder has agreed to forego the payment of accumulated dividends on its shares of preferred stock of the Company from the date of such Dividend Agreement through the date on which such Preferred Holder disposes of its interest in the Company; provided, that, upon such disposition, such Preferred Holder realizes not less than a ten percent (10%) compound rate of return on its investment for the period from the date of such Dividend Agreement to the date of such disposition.

    Upon closing of the Initial Offering, the Company paid to Nassau approximately $600,000 for dividend arrearages on the Series A Cumulative Convertible Preferred Stock of KMC Telecom which Nassau had exchanged for its shares of Series A Preferred Stock of the Company.

    Pursuant to an Agreement among the Company, Mr. Kamine and Nassau, Nassau is entitled to an annual payment of $100,000 as a financial advisory fee and as compensation for the Nassau designees who serve on the Board of Directors of the Company.


    Mr. Kamine, KMC Telecommunications L.P., Nassau, AT&T Credit, CoreStates and GECC are parties to the Stockholders Agreement. Pursuant to the Stockholder's Agreement and the Company's certificate of incorporation, Mr. Kamine and Nassau are currently entitled to elect all of the Company's seven Directors, with each entitled to nominate three Directors, and the seventh to be nominated by agreement of Mr. Kamine, Nassau and either AT&T Credit or the holders of a majority of the outstanding shares of the Company's Series C Preferred Stock. The number of Directors which Mr. Kamine is entitled to elect would be reduced to two if the number of shares owned by him were to fall below two-thirds of the number of shares of the Company initially issued to him, and to one if the number of shares owned by him were to fall below one-third of the number of shares initially issued to him. If his ownership were to fall below 5% of the number of shares initially issued to him, Mr. Kamine would no longer be entitled to elect any Directors pursuant to such provisions. Comparable reductions would be made to the number of Directors which Nassau is entitled to elect if its ownership were to fall below the specified fractions. See "Principal Stockholders--Stockholders Agreement."


    AT&T Finance (an affiliate of AT&T Credit) has provided financing for the Company in the form of the AT&T Facility. Pursuant to the AT&T Facility, AT&T Finance has agreed to make available, subject to certain conditions, up to a total of $70.0 million, on a project by project basis, for construction and development of the Company's networks. GECC and CoreStates are participating lenders in the AT&T Facility to the extent of $25.0 million and $15.0 million, respectively. See "Description of Certain Indebtedness."

    AT&T Finance also entered into the Supplemental AT&T Facility with the Company pursuant to which AT&T Finance loaned the Company $10.0 million. The Supplemental AT&T Facility was repaid in full upon the consummation of the Initial Offering. Upon repayment of the Supplemental AT&T Facility, AT&T Credit exercised a warrant for the purchase of 91,268 shares of Common Stock, for an aggregate purchase price of $10.0 million.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of February 28, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) the Named Executive Officers, and (iv) all executive officers and Directors as a group.


    The Company was formed as a holding company in September 1997. Prior to the establishment of the present holding company structure, during 1996 and 1997, KMC Telecom (now the Company's principal operating subsidiary) granted options to purchase shares of KMC Telecom Common Stock to employees, including Messrs. Sternberg, Young, Rosenblum and Barwick and Ms. Worthman and selected employees of certain affiliated companies owned by Mr. Kamine. The Board of Directors of the Company recently adopted, effective upon stockholder approval, the KMC Holdings Stock Option Plan which authorizes the grant of options to purchase Common Stock of the Company. It is currently anticipated that, during the third quarter of 1998, the Company will replace the options to purchase KMC Telecom Common Stock previously granted under the KMC Telecom Stock Option Plan with options to purchase Common Stock of the Company and to grant options to additional employees of the Company, including Mr. Lasher. The options for Common Stock of the Company which replace the options previously granted under the KMC Telecom Stock Option Plan, or which are granted to the additional employees, will entitle the recipients to purchase an aggregate of no more than 262,750 shares of the Company's Common Stock at an average exercise price of not less than $26.00 per share. The Company may subsequently grant additional options, although it has no specific plans in this regard. See "Management --Stock Option Grants". The existing options to purchase shares of KMC Telecom Common Stock are described in the footnotes to the following table.


                                                                                         NUMBER OF     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    SHARES (1)    OWNERSHIP(1)
--------------------------------------------------------------------------------------  -----------  ---------------
Harold N. Kamine......................................................................  573,835              68.5%
  c/o Kamine Development Corp.
  1545 Route 206
  Bedminster, NJ 07921
Nassau Capital Partners L.P...........................................................  661,454    (2)         44.5%
  c/o Nassau Capital L.L.C.
  22 Chambers Street
  Princeton, NJ 08542
AT&T Credit Corporation...............................................................  203,288.5            24.3%
  44 Whippany Road
  Morristown, NJ 07962-1983
CoreStates Holdings, Inc..............................................................  102,155.5  (3)         10.9%
  1339 Chestnut St.
  Philadelphia, PA 19107
General Electric Capital Corporation..................................................  200,476    (4)         19.3%
  120 Long Ridge Road
  Stamford, CT 06927
Michael A. Sternberg..................................................................           --(5)           --
  c/o KMC Telecom Holdings, Inc.
  1545 Route 206, Suite 300
  Bedminster, New Jersey 07921
Gary E. Lasher........................................................................           --            --
  c/o KMC Telecom Holdings, Inc.
  1545 Route 206, Suite 300
  Bedminster, New Jersey 07921

                                                                                         NUMBER OF     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    SHARES (1)    OWNERSHIP(1)
--------------------------------------------------------------------------------------  -----------  ---------------
John G. Quigley.......................................................................  661,454    (6)         44.5%
  c/o Nassau Capital L.L.C.
  22 Chambers Street
  Princeton, NJ 08542
Richard H. Patterson..................................................................           --            --
  c/o Waller Capital Corporation
  30 Rockefeller Center
  Suite 4350
  New York, NY 10112
Randall A. Hack.......................................................................  661,454    (6)         44.5%
  c/o Nassau Capital L.L.C.
  22 Chambers Street
  Princeton, NJ 08542
William H. Stewart....................................................................  661,454    (7)         44.5%
  c/o Nassau Capital L.L.C.
  22 Chambers Street
  Princeton, NJ 08542
Roscoe C. Young II....................................................................           --(8)           --
  c/o KMC Telecom Holdings, Inc.
  1545 Route 206, Suite 300
  Bedminster, NJ 07921
Cynthia Worthman......................................................................           --(9)           --
  c/o KMC Telecom Holdings, Inc.
  1545 Route 206, Suite 300
  Bedminster, NJ 07921
Charles Rosenblum.....................................................................           -- 10)           --
  c/o KMC Telecom Holdings, Inc.
  1545 Route 206, Suite 300
  Bedminster, NJ 07925
James A. Barwick......................................................................           -- 11)           --
  c/o KMC Telecom Holdings, Inc.
  1545 Route 206, Suite 300
  Bedminster, NJ 07921
Directors and Officers of the Company as a Group (11 persons).........................  1,235,289  (2)         83.2%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and convertible securities held by that person that are currently exercisable or exercisable within 60 days of February 28, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Includes 600,000 shares of Common Stock which Nassau and NAS Partners I L.L.C. ("NAS"), of which Messrs. Quigley, Hack and Stewart are members, have the right to acquire upon conversion of 122,708 and 1,092 shares of Series A Preferred Stock, respectively, and 47,619 shares of Common Stock which Nassau and NAS have the right to acquire upon conversion of 24,778 and 222 shares of Series C Preferred Stock, respectively. These are the same shares listed for Messrs. Quigley, Hack and Stewart.

(3) Includes 95,238 shares of Common Stock which CoreStates has the right to acquire upon conversion of 50,000 shares of Series C Preferred Stock of the Company.

(4) Includes 190,476 shares of Common Stock which GECC has the right to acquire upon conversion of 100,000 shares of Series C Preferred Stock of the Company and 10,000 shares of Common Stock which GECC has the right to acquire upon exercise of a warrant.

(5) Mr. Sternberg does not presently own any shares of Common Stock of the Company. However, he does hold 8,000 currently exercisable options to acquire shares of KMC Telecom Common Stock.

(6) Messrs. Quigley and Hack, Directors of the Company, are members of Nassau Capital L.L.C., the general partner of Nassau; accordingly Messrs. Quigley and Hack may be deemed to be beneficial owners of such shares and for purposes of this table they are included. Messrs. Quigley and Hack disclaim beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. Messrs. Quigley and Hack are also members of NAS; accordingly Messrs. Quigley and Hack may be deemed to be beneficial owners of such shares and for purposes of this table they are included. Messrs. Quigley and Hack disclaim beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act.

(7) All of the shares indicated as owned by Mr. Stewart are owned directly or indirectly by Nassau and are included because of Mr. Stewart's affiliation with Nassau. Mr. Stewart is also a member of NAS; accordingly, Mr. Stewart may be deemed to be the beneficial owner of such shares and for purposes of this table they are included. Mr. Stewart disclaims beneficial ownership of all of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(8) Mr. Young does not presently beneficially own any shares of Common Stock of the Company. However, he does hold 2,000 currently exercisable options to acquire shares of KMC Telecom Common Stock.

(9) Ms. Worthman does not presently beneficially own any shares of Common Stock of the Company. However, she does hold 3,000 currently exercisable options to acquire shares of KMC Telecom Common Stock.

(10) Mr. Rosenblum does not presently beneficially own any shares of Common Stock of the Company. However, he does hold 600 currently exercisable options to acquire shares of KMC Telecom Common Stock.

(11) Mr. Barwick does not presently beneficially own any shares of Common Stock of the Company. However, he does hold 500 currently exercisable options to acquire shares of KMC Telecom Common Stock.


    STOCKHOLDERS AGREEMENT. The Stockholders Agreement restricts the ability of the current stockholders to transfer shares in the Company to persons not affiliated with or related to the current stockholders. Pursuant to the Stockholders Agreement and the Company's certificate of incorporation, Mr. Kamine and Nassau are currently entitled to elect all of the Directors, three of whom are nominated by Mr. Kamine (one of whom must be the President and Chief Executive Officer), three of whom are nominated by Nassau and one of whom is nominated by agreement of Mr. Kamine, Nassau and either AT&T Credit or the holders of a majority of the outstanding shares of the Company's Series C Preferred Stock. The number of Directors which Mr. Kamine is entitled to elect would be reduced to two if the number of shares owned by him were to fall below two-thirds of the number of shares of the Company initially issued to him, and to one if the number of shares owned by him were to fall below one-third of the number of shares initially issued to him. If his ownership were to fall below 5% of the number of shares initially issued to him, Mr. Kamine would no longer be entitled to elect any Directors pursuant to such provisions. Comparable reductions would be made to the number of Directors which Nassau is entitled to elect if its ownership were to fall below the specified fractions. If a default relating to payment occurs under the

AT&T Facility, and continues uncured for 90 days, the holders of Series C Preferred Stock (currently Nassau, NAS, GECC and CoreStates) will be entitled to elect two additional Directors, who will serve until the default is cured.

    Each of Nassau, NAS, CoreStates, GECC and AT&T Credit has a "put right" entitling it to have the Company repurchase its shares for the fair market value of such shares if no Liquidity Event (defined as (i) an initial public offering with gross proceeds of at least $40.0 million, (ii) the sale of substantially all of the stock or assets of the Company or (iii) the merger or consolidation of the Company with one or more other corporations) has taken place by the later of (x) October 22, 2003 or (y) 90 days after the final maturity date of the Notes. CoreStates, GECC and AT&T Credit may not exercise such put rights unless Nassau has exercised its put right. The Indenture limits the Company's ability to repurchase such shares.

    The current stockholders have demand registration rights with respect to their shares of Common Stock of the Company commencing on the earlier of June 5, 2000 (in the case of Mr. Kamine or Nassau) and the date on which the Company completes an initial public offering of Common Stock (and any related holdback period expires). Each of the holders of registrable securities also has certain piggyback registration rights. The parties to the Stockholders Agreement have agreed not to effect any public sale or distribution of Common Stock of the Company, or securities convertible into such Common Stock, within 180 days of the effective date of any demand or piggyback registration.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

AT&T FACILITY

    The following summary of the material provisions of the documents comprising the AT&T Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of such documents, including the definitions of certain terms therein. Terms used and not defined herein have the meanings given to them in the documents described herein. Copies of such documents are available from the Company upon request.

GENERAL

    Under the AT&T Facility, AT&T Finance agreed to lend the Company's subsidiaries, KMC Telecom and KMC Telecom II and two limited liability companies, one of which is wholly-owned by KMC Telecom and one of which is wholly-owned by KMC Telecom II, up to an aggregate of $70.0 million (the "Commitment Amount") to be used for the construction of fiber optic telecommunications networks ("Systems") in certain markets, subject to certain conditions. Disbursements under the AT&T Facility are available to KMC Telecom for engineering, design and backbone construction, with additional amounts to finance expansion of Systems operated by KMC Telecom (which comprise the Company's eight existing networks), and were available to KMC Telecom II prior to the Closing Date of the Initial Offering for up to 55% of the invoice price of switches and electronic equipment purchased under the agreement with Lucent for the nine Systems proposed to be put into operation in 1998 which are to be operated by KMC Telecom II (with the tenth system to be operated by a separate subsidiary, KMC Telecom of Virginia, Inc. ("KMC Virginia")). The total amount loaned for any System may not exceed the total invoice price property, plant and equipment plus, without duplication, the capitalized construction costs for such System.

    Loans to KMC Telecom under the AT&T Facility will mature no later than October 1, 2005. All loans to KMC Telecom II were repaid on the Closing Date of the Initial Offering and KMC Telecom II is no longer entitled to borrow, and is no longer an obligor, under the AT&T Facility. KMC Telecom and its subsidiary limited liability company (collectively, the "Borrowers"), however, are now permitted to borrow up to the full $70.0 million amount of the AT&T Facility. Borrowings under the AT&T Facility will bear interest prior to October 1, 1999, at the Commercial Paper Rate (as defined in the AT&T Facility) plus 5%. After October 1, 1999, the interest rate will be either a fixed rate equal to the average rate of U.S. Treasury Notes maturing the same month in which the remaining average life of the loans ends plus 5.5%, or a variable rate equal to either the Commercial Paper Rate plus 5%, or the LIBOR rate plus 5%, at the Borrowers' option. If a Borrower defaults on any payment due under the AT&T Facility, the interest rate will increase by four percentage points.

    The Company has unconditionally guaranteed the repayment of the AT&T Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. The Company has agreed to pay all amounts outstanding under the AT&T Facility, on demand, upon the occurrence and during the continuation of any Event of Default (as defined therein). The Company has pledged the shares of KMC Telecom to AT&T Finance to secure its obligations under the guaranty. KMC Telecom has pledged its ownership interest in its subsidiary limited liability company to AT&T Finance. In addition, KMC Telecom and its subsidiary limited liability company have each pledged all of their assets to AT&T Finance.

    PAYMENTS. Interest under the AT&T Facility is payable quarterly in arrears. The outstanding principal balance of all loans made to the Borrowers under the AT&T Facility is payable in 24 consecutive quarterly installments beginning on January 1, 2000. AT&T Finance will receive an annual fee of $100,000 on the first payment date of each year (interest or principal) beginning January 1, 1998.

    MANDATORY PREPAYMENTS. AT&T Finance has the right to require prepayment of all loans made under the AT&T Facility in the event of a Change in Control (as defined in the AT&T Facility). Events triggering a Change in Control include the Company ceasing to own 100% of the outstanding capital stock of each of the Borrowers, directly or indirectly (except as a result of the exercise of warrants by AT&T

Finance or its affiliates, successors or assigns). At the Closing of the Initial Offering, AT&T Finance was paid all amounts previously borrowed by KMC Telecom II under the AT&T Facility ($10.8 million). Amounts borrowed by KMC Telecom ($40.5 million as of March 31, 1998) remain outstanding.

    The AT&T Facility contains a number of negative covenants including, among others, covenants restricting the ability of the Borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends or make any other payments (including payments of principal or interest on loans) to the Company, create Subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person. The AT&T Facility also contains a number of affirmative covenants including, among others, covenants requiring the Borrowers to preserve and maintain corporate existence, comply with laws, maintain their properties, maintain insurance, pay taxes, furnish AT&T Finance with copies of financial statements, and inform AT&T Finance of litigation. After repayment of all amounts borrowed by KMC Telecom II on the Closing Date of the Initial Offering, KMC Telecom II and its subsidiary limited liability company are no longer Borrowers or obligors or subject to these covenants and restrictions.

    The Borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that at the end of each fiscal quarter of each of the Borrowers commencing with the fiscal quarter ending September 30, 1997 through and including the fiscal quarter ending December 31, 1999 the ratio of Available Cash (defined as cash available plus the amount available under the AT&T Facility for which all conditions precedent have been fulfilled) plus, only if positive, EBITDA to Lender Debt Service (as defined below) shall equal at least 1.00 to 1.00. Lender Debt Service shall be measured on the last day of each fiscal quarter and shall equal the sum of (i) cash interest expense for the immediately succeeding four fiscal quarters, to be calculated by giving effect to the total debt outstanding to AT&T Finance on the last day of such fiscal quarter, with such debt deemed to be accruing interest over the next four fiscal quarters at an interest rate equal to the interest rate in effect on such last day of such fiscal quarter, and (ii) scheduled principal payments for the immediately succeeding four fiscal quarters. At the end of each fiscal quarter ending March 31, 2000 through June 30, 2001, inclusive, the ratio of the sum of Available Cash, plus, only if positive, EBITDA to Lender Debt Service must equal at least 1.25 to 1.00.

    At the end of each fiscal quarter during each period set forth below, the ratio of EBITDA for the immediately preceding four fiscal quarters to Lender Debt Service shall equal at least the ratio set forth below:

FISCAL YEAR                                                                          RATIO
-------------------------------------------------------------------------------  -------------
July 1, 2001 -- December 31, 2001..............................................  1.25 to 1.00

January 1, 2002 -- December 31, 2002...........................................  1.35 to 1.00

January 1, 2003 -- and each fiscal quarter thereafter..........................  1.75 to 1.00

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the AT&T Facility, permitting AT&T Finance, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness. The AT&T Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments and bankruptcy.

    The Company's subsidiaries KMC Telecom and its subsidiary limited liability company are currently obligors under the AT&T Facility. Such subsidiaries have no obligation to holders of the Notes. Accordingly, if there were an Event of Default under the AT&T Facility, the lenders thereunder would be entitled to payment in full and could foreclose on the assets of such subsidiaries and the holders of Notes would have no right to share in such assets.

    AT&T Finance has entered into a participation agreement with GECC and CoreStates providing for the participation of GECC and CoreStates in the AT&T Facility.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Original Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of January 29, 1998, between the Company, as issuer, and The Chase Manhattan Bank (the "Trustee"). A copy of the Indenture has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

    The Exchange Notes will be unsubordinated, unsecured obligations of the Company, initially limited to $460,800,000 aggregate principal amount at maturity, and will mature on February 15, 2008. Although for federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the Exchange Notes, no interest will be payable on the Exchange Notes prior to August 15, 2003. From and after February 15, 2003, interest on the Exchange Notes will accrue at the rate indicated on the cover page of this Prospectus from February 15, 2003, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing August 15, 2003.

    Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 450 West 33rd Street, New York, New York 10001), or at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register; PROVIDED that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent global Notes registered in the name of or held by the Depository or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

    Subject to the covenants described below under "--Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Exchange Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for purposes of the Indenture.

BOOK-ENTRY; DELIVERY AND FORM

    Exchange Notes issued in exchange for the Original Notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes (collectively, the "Global Note"), and will be deposited upon issuance with the Depository or an agent of the Depository and registered in the name of the Depository or a nominee of the Depository (the "Global Note Registered Owner"). Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    Exchange Notes issued in exchange for other Original Notes will be issued in registered, certificated form without interest coupons.

    The Depository has advised the Company that the Depository is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of such persons held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.

    The Depository has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depository will credit the accounts of its Participants with portions of the principal amount of the Global Note representing the Exchange Notes issued in exchange for the Original Notes that each such Participant has instructed the Depository to surrender for exchange and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

    Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments in respect of the principal of and premium, if any, and interest on any Exchange Notes and for any and all other purposes whatsoever. Payments on any Exchange Notes registered in the name of the Global Note Registered Owner will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or the records of any Participant or Indirect Participant relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depository's records or records of any Participant or Indirect Participant relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants. The Depository has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

OPTIONAL REDEMPTION

    The Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's last address as it appears in the Security Register, at the following prices (the "Redemption Prices") (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing February 15, of the years set forth below:

YEAR                                                                              REDEMPTION PRICE
--------------------------------------------------------------------------------  ----------------
2003............................................................................       106.2500%
2004............................................................................       104.1666
2005............................................................................       102.0832
2006 and thereafter.............................................................       100.0000

    In addition, at any time or from time to time, on or prior to April 15, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more public or private Equity Offerings, at a Redemption Price equal to 112.5% of Accreted Value on the Redemption Date; provided that at least 65% of the aggregate principal amount at maturity of the Notes remains outstanding after each such redemption.

    In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed or, if the Exchange Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

REGISTRATION RIGHTS

    Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the Holders, that it would use its best efforts, at its cost, to consummate this Exchange Offer. In satisfaction of this obligation, the Company is hereby offering the Exchange Notes in return for surrender of the Original Notes. It is intended by the Company that the Exchange Offer will satisfy these registration rights, which will terminate upon the consummation of the Exchange Offer. For each Original Note surrendered to the Company pursuant to the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount at maturity. The Accreted Value of each Exchange Note shall be identical to, and shall be determined in the same manner as, the Accreted Value of the Original Notes so surrendered and exchanged therefor. Interest on each Exchange Note shall be calculated and paid in the same manner as interest on the Original Notes so surrendered and exchanged therefor.

RANKING

    The Exchange Notes will be unsubordinated, unsecured indebtedness of the Company, will rank PARI PASSU in right of payment with all existing and future unsubordinated, unsecured indebtedness of the Company and will be senior in right of payment to any future subordinated indebtedness of the Company. As of March 31, 1998, the Company (on an unconsolidated basis) had $248.6 million of liabilities including $244.5 million of indebtedness on the Original Notes (the principal amount of which at maturity is $460.8 million). However, the Company is a holding company and the Exchange Notes will be effectively subordinated to all existing and future indebtedness (including the AT&T Facility) and liabilities (including trade payables and any subordinated indebtedness) of the Company's subsidiaries. As of March 31, 1998, the subsidiaries of the Company had approximately $49.6 million of liabilities (excluding intercompany payables), including approximately $40.5 million of secured indebtedness. See "Risk Factors--Substantial Indebtedness; Debt Service Requirements; Refinancing Risks"; "--Holding Company's Reliance on Subsidiaries' Funds; Priority of Other Creditors" and "Description of Certain Indebtedness."

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

    "Accreted Value" is defined to mean, for any Specified Date, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 principal amount at maturity of Notes:

        (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL                                                                         ACCRETED
ACCRUAL DATE                                                                         VALUE
---------------------------------------------------------------------------------  ----------
August 15, 1998..................................................................  $   579.48
February 15, 1999................................................................  $   615.70
August 15, 1999..................................................................  $   654.18
February 15, 2000................................................................  $   695.07
August 15, 2000..................................................................  $   738.51
February 15, 2001................................................................  $   784.67
August 15, 2001..................................................................  $   833.71
February 15, 2002................................................................  $   885.81
August 15, 2002..................................................................  $   941.18
February 15, 2003................................................................  $ 1,000.00

        (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $542.46 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $542.46 MULTIPLIED by (2) a fraction, the numerator of which is the number of days from January 29, 1998 to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from January 29, 1998 to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

       (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

        (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or upon consummation of such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person that is not a Restricted Subsidiary (or is an

Unrestricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person or an Unrestricted Subsidiary during such period;
(ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (except to the extent such restriction has been legally waived); (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales or the termination of discontinued operations; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; (vii) the cumulative effect of a change in accounting principles since the Closing Date; and (viii) at the irrevocable election of the Company for each occurrence, any net after-tax income (loss) from discontinued operations; PROVIDED that for purposes of any subsequent Investment in the entity conducting such discontinued operations under the "Restricted Payments" covenant, such entity shall be treated as an Unrestricted Subsidiary until such discontinued operations have actually been disposed of.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (B) of the "Limitation on Asset Sales" covenant,
(c) a disposition of cash or Temporary Cash Investments, (d) any Restricted Payment that is permitted to be made, and is made, under the "Limitation on Restricted Payments" covenant, (e) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $500,000 (provided that any series of related sales or dispositions in excess of $500,000 shall be considered "Asset Sales"), (f) the lease, assignment of a lease or sub-lease of any real or personal property in the ordinary course of business, (g) foreclosures on assets, (h) pledges of assets or stock by the Company or any of its Restricted Subsidiaries otherwise permitted under the Indenture, including such pledges securing Indebtedness under the AT&T Facility and (i) the exercise of common stock warrants by AT&T Finance in respect of KMC Telecom.

    "AT&T Facility" means the Amended and Restated Loan and Security Agreement dated as of September 22, 1997 among KMC Telecom, KMC Telecom II, and AT&T Finance and any other lenders or borrowers from time to time party thereto, collateral documents, instruments and agreements executed in connection therewith and any amendments, supplements, modifications, extensions, renewals, restatements, refinancings or refundings thereof.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock, partnership or membership interests and any other right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

    "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Closing Date" means January 29, 1998, the date on which the Notes were originally issued under the Indenture.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing (or, in the case of a loss, decreasing) Adjusted Consolidated Net Income, determined, with respect to clauses (ii), (iii) and (iv), on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

    "Consolidated Interest Expense" means, for any period, the aggregate amount (without duplication) of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER,(i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that, in making the foregoing calculation, PRO FORMA effect shall be given to the following events which occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"): (i) the Incurrence of the Indebtedness with respect to which the computation is being made and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of the Four Quarter Period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid or retired at the beginning of the Four Quarter Period; (iii) in the case of Acquired Indebtedness, the related acquisition, as if such acquisition occurred at the beginning of the Four Quarter Period; (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of

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the Four Quarter Period, assuming such acquisition or disposition had been consummated on the first day of the Four Quarter Period and after giving PRO FORMA effect to net cost savings that the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (PROVIDED that both (A) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers' Certificate and with respect to any other acquisition or disposition, such Officers' Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings); and PROVIDED FURTHER that (x) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a PRO FORMA basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest shall be computed by applying, at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a PRO FORMA basis shall be computed based upon the PRO FORMA average daily balance of such Indebtedness during the applicable period; and (v) the occurrence of any of the events described in clauses
(i)-(iv) above by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) are no more favorable to the holders of such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock (or the security for which such Capital Stock is convertible into or exchangeable for) specifically provides that such Person will not repurchase or redeem

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any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

    "Equity Offering" means any public or private sale of common stock or preferred stock of the Company (excluding Disqualified Stock), other than public offerings with respect to the Company's Common Stock registered on Form S-8.

    "Existing Stockholders" means Harold N. Kamine, his Affiliates and Nassau.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; PROVIDED that for purposes of clause (ix) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm or a nationally recognized firm having expertise in the specific area which is the subject of such determination and set forth in their written opinion which shall be delivered to the Trustee.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and the Company's Series C and Series D Preferred Stock and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

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    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding trade letters of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables and accrued current liabilities arising in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) hereof of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation of the types described above, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" means, with respect to any Person, all investments by such Person in other Persons in the form of any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries and commissions, travel and similar advances to officers and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such other Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; PROVIDED that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary

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shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB+ or higher by S&P or Baa1 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investment in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold cash pending investment and/or distribution.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Nassau" means Nassau Capital Partners L.P., NAS Partners I L.L.C. or their respective successors, and their Affiliates.

    "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other commissions, fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale and any relocation expenses incurred as a result thereof, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased

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pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount at maturity to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price (or, if the Notes are represented by one or more permanent global Notes registered in the name of The Depository Trust Company or its nominee, by such other method as required thereby), and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount at maturity to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments and Investment Grade Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP and reasonable advances to sales representatives; (iv) any Investment acquired by the Company or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (v) any Investment acquired in consideration for the issuance of Capital Stock (other than Disqualified Stock) or the proceeds of the issuance of Capital Stock (other than Disqualified Stock) to the extent such amounts have not been previously applied to a Restricted Payment pursuant to clause (C)(2) of the first paragraph of the "Limitation on Restricted Payments" covenant or clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant or used to support the Incurrence of Indebtedness pursuant to clause (x) under the "Limitation on Indebtedness" covenant and Investments acquired as a capital contribution; (vi) Guarantees permitted by the "Limitation on Indebtedness" covenant; (vii) loans or advances to employees of the Company or any Restricted Subsidiary that do not in the aggregate exceed at any one time outstanding $5.0 million; (viii) Currency Agreements and Interest Rate Agreements permitted under the "Limitation on Indebtedness" covenant; (ix) Investments in prepaid

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expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (x) Investments in debt securities or other evidences of Indebtedness that are issued by companies engaged in the Telecommunications Business; provided that when each Investment pursuant to this clause (x) is made, the aggregate amount of Investments outstanding under this clause (x) does not exceed $3.0 million; (xi) Strategic Investments and Investments in Permitted Joint Ventures in an amount not to exceed $20.0 million at any one time outstanding; (xii) an Investment in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Subsidiaries on the date of such Investments in an amount not to exceed at any time outstanding the sum of (x) $23.0 million plus (y) 10% of the Company's Consolidated EBITDA, if positive, for the immediately preceding four fiscal quarters (valued in each case as provided in the definition of "Investments"); (xiii) securities received in connection with Asset Sales to the extent constituting non-cash consideration permitted under the "Asset Sale" covenant; and (xiv) Investments in an amount not to exceed $5.0 million at any time outstanding.

    "Permitted Joint Venture" means any Unrestricted Subsidiary or any other Person in which the Company or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Restricted Subsidiary) and whose primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries at the time of determination.

    "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, landlord or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or that are bonded or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, licenses, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, trade or government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements (including reciprocal easement agreements), rights-of-way, municipal, building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; PROVIDED that (a) such Lien is created solely for the purpose of securing Trade Payables that the Company reasonably expects to pay within 90 days or Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvements or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Trade Payables or Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at

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the time such Person becomes, or becomes a part of, any Restricted Subsidiary;
PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Significant Subsidiary" means, any Subsidiary that would be a "significant subsidiary" as defined in 17 CFR Part 210.1-01(w), promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

    "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Strategic Investments" means (A) Investments that the Board of Directors has determined in good faith will enable the Company or any of its Restricted Subsidiaries to obtain additional business that it might not be able to obtain without making such Investment and (B) Investments in entities the principal function of which is to perform research and development with respect to products and services that may be used or useful in the Telecommunications Business; PROVIDED that the Company or one of its Restricted Subsidiaries is entitled or otherwise reasonably expected to obtain rights to such products or services as a result of such Investment.

    "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in the Telecommunications Business that by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, (i) is expressly made subordinate in right of payment to the Notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; PROVIDED that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Capital Stock (other than Disqualified Stock) of the Company after the Incurrence of such Indebtedness.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a general partner or otherwise controls such entity.

    "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business.

    "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, (ii) time deposit accounts, certificates of deposit, eurodollar time deposits and money market deposits maturing within 180 days or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's, and (vi) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(v) above.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Warrant Agreement" means the warrant agreement, dated the Closing Date, between the Company and The Chase Manhattan Bank, as warrant agent.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of 95% or more of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); PROVIDED that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company or its Restricted Subsidiaries outstanding at any time in an aggregate principal amount not to exceed $100.0 million of unsubordinated Indebtedness and $100.0 million of subordinated Indebtedness, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below (and any Guarantees thereof by the Company or its Restricted Subsidiaries); (ii) the Incurrence by the Company of Indebtedness represented by the Notes; (iii) Indebtedness in existence on the Closing Date; (iv) Indebtedness of the Company to a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; PROVIDED that such Indebtedness is made pursuant to an intercompany note (which, in the case of Indebtedness owed to the Company, shall be unsubordinated) and any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (iv); (v) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clauses (i), (iv), (vi),
(viii) or (xi) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund Indebtedness that is subordinated in right of payment to the Notes shall only be permitted under this clause (v) if (A) such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and
(B) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (v); (vi) Indebtedness (A) in respect of performance, surety, appeal bonds and completion guarantees provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time (except to the extent Incurred under another clause hereof) other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (vii) Indebtedness of the Company, to the extent the net proceeds thereof are promptly
(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (viii) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below and any Guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of this covenant; (ix) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of acquisitions of real property, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (x) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of (A) the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant described below or clause (v) of the definition of "Permitted Investments" to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such sale of Capital Stock has not been used pursuant to clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (xi) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence; (xii) Indebtedness of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; PROVIDED that such Indebtedness is not incurred in contemplation of such acquisition or merger; and PROVIDED FURTHER that after giving effect to such acquisition or merger, either (x) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first sentence of this covenant or (y) the Consolidated Leverage Ratio is lower (if greater than zero) or higher (if less than zero) than immediately prior to such acquisition; and (xiii) Strategic Subordinated Indebtedness.

    (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. Accretion on an instrument issued at a discount will not be deemed to constitute an Incurrence of Indebtedness.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes (other than the purchase, redemption, repurchase or other acquisition of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six months of the date of acquisition) or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) 100% of the aggregate Net Cash Proceeds and the actual market value of marketable securities (on the date the calculation hereunder is made) received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), and the Net Cash Proceeds from any capital contributions to the Company after the Closing Date from Persons other than Subsidiaries of the Company, in each case excluding such Net Cash Proceeds to the extent used to Incur Indebtedness pursuant to clause (x) of the second paragraph under the "Limitation on Indebtedness" covenant and excluding Net Cash Proceeds from the issuance of Capital Stock to the extent used to make a Permitted Investment in accordance with clause (v) of such defined term, PLUS (3) amounts received from Investments (other than Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (v) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of

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Indebtedness of the Company which is subordinated in right of payment to the
Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);
(v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (vii) the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company that is not registered under the Exchange Act and is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of the Company or any Subsidiary, not to exceed (A) in any calendar year $2.0 million or (B) $5.0 million in the aggregate; (viii) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; (ix) repurchases of fractional shares of Capital Stock in connection with the exercise of Warrants in accordance with the Warrant Agreement; and (x) other Restricted Payments in an aggregate amount not to exceed $2.0 million; PROVIDED that, except in the case of clauses (i), (ii), (iii) and (iv), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (ii) or (viii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment by distribution, sale or otherwise (up to the amount of such Investment on the date made).

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the AT&T Facility, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are

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being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law, rule, regulation or order; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or
(D) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (iv) above on the property so acquired; (v) with respect to the Company or a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale of assets, including, without limitation, customary restrictions on the disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or the Company; (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (in each case other than Indebtedness incurred under the AT&T Facility) if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes; (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and (ix) any encumbrances or restrictions of the type referred to in clauses (i)-(iv) of the first paragraph of this covenant imposed by any amendments, modifications, renewals, restatements, increases, supplements, refundings, replacements or refinancings of the contracts referred to in clauses (i) through (viii) above; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more disadvantageous to the Holders than those contained in the restriction prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of common stock of a Restricted Subsidiary, PROVIDED that the Company or any Restricted Subsidiary applies an amount equal to the Net Cash Proceeds thereof in accordance with the "Limitation on Asset Sales" covenant.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the Indebtedness Incurred under the AT&T Facility existing on the Closing Date. If the Guaranteed Indebtedness is (A) PARI PASSU in right of payment with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized firm having expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or its Restricted Subsidiaries; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect); (vi) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter (so long as any such amendment is not disadvantageous to the Holders in any material respect); or (vii) any Permitted Investments and Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (vii) of this paragraph the aggregate amount of which exceeds $3.0 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    LIMITATION ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to (i) Liens existing on the Closing Date or required on the Closing Date to be provided in the future; (ii) Liens securing obligations under the AT&T Facility (including Liens pursuant to after-acquired clauses); (iii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iv) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (v) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (v) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (vi) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. For purposes of this covenant, the following are deemed to be cash: (x) the principal amount or accreted value (whichever is larger) of Indebtedness of the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary has either (A) received a written release or (B) been released by operation of law, in either case, from all liability on such Indebtedness in connection with such Asset Sale and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Person (other than a natural person) having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis, and an offer to purchase any outstanding Indebtedness with similar provisions requiring the Company to make an offer to purchase such Indebtedness, in an aggregate principal amount at maturity of Notes (or, if prior to February 15, 2003, the Accreted Value of the Notes) and such PARI PASSU Indebtedness equal to (A) with respect to the Notes, the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount at maturity of the Notes (or, if prior to February 15, 2003, the Accreted Value of the Notes) and the denominator of which is the sum of the outstanding principal amount at maturity of the Notes (or, if prior to February 15, 2003, the Accreted Value of the Notes) and such PARI PASSU Indebtedness (the product hereinafter referred to as the "Note Amount"), and (B) with respect to the PARI PASSU Indebtedness, the excess of the Excess Proceeds over the Note Amount, at a purchase price equal to 100% of the Accreted Value of the Notes or such PARI PASSU Indebtedness, as the case may be, on the relevant Payment Date or such other date set forth in the documentation governing the PARI PASSU Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date or such other date set forth in the documentation governing the PARI PASSU Indebtedness. If the aggregate purchase price of the Notes tendered pursuant to the Offer to Purchase is less than the Excess Proceeds, the remaining will be available for use by the Company for general corporate purposes. Upon the consummation of any Offer to Purchase in accordance with the terms of the Indenture, the amount of Net Cash Proceeds from Asset Sales subject to any future Offer to Purchase shall be deemed to be zero.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, PLUS accrued interest (if any) to the Payment Date; PROVIDED, HOWEVER, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this covenant in the event that it has irrevocably committed to, within 90 days of such Change of Control, redeem all the Notes in accordance with the terms hereof.

    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    At all times from and after the date of the commencement of this Exchange Offer the Company shall deliver for filing to the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Company shall supply the Trustee and each Holder, or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the

Indenture or under the Notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) the Company shall have failed to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" covenant above; (e) the Company shall have failed to make or consummate an Offer to Purchase in accordance with the provisions of "Repurchase of Notes upon a Change of Control" above; (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any of its Significant Subsidiaries to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (i) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause
(f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (h) or (i) above occurs with respect to the Company, the Accreted Value of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount at maturity of the outstanding Notes by written notice to the Company and to the

Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the Accreted Value of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, (A) the Company or any Person becoming the successor obligor of the Notes, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or (B) the Company or any Person becoming the successor obligor of the Notes, as the case may be, shall have a Consolidated Leverage Ratio no more than the greater of (I) 6:1 and (II) the Consolidated Leverage Ratio of the Company immediately prior to such transaction; PROVIDED that this clause (iii) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; PROVIDED, HOWEVER, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge, PROVIDED that if simultaneously with the deposit of the money and/or U.S. Government Obligations referred to in (A) above, the Company has caused an irrevocable, transferable, standby letter of credit to be issued by a bank with capital and surplus exceeding the principal amount of the Notes then outstanding, expiring not earlier than 180 days from its issuance, in favor of the Trustee which permits the Trustee to draw an amount equal to the principal, premium, if any, and accrued interest on the Notes through the expiry date of the letter of credit, then the Company will be deemed to have paid and discharged any and all obligations in respect of the Notes on the date of the deposit and issuance of the letter of credit.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (iii) under "Consolidation,

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Merger and Sale of Assets" and all the covenants described herein under
"Covenants," clause (c) under "Events of Default" with respect to such other covenants and clauses (c), (d), (e), (f) and (g) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the Accreted Value or principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise

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of the rights and powers invested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

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
            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary sets forth the opinion of Kelley Drye & Warren, counsel to the Company, as to the principal U.S. federal income tax consequences of an exchange of the Original Notes for the Exchange Notes and the ownership and disposition of the Exchange Notes under U.S. federal income tax law as of the date hereof. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service") and upon the facts concerning the Company as of the date hereof. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders.

    This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of the Exchange Notes in light of their personal investment or tax circumstances, or to certain types of investors (including individual retirement accounts and other tax deferred accounts, insurance companies, financial institutions, broker-dealers or tax-exempt organizations) subject to special treatment under the U.S. federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Exchange Notes as part of a straddle with other investments, or situations in which the functional currency of a holder is not the U.S. dollar. In addition, this discussion deals only with Exchange Notes held as capital assets within the meaning of Section 1221 of the Code.

    For purposes of this discussion, the term "U.S. Holder" means a citizen or resident of the U.S., a corporation, limited liability company or partnership created or organized in the U.S. or under the law of the U.S. or any state thereof (including the District of Columbia), an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source). The term "Non-U.S. Holder" means any person other than a U.S. Holder.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF THE EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

THE ORIGINAL NOTES--UNITS

    For U.S. federal income tax purposes, the Original Notes were originally issued and sold as part of a Unit, comprised of one Original Note and one Warrant to purchase 0.21785 shares of Common Stock. The issue price of a Unit was allocated between the Original Notes and the Warrants based on the Company's best judgment of the relative fair market values of each such component of the Unit on the issue date. The Company allocated $518.59 to each Note and $23.87 to each Warrant. Under regulations issued under provisions of the Code relating to original issue discount (the "OID Regulations"), each Holder will be bound by such allocation for U.S. federal income tax purposes unless such Holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of such Unit that its allocation differs from that of the Company. No assurance can be given that the Service will accept the Company's allocation. If the Company's allocation were successfully challenged by the Service, the issue

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price, original issue discount accrual on the Note and gain or loss on the sale or disposition of a Note would be different from that resulting under the allocation determined by the Company.

    The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, there will not be any material U.S. federal income tax consequences to a holder exchanging Original Notes for the Exchange Notes pursuant to the Exchange Offer.

    Because each Exchange Note is a continuation of the corresponding Original Note, the remainder of this discussion of certain federal income tax consideration generally refers only to "Notes."

THE NOTES

    Under applicable authorities, the Notes should be treated as indebtedness for U.S. federal income tax purposes. In the unlikely event the Notes are treated as equity, the amount of any actual or constructive distributions on any such Note would first be taxable to the holder as dividend income to the extent of the issuer's current and accumulated earnings and profits, and next would be treated as a return of capital to the extent of the holder's tax basis in the Note, with any remaining amount treated as gain from the sale of a Note. As a result, until such time as the issuer has earnings and profits as determined for U.S. federal income tax purposes, distributions on any Note treated as equity will be a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of such Note in the hands of its holder (but not below zero) and any excess will be treated as gain from the sale of the Note. Further, payments on the Notes treated as equity to Non-U.S. Holders would not be eligible for the portfolio interest exception from U.S. withholding tax, and dividends thereon would be subject to U.S. withholding tax at a flat rate of 30% (or lower applicable treaty rate) and gain from their sale or other taxable disposition might also be subject to U.S. tax. In addition, in the event of equity treatment, the Company would not be entitled to deduct interest on the Notes for U.S. federal income tax purposes. The remainder of this discussion assumes that the Notes will constitute indebtedness of the Company for such tax purposes.

    ORIGINAL ISSUE DISCOUNT

    GENERAL. The Notes will be issued with original issue discount ("OID"), and each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of corresponding cash payments on such Notes, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the U.S. Holder held the Notes. See "--Taxation of Original Issue Discount."

    The amount of OID with respect to each Note will be equal to the excess of
(i) its "stated redemption price at maturity" over (ii) its issue price. Under the OID Regulations, the "stated redemption price at maturity" of each Note will include all payments to be made in respect thereof, including any stated interest payments, other than "qualified stated interest." Payments of qualified stated interest are payments of interest which are unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a qualifying rate, including a single fixed rate. The "issue price" of a Note is determined in the manner described under "The Original Notes--Units."

    TAXATION OF ORIGINAL ISSUE DISCOUNT. A U.S. Holder of a debt instrument issued with OID is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the debt instrument. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined upon a constant-yield basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro-rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to a Note may be of any length and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either

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the final or first day of an accrual period. The amount of the OID attributable to each "accrual period" will be the product of the "adjusted issue price" at the beginning of such accrual period and the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). The "yield to maturity" is the discount rate that, when used in computing the present value of all payments to be made under the Notes, produces an amount equal to the issue price of the Notes. The "adjusted issue price" of a debt instrument at the beginning of an accrual period is defined generally as the issue price of the debt instrument plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the debt instrument. Accordingly, a U.S. Holder of a Note will be required to include OID in gross income for U.S. federal income tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of the Note is the difference between (x) the amount payable at the maturity of the Note, and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

    EFFECT OF MANDATORY AND OPTIONAL REDEMPTIONS ON OID. In the event of a Change of Control, the Company will be required to offer to redeem all of the Notes at redemption prices specified elsewhere herein. In the event that the Company receives net proceeds from one or more Equity Offerings, the Company may, at any time prior to April 15, 2000, use all or a portion of such net proceeds to redeem the Notes in amounts and at redemption prices specified elsewhere herein. Under the OID Regulations, computation of yield and maturity of the Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the Notes (that does not reflect a Change of Control or Equity Offerings) is significantly more likely than not to occur. The Company has determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the Notes will be paid according to their stated schedule.

    The Company may redeem the Notes, in whole or in part, at any time on or after February 15, 2003, at redemption prices specified elsewhere herein, plus accrued and unpaid interest to the date of redemption. The OID Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID Regulations, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company believes that it will not be presumed to redeem the Notes prior to their stated maturity under the foregoing rules because the exercise of such option would not lower the yield-to-maturity of the Notes.

    APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    The Notes are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, because the yield to maturity of such Notes exceeds the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. Under the rules applicable to AHYDOs, a portion of the OID that accrues on the Notes will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Notes over the AFR plus six percentage points bears to (ii) the yield to maturity of the Notes. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it generally will be treated as a dividend to holders of the Notes for purposes of the rules relating to the dividends received deduction applicable to corporate holders. Any remaining OID on the Notes will not be deductible by the Company until such OID is paid.

    MARKET DISCOUNT, ACQUISITION PREMIUM

    If a U.S. Holder acquires a Note for an amount that is less than its revised issue price (generally, adjusted issue price at the time of acquisition), the amount of the difference will be treated as "market

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
discount," unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition (including a gift) of, a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note.

    A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant-yield basis), in which case the interest deferral rule set forth in the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Service.

    A U.S. Holder that acquires a Note for an amount that is greater than the adjusted issue price of such Note but equal to or less than the sum of all amounts payable on such Note after the purchase date will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules of the Code and the OID Regulations, the daily portion of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the OID remaining from the date the Note was purchased to its maturity date.

    SALE OR OTHER DISPOSITION

    In general, upon the sale, exchange or redemption of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (not including any amount attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the cost of the Note to such U.S. Holder (or the portion of the Unit purchase price allocable to such Notes), increased by the amount of any market discount or OID previously taken into income by the U.S. Holder and reduced by the amount of any principal received by the U.S. Holder.

    Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Capital gain recognized by individual U.S. Holders generally will be subject to a maximum federal income tax rate of (i) 39.6% if the U.S. Holder held the Note for not more than one year, (ii) 28% if the U.S. Holder held the Note for more than one year but not more than eighteen months, and (iii) 20% if the U.S. Holder held the Note for more than eighteen months. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations with respect to the deductibility of capital losses.

    An exchange of Notes pursuant to the Exchange Offer and the assumption of the Notes by the Company should not be considered a taxable event.

NON-U.S. HOLDERS

    In general, subject to the discussion below concerning backup withholding:

    (a) payments of principal or interest (including OID) on the Notes by the Company or any paying agent to a beneficial owner of a Note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, in the case of interest or accrued OID, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related, directly or indirectly, to

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the Company through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are satisfied;

    (b) a Non-U.S. Holder of a Note will not be subject to U.S. income tax on gains realized on the sale, exchange or other disposition of such Note, unless
(i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, or (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates; and


    (c) a Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.


    To satisfy the certification requirements referred to in (a)(iv) above, Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under temporary Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

    Treasury Regulations published on October 14, 1997 (the "New Regulations"), and pursuant to an announcement made by the Service on March 30, 1998, effective for payments made after December 31, 1999, will provide alternative methods for satisfying the certification requirements described above. The New Regulations also would require, in the case of Notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

    If a Non-U.S. Holder of a Note is engaged in a trade or business in the U.S. and if interest (including OID) on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S., the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide the Company with a properly

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executed IRS Form 4224 in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such Non-U.S. Holder if such interest or gain is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the U.S. The New Regulations will change certain of the withholding reporting and certification requirements described above, effective for payments made after December 31, 1999, subject to certain grandfathering provisions.

    In the unlikely event the Notes were treated as equity, the periodic distributions received by a Non-U.S. Holder on the Notes would not qualify for the portfolio interest exemption from U.S. federal income tax described above. Rather, the periodic distributions would be subject to a 30% U.S. withholding tax (or reduced rate under an applicable tax treaty) in the case where income on the Note was not effectively connected with a U.S. trade or business of such Non-U.S. Holder. Under currently effective Treasury Regulations, a withholding agent would be required to withhold tax from all distributions paid on the stock regardless of the company's earnings and profits, but holders could apply for refunds if such stock's share of the company's earnings and profits were less than the amount of the distributions. Under the New Regulations, and with respect to payments made after December 31, 1999, a company may reduce the amount of withholding required under the foregoing rule if it elects to make a reasonable estimate of its current and accumulated earnings and profits.

    Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of a Note to a holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's
TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a Note must be reported to the Service, unless the holder is an exempt recipient or otherwise establishes an exemption.

    In the case of payments of interest on a Note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither the Company nor a paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

    Payments of the proceeds of the sale of a Note to or through a foreign office of a broker that is a U.S. person, a "controlled foreign corporation" (within the meaning of the Code) or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S., are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding. Under current Treasury Regulations, payments of the proceeds of a sale of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a holder of a Note will be allowed as a refund or credit against such holder's U.S. federal income tax, provided that the required information is furnished to the Service.

    As noted above, the Treasury Department recently issued the New Regulations. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the New Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. Although the New Regulations do not take effect until January 1, 1999, the Service announced on March 30, 1998, that it will regard the 1999 calendar year as a transition period for the administration of the withholding tax system. Accordingly, in enforcing compliance with current withholding rules for 1999, the Service will take into account the extent to which a withholding agent makes a good faith effort to transform its information systems to comply with the New Regulations. A holder of a Note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to Notes or Warrants after December 31, 1999.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    Reference is made to "The Exchange Offer" above for a description of the Exchange Offer, including the purpose of the Exchange Offer, the basis upon which the Exchange Notes are offered and expenses incurred in connection with the Exchange Offer.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market making activities or other trading activities. The Company will, during the period ending 180 days after the Expiration Date, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    Neither the Company nor any of its affiliates has entered into any arrangement or understanding with any broker-dealer to distribute the Exchange Notes and will not receive any proceeds from any sale of Exchange Notes by any broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker or dealer and/or the purchaser of any such Exchange Notes. Any broker or dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the underwriters or Holders of the Exchange Notes.

                                 LEGAL MATTERS

    The validity of the Exchange Notes will be passed upon for the Company by Kelley Drye & Warren LLP, New York, New York, counsel to the Company. Certain attorneys in the firm of Kelley Drye & Warren own an aggregate of approximately $225,000 of the partnership interests in KMC Telecommunications L.P. which owns 40,000 shares of Common Stock of the Company. Certain regulatory matters are being passed upon for the Company by Swidler & Berlin, Chartered, Washington D.C.

                                    EXPERTS

    The balance sheets of KMC Telecom Holdings, Inc. as of December 31, 1997, and KMC Telecom Inc. as of December 31, 1996 and the related statements of operations, redeemable and nonredeemable equity and cash flows for the years then ended (and the related 1997 financial statement schedule), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The Kamine Multimedia Corp. and KMC Southeast Corp. combined statements of operations, redeemable and nonredeemable equity and cash flows for the year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The balance sheets of the Melbourne System (an operating unit of ICG Communications, Inc.) as of December 31, 1995 and 1996 and the related statements of operations and accumulated deficit and cash flows for the years then ended have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           GLOSSARY OF SELECTED TERMS

    ACCESS CHARGES. The fees paid by long distance carriers to ILECs for originating and terminating long distance calls on their local networks.

    ATM (Asynchronous Transfer Mode). A switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard 53 bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multimedia" information) at varying rates. The ATM format can be used by many different information systems.

    BACKBONE RING. Most CLECs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic can be simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET.

    BACKBONE EXTENSIONS. Fiber optic connections to remote areas not within the backbone ring network.

    BOCS (Bell Operating Companies). The seven local telephone companies established by the Divestiture. These BOCs were historically prohibited from providing interLATA services and from manufacturing telecommunications equipment.

    CAP (Competitive Access Provider). A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are the predecessor companies to the CLECs.

    CENTRAL OFFICES. The switching centers or central switching facilities for the Company and other CLECs and/or ILECs.

    CENTREX. Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, voice mail, direct dialing of incoming calls, and automatic identification of outbound calls, among others. Carriers with Centrex-type capabilities can provide these value-added services to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

    CLEC (Competitive Local Exchange Carrier). A CAP that also provides switched local telecommunications services.

    CO-CARRIER STATUS. A relationship between a CLEC and an ILEC that affords each entity the same access to and right on the other's network, and that provides access and services on an equal basis.

    COLLOCATION. The ability of a CLEC to connect to another LEC's Central Office. Physical collocation describes the placing of network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which an LEC permits another LEC to connect its network to its LEC's central offices on comparable terms, even though the network connection equipment is not physically located inside the central offices.

    DEDICATED LINES. Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the ILEC's public switched network).

    DIALING PARITY. Allows customers to have 1 + and 0+ service no matter which local or long distance carrier they choose. For example, when MCI first got into the long distance business, customers had to dial a ten digit prefix before the number they were calling. This was considered unacceptable to many in the industry who favor "dialing parity."

    DIVESTITURE. In 1982, the Department of Justice forced the breakup of the old Bell System. The Divestiture of AT&T established seven separate Regional Bell Operating Companies (RBOCs) and created two distinct segments of telecommunications service: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies.

    DOMINANT CARRIER. Carriers with the market power to raise prices, curtail overall output or engage in predatory pricing.

    DS-O, DS-1, DS-3. Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS- 1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

    FCC.  The Federal Communications Commission, an agency of the United States.

    FIBER MILE. The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

    FIBER OPTICS. Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and many environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

    GECC.  General Electric Capital Corporation, a New York corporation.

    ILECS (INCUMBENT LOCAL EXCHANGE COMPANY). The local access business, until recently, has remained the domain of the RBOCs and approximately 1,000 ILECs, including GTE. In general, the ILECs connect end users inter-LATA and also provide the local portion for most long distance calls. The ILECs are required to serve all residential and business users within a restricted geographic area defined as a LATA. The market for local exchange services consists of a number of services and related charges that include (i) basic dial tone and private line services; (ii) the local origination or termination of long distinct telephone calls; and (iii) the variable portion of charges received by the ILECs for long distance calls originating and terminating within a LATA or for intra-LATA toll services.

    ISDN (INTEGRATED SERVICES DIGITAL NETWORK). A complex networking concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high speed data file transfer, desk top videoconferencing, telepublishing, telecommuting, telepresence learning (distance learning), remote collaboration (screened sharing), data network linking and home information services.

    ISP (INTERNET SERVICE PROVIDER). A company that provides subscribers basic access to the Internet, along with additional services that may include E-Mail, site hosting, web page development, and other Internet-related services, along with technical support of these services.

    INTERCONNECTION DECISIONS. Rulings by the FCC announced in August 1996, which established a framework of minimum, national rules enabling state public service commissions and the FCC to begin implementing many of the local competition provisions of the Telecommunications Act.

    INTER-LATA CALLS. Inter-LATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. Historically, the ILECs were prohibited from providing Inter-LATA long distance service.

    INTRA-LATA CALLS. Intra-LATA calls, also known as short haul calls, are those local calls that originate and terminate within the same LATA. Although most states allow some form of Intra-LATA competition, dialing parity still does not exist, and very little ILEC Intra-LATA revenue has been won by competitors.

    IXC. Inter-Exchange Carriers, usually referred to as long distance providers. There are many facilities-based IXCs including AT&T, MCI, WorldCom, Sprint and Frontier, as well as many CLECs that are authorized for IXC service.

    KILOBIT.  One thousand bits of information.

    LANS (Local Area Networks). The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

    LATAS. The geographically defined Local Access and Transport Areas in which ILECs are authorized to provide local exchange services.

    LOCAL EXCHANGE CARRIER OR LEC. Provider of local exchange services, includes the RBOCs, GTE and independent companies such as the Company.

    LONG DISTANCE CARRIERS OR IXCS (Interexchange Carriers). Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Major long distance carriers include AT&T, MCI, Sprint, WorldCom and Frontier, but may also include resellers of long distance capacity.

    MEGABIT.  One million bits of information.

    NUMBER PORTABILITY. The ability of an end user to change local exchange carriers while retaining the same telephone number. If number portability does not exist, customers will have to change phone numbers when they change local exchange carriers. This is considered to be anti-competitive because customers are reluctant to change numbers, since they may lose business or confuse those people trying to call them. It is currently being ascertained whether or not number portability is technologically and economically feasible, and over what time frame it can be implemented.

    PBX. A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

    PHYSICAL COLLOCATION.  See Collocation.

    POPS (Points of Presence). Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

    PRIVATE LINE. A private, dedicated telecommunications connection to different locations (excluding long distance carrier POPs).

    RBOCS  (Regional Bell Operating Companies). Same as BOCs.

    RECIPROCAL COMPENSATION. The same compensation of a CLEC for termination of a local call on the CLEC network, as the CLEC pays the ILEC for termination of local calls on the ILEC network.

    ROUTE MILES. The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

    SPECIAL ACCESS. The lease of private, dedicated telecommunications lines or "circuits" along the network of an ILEC or a CLEC (such as the Company), which lines or circuits run to and from a long distance carrier's POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to its long distance carrier POP. Special access services do not require the use of switches.

    SONET (Synchronous Optical Network). SONET is the electronics and network architecture which enables transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by rerouting calls within the network. If the line is cut, the traffic can be simply reversed and sent to its destination around the other side of the ring.

    SWITCH. A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

    SWITCHED ACCESS TRANSPORT SERVICES. Transportation of switched traffic along dedicated lines between the ILEC central offices and long distance carrier POPs.

    SWITCHED SERVICES. These services are the greatest source of revenue for carriers. While some CLEC networks simply provide special access capacity for other carriers, those carriers authorized to provide switched service are in a position to generate significantly greater revenue.

    TELECOMMUNICATIONS ACT.  The Telecommunications Act of 1996.

    TIER I MARKETS. Metropolitan markets in the United States with a population greater than two million.

    TIER II MARKETS. Metropolitan markets in the United States with population ranging from 750,000 to two million.

    TIER III MARKETS. Metropolitan markets in the United States with population ranging from 100,000 to 750,000.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
KMC Telecom Holdings, Inc.
  Unaudited Condensed Consolidated Balance Sheets, December 31, 1997 and March 31, 1998....................  F-2
  Unaudited Condensed Consolidated Statements of Operations, Three Months Ended March 31, 1997 and 1998....  F-3
  Unaudited Condensed Consolidated Statements of Cash Flows, Three Months Ended March 31, 1997 and 1998....  F-4
  Notes to Unaudited Condensed Consolidated Financial Statements...........................................  F-5

KMC Telecom Holdings, Inc. and Predecessors
  Report of Ernst & Young LLP..............................................................................  F-9
  Report of KPMG Peat Marwick LLP..........................................................................  F-10
  Balance Sheets, December 31, 1996 and 1997...............................................................  F-11
  Statements of Operations, Years Ended December 31, 1995, 1996 and 1997...................................  F-12
  Statements of Redeemable and Nonredeemable Equity, Years Ended December 31, 1995, 1996 and 1997..........  F-13
  Statements of Cash Flows, Years Ended December 31, 1995, 1996 and 1997...................................  F-14
  Notes to Financial Statements............................................................................  F-15

Melbourne System (an operating unit of ICG Communications, Inc.)
  Report of KPMG Peat Marwick LLP..........................................................................  F-38
  Balance Sheets, December 31, 1995 and 1996...............................................................  F-39
  Statements of Operations and Accumulated Deficit, Years Ended December 31, 1995
    and 1996...............................................................................................  F-40
  Statements of Cash Flows, Years Ended December 31, 1995 and 1996.........................................  F-41
  Notes to Financial Statements............................................................................  F-42
  Unaudited Condensed Statement of Operations and Accumulated Deficit, Period from January 1, 1997 to July
    11, 1997...............................................................................................  F-45
  Unaudited Condensed Statement of Cash Flows, Period from January 1, 1997 to July 11, 1997................  F-46

                           KMC TELECOM HOLDINGS, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,     MARCH 31,
                                                                                        1997            1998
                                                                                    -------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $  15,552,903  $   54,407,916
  Accounts receivable, net of allowance for doubtful accounts of $34,000 in 1997
    and 1998......................................................................      1,318,156       1,945,548
  Prepaid expenses and other current assets.......................................        488,719         875,974
                                                                                    -------------  --------------
Total current assets..............................................................     17,359,778      57,229,438
Investments held for future capital expenditures..................................             --     165,500,000
Networks and equipment, net.......................................................     71,371,063      79,222,036
Intangible assets, net............................................................      2,655,207       3,014,089
Deferred financing costs, net.....................................................      4,196,613      15,786,922
Other assets......................................................................        360,646       5,893,228
                                                                                    -------------  --------------
                                                                                    $  95,943,307  $  326,645,713
                                                                                    -------------  --------------
                                                                                    -------------  --------------
LIABILITIES AND REDEEMABLE AND NONREDEEMABLE EQUITY
Current liabilities:
  Accounts payable................................................................  $   5,513,487  $    4,597,856
  Accrued expenses................................................................      8,127,453       8,630,156
  Due to affiliates...............................................................         47,024          22,389
                                                                                    -------------  --------------
Total current liabilities.........................................................     13,687,964      13,250,401
Notes payable.....................................................................     51,276,933      40,476,149
Subordinated notes payable........................................................     10,000,000              --
Senior discount notes payable.....................................................             --     244,454,037
                                                                                    -------------  --------------
Total liabilities.................................................................     74,964,897     298,180,587
Redeemable equity:
  Redeemable cumulative convertible preferred stock, par value $.01 per share
    498,800 shares authorized; shares issued and outstanding:
    Series A, 123,800 shares in 1997 and 1998.....................................     18,878,626      20,886,230
    Series C, 150,000 shares in 1997 and 175,000 shares in 1998...................     14,667,283      17,869,283
    Series D, 25,000 shares in 1997 and 0 shares in 1998..........................      2,379,475              --
  Redeemable common stock, shares issued and outstanding: 132,773 in 1997 and
    224,041 in 1998...............................................................     11,186,705      20,850,416
  Redeemable common stock warrants................................................        539,600         563,313
                                                                                    -------------  --------------
Total redeemable equity...........................................................     47,651,689      60,169,242
Nonredeemable equity (deficiency):
  Common stock, par value $.01 per share; 3,000,000 shares authorized, 613,835
    shares issued and outstanding.................................................          6,138           6,138
  Additional paid-in capital......................................................     15,373,558      22,208,005
  Unearned compensation...........................................................     (6,521,349)     (5,422,419)
  Accumulated deficit.............................................................    (35,531,626)    (48,495,840)
                                                                                    -------------  --------------
Total nonredeemable equity (deficiency)...........................................    (26,673,279)    (31,704,116)
                                                                                    -------------  --------------
                                                                                    $  95,943,307  $  326,645,713
                                                                                    -------------  --------------
                                                                                    -------------  --------------


                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Revenue...........................................................................  $      125,438  $    2,792,950
Operating expenses:
  Network operating costs.........................................................         611,359       5,816,133
  Selling, general and administrative.............................................       1,122,581       3,472,520
  Stock option compensation expense...............................................          66,000       1,098,930
  Depreciation and amortization...................................................         135,551         993,573
                                                                                    --------------  --------------
    Total operating expenses......................................................       1,935,491      11,381,156
                                                                                    --------------  --------------
Loss from operations..............................................................      (1,810,053)     (8,588,206)
Interest expense, net.............................................................         163,033       4,376,008
                                                                                    --------------  --------------
Net loss..........................................................................      (1,973,086)    (12,964,214)
Dividends and accretion on redeemable preferred stock.............................        (163,823)     (3,353,208)
                                                                                    --------------  --------------
Net loss applicable to common shareholders........................................  $   (2,136,909) $  (16,317,422)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net loss per common share.........................................................  $        (3.56) $       (20.18)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Weighted average number of common shares outstanding..............................         600,000         808,467
                                                                                    --------------  --------------
                                                                                    --------------  --------------



                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                    ------------------------------
                                                                                        1997            1998
                                                                                    -------------  ---------------
OPERATING ACTIVITIES
Net loss..........................................................................  $  (1,973,086) $   (12,964,214)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................................        135,551          993,573
  Non-cash interest expense.......................................................         27,548        5,801,741
  Non-cash stock option expense...................................................         66,000        1,098,930
  Changes in assets and liabilities:
    Accounts receivable...........................................................        (10,489)        (627,392)
    Prepaid expenses and other current assets.....................................       (201,841)        (387,255)
    Accounts payable..............................................................     (1,471,514)        (915,631)
    Accrued expenses..............................................................       (143,750)       1,134,393
    Due to affiliates.............................................................        (62,144)         (24,635)
    Other assets..................................................................         (7,018)        (532,582)
                                                                                    -------------  ---------------
Net cash used in operating activities.............................................     (3,640,743)      (6,423,072)
                                                                                    -------------  ---------------

INVESTING ACTIVITIES
Construction of networks and purchases of equipment...............................     (4,417,618)      (8,771,727)
Acquisitions of franchises, authorizations and related assets.....................     (1,004,636)        (431,701)
Deposit on purchase of equipment..................................................             --       (5,000,000)
Purchases of investments..........................................................             --     (165,500,000)
                                                                                    -------------  ---------------
Net cash used in investing activities.............................................     (5,422,254)    (179,703,428)
                                                                                    -------------  ---------------

FINANCING ACTIVITIES
Proceeds from notes payable.......................................................      7,959,466               --
Repayment of notes payable........................................................             --      (20,800,784)
Proceeds from issuance of common stock............................................             --       10,000,000
Proceeds from issuance of senior discount notes and warrants, net of issuance
  costs of $13,591,271............................................................             --      236,374,297
Dividends on preferred stock of subsidiary........................................             --         (592,000)
                                                                                    -------------  ---------------
Net cash provided by financing activities.........................................      7,959,466      224,981,513
                                                                                    -------------  ---------------

Net increase in cash and cash equivalents.........................................     (1,103,531)      38,855,013
Cash and cash equivalents, beginning of period....................................      1,486,514       15,552,903
                                                                                    -------------  ---------------
Cash and cash equivalents, end of period..........................................  $     382,983  $    54,407,916
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest, net of amounts capitalized..............  $     135,485  $       875,979
                                                                                    -------------  ---------------
                                                                                    -------------  ---------------

                            See accompanying notes.

                           KMC TELECOM HOLDINGS, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

1. BASIS OF PRESENTATION AND ORGANIZATION

    KMC Telecom Holdings, Inc. ("KMC Holdings") and its subsidiaries, KMC Telecom Inc. ("KMC Telecom"), KMC Telecom II, Inc. ("KMC Telecom II") and KMC Telecom of Virginia, Inc. are collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting. Accordingly, they do not include certain information and note disclosures required by generally accepted accounting principles for annual financial reporting and should be read in conjunction with the financial statements and notes thereto of KMC Telecom Holdings, Inc. and Predecessors as of and for the year ended December 31, 1997.

    The unaudited interim financial statements reflect all adjustments which management considers necessary for a fair presentation of the results of operations for these periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

    The balance sheet of KMC Telecom Holdings, Inc. at December 31, 1997 was derived from the audited consolidated balance sheet at that date.


2. INVESTMENTS HELD FOR FUTURE CAPITAL EXPENDITURES



    The Company has designated a portion of the proceeds from the Senior Discount Notes offering as investments held for future capital expenditures. As of March 31, 1998, the Company's investments held for future capital expenditures consisted of cash equivalents (bank term deposits and commercial paper with maturities of less than 90 days) of $136.9 million and debt securities (US government obligations and commercial bonds due within 1 year) of $28.6 million. All debt securities have been designated by the Company as held-to-maturity. Accordingly, such securities are recorded in the accompanying March 31, 1998 financial statements at amortized cost. At March 31, 1998, the carrying value of such held-to-maturity debt securities approximated their fair value.



3. NETWORKS AND EQUIPMENT


    Networks and equipment are comprised of the following:

                                                                   DECEMBER         MARCH
                                                                   31, 1997       31, 1998
                                                                 -------------  -------------
Fiber optic systems............................................  $  29,837,558  $  33,808,870
Telecommunications equipment...................................     18,052,090     20,117,579
Furniture and fixtures.........................................      1,517,777      2,826,805
Leasehold improvements.........................................        792,039        864,605
Construction-in-progress.......................................     23,555,907     24,909,239
                                                                 -------------  -------------
                                                                    73,755,371     82,527,098
Less accumulated depreciation..................................     (2,384,308)    (3,305,062)
                                                                 -------------  -------------
                                                                 $  71,371,063  $  79,222,036
                                                                 -------------  -------------
                                                                 -------------  -------------

    Costs capitalized during the development of the Company's networks include amounts incurred related to network engineering, design and construction and capitalized interest. Capitalized interest

                           KMC TELECOM HOLDINGS, INC.

                                 MARCH 31, 1998


3. NETWORKS AND EQUIPMENT (CONTINUED)

related to the construction of the networks for the three months ended March 31, 1997 and 1998 amounted to approximately $27,000 and $605,000, respectively. For the three months ended March 31, 1998, interest expense is net of $2.2 million of interest income.


4. INTANGIBLE ASSETS


    Intangible assets are comprised of the following:

                                                                      DECEMBER       MARCH
                                                                      31, 1997      31, 1998
                                                                    ------------  ------------
Franchise costs...................................................  $  1,342,016  $  1,562,530
Authorizations and rights-of-ways.................................     1,150,505     1,309,378
Building access agreements and other..............................       567,144       619,458
                                                                    ------------  ------------
                                                                       3,059,665     3,491,366
Less accumulated amortization.....................................      (404,458)     (477,277)
                                                                    ------------  ------------
                                                                    $  2,655,207  $  3,014,089
                                                                    ------------  ------------
                                                                    ------------  ------------


5. OTHER ASSETS


    At March 31, 1998, other assets includes non-refundable deposits for the purchase of switching equipment aggregating $5,000,000.


6. SENIOR DISCOUNT NOTES


    On January 29, 1998, KMC Holdings sold 460,800 units, each unit consisting of a 12 1/2% senior discount note with a principal amount at maturity of $1,000 due 2008 (the "Senior Discount Notes") and one warrant to purchase .21785 shares of Common Stock of KMC Holdings at an exercise price of $.01 per share. Interest on the Senior Discount Notes will be payable in cash on each February 15 and August 15, commencing August 15, 2003. The Senior Discount Notes are unsubordinated, unsecured indebtedness of KMC Holdings. However, KMC Holdings is a holding company and the Senior Discount Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. The gross and net proceeds of the offering were approximately $250.0 million and $236.4 million, respectively. Upon the closing of the offering, the Company used the proceeds as follows: $10.8 million to repay all amounts borrowed by KMC Telecom II under an Amended and Restated Loan and Security Agreement with AT&T Commercial Finance Corporation ("AT&T Finance"); $10.1 million to repay all amounts borrowed by KMC Telecom and KMC Telecom II under a subordinated term loan from AT&T Finance (including $100,000 of accrued interest thereon); $5.0 million as a non-refundable down payment for future purchases of switching equipment; and $592,000 to pay dividend arrearages on the Series A Cumulative Convertible Preferred Stock of KMC Telecom. The balance will be used to finance the planned expansion and further development of the Company's networks and to fund operating losses and for the other general corporate purposes. As of March 31, 1998, $165.5 million of the proceeds have been classified as non-current assets, as such amounts have been designated for future capital expenditures.

                           KMC TELECOM HOLDINGS, INC.

                                 MARCH 31, 1998


6. SENIOR DISCOUNT NOTES (CONTINUED)

    The Senior Discount Notes contain covenants that, among other things, restrict the ability of KMC Holdings and its subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of subsidiaries, enter into transactions with stockholders or affiliates or, with respect to KMC Holdings, effect a consolidation or merger. However, these limitations are subject to a number of qualifications and exceptions.

    The Senior Discount Notes are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Internal Revenue Code of 1986, as amended, because the yield to maturity of such Senior Discount Notes exceeded the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. Under the rules applicable to AHYDOs, a portion of the original issue discount ("OID") that accrues on the Senior Discount Notes will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Senior Discount Notes over the AFR plus six percentage points bears to (ii) the yield to maturity of the Senior Discount Notes. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it generally will be treated as a dividend to holders of the Senior Discount Notes for purposes of the rules relating to the dividends received deduction applicable to corporate holders. Any remaining OID on the Senior Discount Notes will not be deductible by the Company until such OID is paid.

    The warrants may be exercised at any time during the period beginning on the date that is one year after the closing date and ending on January 31, 2008. Warrants that are not exercised by such date will expire. The warrants were recorded at their aggregate fair value of $11 million.

    The Senior Discount Notes and warrants have not been registered under the Securities Act of 1933 and are subject to restrictions on transfer.


7. COMMITMENTS AND CONTINGENCIES


LITIGATION

    By letter dated August 29, 1997, KMC Telecom notified I-Net, Inc. ("I-NET") that KMC Telecom considered I-NET to be in default under a Master Telecommunications System Rollout Agreement dated as of October 1, 1996 (the "I-NET Agreement"), pursuant to which I-NET had agreed to manage construction of telephone systems for KMC Telecom in several cities, including the preparation of design plans and specifications for each system. KMC Telecom considered I-NET to be in default as a result of I-NET's failure to provide design plans and specifications for several systems for which it had agreed to provide such plans and specifications, to properly supervise construction of the systems or to provide personnel with the necessary expertise to manage the projects. By letter dated October 27, 1997, I-NET demanded payment of all amounts it alleged were due under the I-NET Agreement and a related agreement (aggregating $4.1 million) and stated that it would invoke the arbitration provisions under the I-NET Agreement if the parties could not agree as to the amount due and payment terms on or before November 27, 1997. By letter dated December 1, 1997, I-NET extended its deadline for reaching agreement to December 15, 1997. Although the Company and I-NET conducted discussions they were unable to reach an agreement and on February 12, 1998, the Company received a demand for arbitration from Wang Laboratories, Inc. ("Wang"), the successor to I-NET. The demand seeks at least $4.1 million.

                           KMC TELECOM HOLDINGS, INC.

                                 MARCH 31, 1998


7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company believes that it has meritorious defenses to Wang's claims and has asserted counterclaims seeking in excess of $2.5 million as a result of I-NET's defaults under the I-NET Agreement. The Company believes that resolution of this matter will not have a material adverse impact on its financial condition. No assurance can be given, however, as to the ultimate resolution of this matter.

PURCHASE COMMITMENTS

    As of March 31, 1998, the Company has outstanding commitments aggregating approximately $56.2 million related to purchases of telecommunications equipment and fiber optic cable and its obligations under its agreements with certain suppliers.


8. NET LOSS PER COMMON SHARE


    The following table sets forth the computation of net loss per common share-basic:

                                                                           MARCH 31
                                                                 -----------------------------
                                                                     1997            1998
                                                                 -------------  --------------
Numerator:
  Net loss.....................................................  $  (1,973,086) $  (12,964,214)
  Dividends and accretion on redeemable preferred stock........       (163,823)     (3,353,208)
                                                                 -------------  --------------
  Numerator for net loss per common share - basic..............  $  (2,136,909) $  (16,317,422)
                                                                 -------------  --------------
                                                                 -------------  --------------

Denominator:
  Denominator for net loss per common share - weighted average
    number of common shares outstanding........................        600,000         808,467
                                                                 -------------  --------------
                                                                 -------------  --------------
Net loss per common share - basic..............................  $       (3.56) $       (20.18)
                                                                 -------------  --------------
                                                                 -------------  --------------

    Options and warrants to purchase an aggregate of 181,840 and 251,885 shares of common stock were outstanding as of March 31, 1997 and 1998, respectively, but a computation of diluted net loss per common share has not been presented, as the effect would be anti-dilutive.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
KMC Telecom Holdings, Inc.

    We have audited the balance sheets of KMC Telecom Holdings, Inc. as of December 31, 1997 and KMC Telecom Inc. as of December 31, 1996, and the related statements of operations, redeemable and nonredeemable equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KMC Telecom Holdings, Inc. as of December 31, 1997 and KMC Telecom Inc. as of December 31, 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 11, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder
Kamine Multimedia Corp. and
KMC Southeast Corp.:

    We have audited the accompanying combined statements of operations, redeemable and nonredeemable equity and cash flows of Kamine Multimedia Corp. and KMC Southeast Corp. for the year ended December 31, 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations of Kamine Multimedia Corp. and KMC Southeast Corp. and their cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

New York, New York
April 26, 1996

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS
                                  (SEE NOTE 1)

                                 BALANCE SHEETS

                                                                                               DECEMBER 31
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $  1,486,514  $ 15,552,903
  Accounts receivable, net of allowance for doubtful accounts of $0 in 1996 and
    $34,000 in 1997...................................................................        22,516     1,318,156
  Prepaid expenses and other current assets...........................................       142,416       488,719
                                                                                        ------------  ------------
Total current assets..................................................................     1,651,446    17,359,778

Networks and equipment, net...........................................................    12,347,216    71,371,063
Intangible assets, net................................................................     1,192,582     2,655,207
Deferred financing costs, net.........................................................     1,458,698     4,196,613
Other assets..........................................................................        65,267       360,646
                                                                                        ------------  ------------
                                                                                        $ 16,715,209  $ 95,943,307
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND REDEEMABLE AND NONREDEEMABLE EQUITY
Current liabilities:
  Accounts payable....................................................................  $  2,580,347  $  5,513,487
  Accrued expenses....................................................................     1,334,456     8,127,453
  Due to affiliates...................................................................        81,518        47,024
                                                                                        ------------  ------------
Total current liabilities.............................................................     3,996,321    13,687,964

Convertible notes payable.............................................................    12,330,006            --
Notes payable.........................................................................            --    51,276,933
Subordinated notes payable............................................................            --    10,000,000
                                                                                        ------------  ------------
Total liabilities.....................................................................    16,326,327    74,964,897

Commitments and contingencies

Redeemable equity:
  Redeemable cumulative convertible preferred stock, par value $.01 per share; 498,800 shares authorized; shares issued and outstanding:
      123,800 shares of Series A ($12,380,000 liquidation preference).................            --    18,878,626
      150,000 shares of Series C ($15,000,000 liquidation preference).................            --    14,667,283
      25,000 shares of Series D ($2,500,000 liquidation preference)...................            --     2,379,475
  Redeemable common stock, 132,773 shares issued and outstanding......................            --    11,186,705
  Redeemable common stock warrants....................................................            --       539,600
                                                                                        ------------  ------------
Total redeemable equity...............................................................            --    47,651,689

Nonredeemable equity (deficiency):
  KMC Telecom Holdings, Inc.:
    Common stock, par value $.01 per share; 3,000,000 shares authorized, 613,835
      shares issued and outstanding...................................................            --         6,138
  KMC Telecom Inc.:
    Preferred stock, par value $.01 per share; 500,000 shares authorized..............            --            --
    Common stock, par value $.01 per share; 2,900,000 shares authorized; 600,000
      shares issued and outstanding...................................................         6,000            --
  Additional paid-in capital..........................................................     4,468,345    15,373,558
  Unearned compensation...............................................................    (1,239,000)   (6,521,349)
  Accumulated deficit.................................................................    (2,846,463)  (35,531,626)
                                                                                        ------------  ------------
Total nonredeemable equity (deficiency)...............................................       388,882   (26,673,279)
                                                                                        ------------  ------------
                                                                                        $ 16,715,209  $ 95,943,307
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS
                                  (SEE NOTE 1)

                            STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED DECEMBER 31
                                                                      --------------------------------------------
                                                                          1995           1996            1997
                                                                      -------------  -------------  --------------

                                                                      (PREDECESSORS)
Revenue.............................................................  $          --  $     205,087  $    3,417,441
Operating expenses:
  Network operating costs...........................................             --      1,360,553       7,735,849
  Selling, general and administrative...............................      1,591,159      2,217,091       9,922,804
  Stock option compensation expense.................................             --        240,000      13,869,346
  Depreciation and amortization.....................................          5,770        286,509       2,505,875
                                                                      -------------  -------------  --------------
    Total operating expenses........................................      1,596,929      4,104,153      34,033,874
                                                                      -------------  -------------  --------------
Loss from operations................................................     (1,596,929)    (3,899,066)    (30,616,433)
Interest expense, net...............................................         23,463        596,248       2,068,730
                                                                      -------------  -------------  --------------
Net loss............................................................     (1,620,392)    (4,495,314)    (32,685,163)
Dividends and accretion on redeemable preferred stock...............             --             --      (8,904,403)
                                                                      -------------  -------------  --------------
Net loss applicable to common shareholders..........................  $  (1,620,392) $  (4,495,314) $  (41,589,566)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Net loss per common share...........................................  $       (2.70) $       (7.49) $       (64.93)
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Weighted average number of common shares outstanding................        600,000        600,000         640,568
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------


                            See accompanying notes.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS
                                  (SEE NOTE 1)
               STATEMENTS OF REDEEMABLE AND NONREDEEMABLE EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                   REDEEMABLE EQUITY
                            -----------------------------------------------------------------------------------------------
                                                        PREFERRED STOCK
                            -----------------------------------------------------------------------
                                   SERIES A                SERIES C                SERIES D               COMMON STOCK
                            ----------------------  ----------------------  -----------------------  ----------------------
                             SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT     SHARES      AMOUNT
                            ---------  -----------  ---------  -----------  -----------  ----------  ---------  -----------
Balance, December 31,
  1994....................         --  $        --         --  $        --          --   $       --         --  $        --
Initial capital
  contribution, KMC
  Southeast Corp. April
  19, 1995................
Net loss..................
                            ---------  -----------  ---------  -----------  -----------  ----------  ---------  -----------
Balance, December 31,
  1995....................         --           --         --           --          --           --         --           --
Change in authorized
  capital.................
Contribution of
  stockholder's loan and
  related imputed interest
  to equity...............
Issuance of common stock..
Issuance of stock options
  to employees............
Amortization of unearned
  compensation............
Fair value of stock
  options issued to non-
  employees...............
Reclassification of
  deficit accumulated
  through date of
  termination of
  Subchapter S election...
Net loss..................
                            ---------  -----------  ---------  -----------  -----------  ----------  ---------  -----------
Balance, December 31,
  1996....................         --           --         --           --          --           --         --           --
Conversion of convertible
  notes payable to Series
  A Preferred Stock.......    123,800   11,518,527
Issuance of warrants......
Issuance of common stock
  and exercise of
  warrants................                                                                             132,773   10,863,226
Issuance of Series C
  Preferred Stock.........                            150,000   14,198,806
Issuance of Series D
  Preferred Stock.........                                                      25,000    2,299,648
Accretion on redeemable
  equity..................               7,360,099                 468,477                   79,827                 323,479
Issuance and adjustment to
  fair value of stock
  options to employees....
Amortization of unearned
  compensation............
Increase in fair value of
  stock options issued to
  non-employees...........
Net loss..................
                            ---------  -----------  ---------  -----------  -----------  ----------  ---------  -----------
Balance, December 31,
  1997....................    123,800  $18,878,626    150,000  $14,667,283      25,000   $2,379,475    132,773  $11,186,705
                            ---------  -----------  ---------  -----------  -----------  ----------  ---------  -----------
                            ---------  -----------  ---------  -----------  -----------  ----------  ---------  -----------


                                                                             NONREDEEMABLE EQUITY
                                                      ------------------------------------------------------------------

                                            TOTAL          COMMON STOCK       ADDITIONAL
                                         REDEEMABLE   ----------------------    PAID-IN       UNEARNED      ACCUMULATED
                             WARRANTS      EQUITY      SHARES      AMOUNT       CAPITAL     COMPENSATION      DEFICIT
                            -----------  -----------  ---------  -----------  -----------  --------------  -------------
Balance, December 31,
  1994....................  $        --  $        --        100   $       1   $       999   $         --    $    (4,475)
Initial capital
  contribution, KMC
  Southeast Corp. April
  19, 1995................                                  100           1           999
Net loss..................                                                                                   (1,620,392)
                            -----------  -----------  ---------  -----------  -----------  --------------  -------------
Balance, December 31,
  1995....................           --           --        200           2         1,998             --     (1,624,867)
Change in authorized
  capital.................                              559,800       5,598        (5,598)
Contribution of
  stockholder's loan and
  related imputed interest
  to equity...............                                                      2,267,063
Issuance of common stock..                               40,000         400     3,999,600
Issuance of stock options
  to employees............                                                      1,283,000     (1,283,000)
Amortization of unearned
  compensation............                                                                        44,000
Fair value of stock
  options issued to non-
  employees...............                                                        196,000
Reclassification of
  deficit accumulated
  through date of
  termination of
  Subchapter S election...                                                     (3,273,718)                    3,273,718
Net loss..................                                                                                   (4,495,314)
                            -----------  -----------  ---------  -----------  -----------  --------------  -------------
Balance, December 31,
  1996....................           --           --    600,000       6,000     4,468,345     (1,239,000)    (2,846,463)
Conversion of convertible
  notes payable to Series
  A Preferred Stock.......                11,518,527
Issuance of warrants......    2,025,277    2,025,277
Issuance of common stock
  and exercise of
  warrants................   (1,500,277)   9,362,949     13,835         138
Issuance of Series C
  Preferred Stock.........                14,198,806
Issuance of Series D
  Preferred Stock.........                 2,299,648
Accretion on redeemable
  equity..................       14,600    8,246,482                           (8,246,482)
Issuance and adjustment to
  fair value of stock
  options to employees....                                                     14,295,658    (14,295,658)
Amortization of unearned
  compensation............                                                                     9,013,309
Increase in fair value of
  stock options issued to
  non-employees...........                                                      4,856,037
Net loss..................                                                                                  (32,685,163)
                            -----------  -----------  ---------  -----------  -----------  --------------  -------------
Balance, December 31,
  1997....................  $   539,600  $47,651,689    613,835   $   6,138   $15,373,558   $ (6,521,349)   $(35,531,626)
                            -----------  -----------  ---------  -----------  -----------  --------------  -------------
                            -----------  -----------  ---------  -----------  -----------  --------------  -------------


                                 TOTAL
                             NONREDEEMABLE
                                EQUITY
                             (DEFICIENCY)
                            ---------------
Balance, December 31,
  1994....................   $      (3,475)
Initial capital
  contribution, KMC
  Southeast Corp. April
  19, 1995................           1,000
Net loss..................      (1,620,392)
                            ---------------
Balance, December 31,
  1995....................      (1,622,867)
Change in authorized
  capital.................              --
Contribution of
  stockholder's loan and
  related imputed interest
  to equity...............       2,267,063
Issuance of common stock..       4,000,000
Issuance of stock options
  to employees............              --
Amortization of unearned
  compensation............          44,000
Fair value of stock
  options issued to non-
  employees...............         196,000
Reclassification of
  deficit accumulated
  through date of
  termination of
  Subchapter S election...              --
Net loss..................      (4,495,314)
                            ---------------
Balance, December 31,
  1996....................         388,882
Conversion of convertible
  notes payable to Series
  A Preferred Stock.......
Issuance of warrants......
Issuance of common stock
  and exercise of
  warrants................             138
Issuance of Series C
  Preferred Stock.........
Issuance of Series D
  Preferred Stock.........
Accretion on redeemable
  equity..................      (8,246,482)
Issuance and adjustment to
  fair value of stock
  options to employees....              --
Amortization of unearned
  compensation............       9,013,309
Increase in fair value of
  stock options issued to
  non-employees...........       4,856,037
Net loss..................     (32,685,163)
                            ---------------
Balance, December 31,
  1997....................   $ (26,673,279)
                            ---------------
                            ---------------

                            See accompanying notes.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS
                                  (SEE NOTE 1)

                            STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED DECEMBER 31
                                                                    ---------------------------------------------
                                                                        1995            1996            1997
                                                                    -------------  --------------  --------------
OPERATING ACTIVITIES
Net loss..........................................................  $  (1,620,392) $   (4,495,314) $  (32,685,163)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................          5,770         286,509       2,505,875
  Non-cash interest expense.......................................             --         697,644         611,478
  Non-cash stock option compensation expense......................             --         240,000      13,869,346
  Changes in assets and liabilities:
    Accounts receivable...........................................             --         (22,516)     (1,295,640)
    Prepaid expenses and other current assets.....................         (4,542)       (137,874)       (346,303)
    Accounts payable..............................................         65,516         789,100       2,933,140
    Accrued expenses..............................................        316,874         417,138       6,061,584
    Due to affiliates.............................................        479,967        (409,549)        (34,494)
    Other assets..................................................        (22,226)        (52,428)       (295,379)
                                                                    -------------  --------------  --------------
Net cash used in operating activities.............................       (779,033)     (2,687,290)     (8,675,556)
                                                                    -------------  --------------  --------------
INVESTING ACTIVITIES
Construction of networks and purchases of equipment...............     (1,772,802)     (9,110,989)    (59,145,924)
Cash paid for acquisition of Melbourne Network....................             --              --      (2,000,000)
Acquisitions of franchises, authorizations and related assets.....       (147,286)     (1,063,347)     (1,846,423)
                                                                    -------------  --------------  --------------
Net cash used in investing activities.............................     (1,920,088)    (10,174,336)    (62,992,347)
                                                                    -------------  --------------  --------------
FINANCING ACTIVITIES
Proceeds from stockholder loans...................................      2,727,400       3,542,161              --
Repayment of stockholder loans....................................             --      (4,181,561)             --
Proceeds from notes payable, net of issuance costs of $1,046,830
  in 1996 and $1,404,182 in 1997..................................             --      10,953,170      59,872,751
Proceeds from issuance of common stock and exercise of warrants,
  net of issuance costs of $637,190 in 1997.......................          1,000       4,000,000       9,363,087
Proceeds from issuance of preferred stock, net of issuance costs
  of $1,001,546 in 1997...........................................             --              --      16,498,454
                                                                    -------------  --------------  --------------
Net cash provided by financing activities.........................      2,728,400      14,313,770      85,734,292
                                                                    -------------  --------------  --------------
Net increase in cash and cash equivalents.........................         29,279       1,452,144      14,066,389
Cash and cash equivalents, beginning of year......................          5,091          34,370       1,486,514
                                                                    -------------  --------------  --------------
Cash and cash equivalents, end of year............................  $      34,370  $    1,486,514  $   15,552,903
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest, net of amounts
  capitalized.....................................................  $      56,537  $       96,974  $      766,236
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

                            See accompanying notes.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION

    KMC Telecom Holdings, Inc. ("KMC Holdings") is a holding company formed primarily to own all of the shares of its operating subsidiaries, KMC Telecom Inc. ("KMC Telecom"), KMC Telecom II, Inc. ("KMC Telecom II"), and KMC Telecom of Virginia Inc. KMC Telecom II was organized as a wholly-owned subsidiary of KMC Holdings concurrently with the organization of KMC Holdings. Ownership of KMC Telecom of Virginia, Inc., which was originally organized as a wholly-owned subsidiary of KMC Telecom, was transferred to KMC Holdings at the same time. On September 22, 1997, the stockholders of KMC Telecom exchanged all of their KMC Telecom common and preferred stock for equal numbers of shares of common and preferred stock of KMC Holdings. The merger was accounted for as an exchange of shares between entities under common control, and no changes were made to the historical cost basis of KMC Telecom's net assets.

    KMC Holdings and its subsidiaries, KMC Telecom, KMC Telecom II and KMC Telecom of Virginia, Inc. are collectively referred to herein as the Company.

    The predecessors to KMC Telecom, Kamine Multimedia Corp. and KMC Southeast Corp. (the "Predecessors") were incorporated in the state of Delaware on May 10, 1994 and April 19, 1995, respectively. The Predecessors were established through the purchase of 100 shares of common stock of each company by Harold N. Kamine ("Kamine") for $1,000 per company. Effective May 23, 1996, Kamine Multimedia Corp. was merged into KMC Southeast Corp., and the surviving corporation was renamed KMC Telecom Inc. The merger was accounted for as a combination of entities under common control, and the net assets of Kamine Multimedia Corp. were transferred at their historical cost in a manner similar to that in pooling of interests accounting.

    The Company is a facilities-based competitive local exchange carrier providing telecommunications and data services to its customers; principally business, industry, institutions, government and other users, primarily in the Southeastern and Midwestern United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    As noted above, effective May 23, 1996, KMC Telecom was the successor resulting from the merger of the Predecessors, and effective September 22, 1997, KMC Telecom became a wholly-owned subsidiary of KMC Holdings. The accompanying financial statements include the consolidated financial position and results of operations of KMC Holdings and its subsidiaries subsequent to September 22, 1997, the financial position and results of operations of KMC Telecom from May 23, 1996, and the combined results of operations of the Predecessors from January 1, 1995. All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION

    Revenue is recognized in the period the service is provided.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NETWORKS AND EQUIPMENT

    Networks and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial statement reporting purposes.

    The estimated useful lives of the Company's principal classes of assets are as follows:

Networks:
  Fiber optic systems........................................  20 years
  Telecommunications equipment...............................  10 years
Furniture and fixtures.......................................  5 years
Leasehold improvements.......................................  Life of lease

    INTANGIBLE ASSETS

    Costs incurred in developing new networks or expanding existing networks, including negotiation of rights-of-way and obtaining regulatory authorizations are deferred and amortized over the initial term of the franchise, which generally range from 5 to 15 years.

    Costs incurred to obtain city franchises are deferred by the Company and amortized over the initial term of the franchise, which generally range from 5 to 15 years.

    DEFERRED FINANCING COSTS

    The Company capitalizes issuance costs related to its debt. Such costs are amortized utilizing the interest method over the lives of the related debt.

    OTHER ASSETS

    Other assets are comprised principally of security deposits and other deposits.

    NET LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented in accordance with the provisions of Statement 128. The adoption of Statement 128 had no effect on previously reported earnings per share. Diluted earnings per share has not been presented for any period, as the impact of including outstanding options and warrants would be anti-dilutive. The Predecessors' earnings per share have been computed as if the May 23, 1996 merger and the related change in authorized and issued common stock had occurred as of May 10, 1994 (date of inception).

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Through June 4, 1996, the Predecessors and KMC Telecom elected to be treated as "S" Corporations for federal income tax purposes. As a result, any income or loss generated through such date was allocated directly to the Stockholder. Effective June 5, 1996, KMC Telecom revoked its "S" Corporation election.

    The Company uses the liability method to account for income taxes. Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS

    Premiums paid to purchase interest rate cap agreements are amortized to interest expense over the terms of the caps. Unamortized premiums are included in other assets in the balance sheet. Amounts to be received under cap agreements are accounted for on an accrual basis, and are recognized as a reduction of interest expense.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the cash flows expected to be derived from those assets are less than the carrying amounts of those assets. No such events and circumstances have occurred.

    STOCK-BASED COMPENSATION

    As permitted by FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock option plans. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant, and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the grant date. As more fully described in Note 8, KMC Telecom's outstanding stock options are not considered fixed options under APB 25.


    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



    FASB Statement No. 130, REPORTING COMPREHENSIVE INCOME, which establishes new rules for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements is required to be adopted by companies for periods beginning after December 15, 1997. The Company does not believe that this statement will have any current effect on the Company's financial statement presentation because it presently has no items of comprehensive income.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

3. NETWORKS AND EQUIPMENT

    Networks and equipment are comprised of the following:

                                                                         DECEMBER 31
                                                                 ----------------------------
                                                                     1996           1997
                                                                 -------------  -------------
Fiber optic systems............................................  $   4,343,027  $  29,837,558
Telecommunications equipment...................................        838,892     18,052,090
Furniture and fixtures.........................................        264,201      1,517,777
Leasehold improvements.........................................        159,931        792,039
Construction-in-progress.......................................      7,003,396     23,555,907
                                                                 -------------  -------------
                                                                    12,609,447     73,755,371
Less accumulated depreciation..................................       (262,231)    (2,384,308)
                                                                 -------------  -------------
                                                                 $  12,347,216  $  71,371,063
                                                                 -------------  -------------
                                                                 -------------  -------------

    Costs capitalized during the development of the Company's networks include amounts incurred related to network engineering, design and construction and capitalized interest. Capitalized interest related to the construction of the networks during the years ended December 31, 1995, 1996 and 1997 amounted to approximately $37,000, $103,000, and $854,000, respectively.

    For the years ended December 31, 1995, 1996 and 1997, depreciation expense was $2,181, $260,050 and $2,122,077, respectively.

4. INTANGIBLE ASSETS

    Intangible assets are comprised of the following:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Franchise costs...................................................  $    694,600  $  1,342,016
Authorizations and rights-of-ways.................................       362,770     1,150,505
Building access agreements and other..............................       155,872       567,144
                                                                    ------------  ------------
                                                                       1,213,242     3,059,665
Less accumulated amortization.....................................       (20,660)     (404,458)
                                                                    ------------  ------------
                                                                    $  1,192,582  $  2,655,207
                                                                    ------------  ------------
                                                                    ------------  ------------

5. DEFERRED FINANCING COSTS

    As of December 31, 1997, the Company has capitalized an aggregate of approximately $4.0 million (of which $600,000 had been capitalized as of December 31, 1996) of issuance costs related to its $70 million senior credit facility and its $10 million subordinated note payable, as well as approximately $732,000 of costs related to the Company's January 1998 issuance of senior discount notes and warrants.

    Costs related to the senior credit facility and subordinated note payable are being amortized utilizing the interest method, and approximately $561,000 of such costs were charged to interest expense during the year ended December 31, 1997.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

5. DEFERRED FINANCING COSTS (CONTINUED)
    At December 31, 1996, the Company had capitalized an aggregate of approximately $1,047,000 of issuance costs related to the convertible notes payable. For the year ended December 31, 1996, $189,000 of such costs were charged to interest expense. The net unamortized balance of such costs was charged against redeemable preferred stock in January 1997 upon the conversion of such notes to preferred stock (see Note 6).

6. CONVERTIBLE NOTES PAYABLE

    KMC Telecom entered into an Amended and Restated Note Purchase and Investment Agreement dated as of October 22, 1996 and amended as of December 30, 1996 (the "Agreement") with Nassau Capital Partners L.P. and NAS Partners I L.L.C. ("Nassau Capital" and "Nassau Partners", respectively, collectively referred to as "Nassau") pursuant to which convertible secured notes payable of $5,941,320 and $58,680 were issued on October 22, 1996 to Nassau Capital and Nassau Partners, respectively. Additionally, the Agreement amended and restated certain terms related to convertible secured notes payable of $5,952,616 and $47,384 issued on June 6, 1996 to Nassau Capital and Nassau Partners, respectively. (The convertible secured notes payable issued on June 6, 1996 and October 22, 1996 are collectively referred to herein as the "Convertible Notes".)

    The Convertible Notes bore interest at an annual rate of 7%, payable quarterly. At the option of KMC Telecom, such interest could be paid either in cash or through a payment in-kind, increasing the outstanding principal amount due under the Convertible Notes. KMC Telecom had reflected the $330,006 of interest due through December 31, 1996 as additional principal.

    Concurrent with the January 21, 1997 receipt of the proceeds of KMC Telecom's initial borrowing under the AT&T Facility, the Convertible Notes, including accrued interest through that date, aggregating approximately $12,380,000 were converted into 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Telecom (such stock was exchanged for an equal number of shares of Series A Preferred Stock of KMC Holdings on September 22, 1997). In connection with the conversion, net unamortized deferred financing costs of approximately $862,000 were charged against redeemable preferred stock.

7. LONG-TERM DEBT

    AT&T FACILITY

    KMC Telecom entered into a Loan and Security Agreement dated as of December 31, 1996 with AT&T Commercial Finance Corporation ("AT&T Finance") which provided for borrowings up to $35 million to fund construction and operating costs of networks in various cities.

    On September 22, 1997, KMC Telecom and KMC Telecom II entered into an Amended and Restated Loan and Security Agreement (the "AT&T Facility") with AT&T Finance. Under the AT&T Facility, AT&T Finance agreed to lend KMC Telecom and KMC Telecom II (the "Borrowers") up to an aggregate of $70 million (the "Commitment Amount") to be used for the construction of fiber optic telecommunications networks in certain markets, subject to certain conditions. Disbursements under the AT&T Facility are available for engineering, design and backbone construction with additional amounts to finance expansion of networks operated by KMC Telecom (which comprise the original eight networks), and up to

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

7. LONG-TERM DEBT (CONTINUED)
55% of the cost of switches and electronic equipment, not to exceed $15 million, purchased for networks to be operated by KMC Telecom II. The total amount loaned for any network may not exceed the total property, plant and equipment book value for such network. At December 31, 1997, an aggregate of $51,276,933 was outstanding under this facility, of which $10,800,784 had been borrowed by KMC Telecom II.

    The AT&T Facility will mature no later than October 1, 2005. Escalating quarterly payments are due under the facility beginning January 1, 2000. Borrowings under the AT&T Facility will bear interest on the outstanding principal amount. The interest rate, prior to October 1, 1999 will be the commercial paper rate (as defined in the AT&T Facility) plus 5%. After October 1, 1999, the interest rate will be either a fixed rate equal to 5.5% plus the average rate of U.S. Treasury Notes maturing the same month in which the remaining average life of the loans ends, or a variable rate equal to either the commercial paper rate plus 5%, or the LIBOR rate plus 5%, at Borrowers' option. If the Borrowers default on any payment due under the AT&T Facility, the interest rate will increase by four percentage points. An annual administration fee of $100,000 is payable on the first payment date of each calendar year beginning January 1, 1998.

    KMC Holdings has unconditionally guaranteed the repayment of the AT&T Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. KMC Holdings has agreed to pay all amounts outstanding under the AT&T Facility, on demand, upon the occurrence and during the continuation of any event of default (as defined therein). The Company has pledged the shares of KMC Telecom and KMC Telecom II to AT&T Finance to secure its obligations under the guaranty. In addition, each of the Borrowers has pledged all of its assets to AT&T Finance. Accordingly, if there were an event of default under the AT&T Facility, the lenders thereunder would be entitled to payment in full and could foreclose on the assets of the Borrowers and the holders of the senior discount notes (issued in January 1998) would have no right to share in such assets.

    AT&T Finance has the right to require prepayment of all loans made under the AT&T Facility in the event of a change in control (as defined in the AT&T Facility). Events triggering a change in control include KMC Holdings ceasing to own 100% of the outstanding capital stock of each of the Borrowers (except as a result of the exercise of warrants by AT&T Finance or its affiliates, successors or assigns or the exercise of stock options under KMC Telecom's existing option plan). AT&T Finance has the right, in its discretion, to require repayment of the outstanding obligations of KMC Telecom II at the closing of a debt offering by KMC Holdings with gross cash proceeds of at least $50 million. On January 29, 1998, the $10,800,784 borrowed by KMC Telecom II was repaid in full with a portion of the proceeds of KMC Holdings' issuance of senior discount notes and warrants. After repayment of all amounts borrowed by KMC Telecom II on the Closing Date: (i) KMC Telecom II is no longer a borrower or an obligor under the AT&T Facility, (ii) KMC Telecom II is no longer subject to the covenants and restrictions referred to in the immediately succeeding paragraph and (iii) the stock and assets of KMC Telecom II have been released from the pledge to AT&T Finance.

    The AT&T Facility contains a number of negative covenants including, among others, covenants restricting the ability of the Borrowers to consolidate or merge with any person, sell or lease assets not in the ordinary course of business, sell or enter into long term leases of dark fiber, redeem stock, pay dividends, create subsidiaries, transfer any permits or licenses, or incur additional indebtedness or act as guarantor for the debt of any person. The AT&T Facility also contains a number of affirmative covenants including, among others, covenants requiring the Borrowers to preserve and maintain corporate existence,

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

7. LONG-TERM DEBT (CONTINUED)
comply with laws, maintain their properties, maintain insurance, pay taxes, furnish AT&T Finance with copies of financial statements and inform the lender of litigation.

    The Borrowers are required to comply with certain financial tests and maintain certain financial ratios, including, among others, a requirement that at the end of each fiscal quarter of each of the Borrowers commencing with the fiscal quarter ending September 30, 1997 through and including the fiscal quarter ending December 31, 1999 the ratio of available cash (defined as cash available plus the amount available under the AT&T Facility for which all conditions precedent have been fulfilled) plus, only if positive, EBITDA to lender debt service (as defined below) shall equal at least 1.00 to 1.00. Lender debt service shall be measured on the last day of each fiscal quarter and shall equal the sum of (i) cash interest expense for the immediately succeeding four fiscal quarters, to be calculated by giving effect to the total debt outstanding to AT&T Finance on the last day of such fiscal quarter, with such debt deemed to be accruing interest over the next four fiscal quarters at an interest rate equal to the interest rate in effect on such last day of such fiscal quarter, and (ii) scheduled principal payments for the immediately succeeding four fiscal quarters. At the end of each fiscal quarter ending March 31, 2000 through June 30, 2001, inclusive, the ratio of the sum of the available cash, plus, only if positive, EBITDA to lender debt service must equal at least 1.25 to 1.00.

    At the end of each fiscal quarter of KMC Telecom during each period set forth below, the ratio of EBITDA of KMC Telecom for the immediately preceding four fiscal quarters to lender debt service shall equal at least the ratio set forth below:

                                FISCAL PERIODS                                       RATIO
-------------------------------------------------------------------------------  -------------
July 1, 2001--December 31, 2001................................................   1.25 to 1.00
January 1, 2002--December 31, 2002.............................................   1.35 to 1.00
January 1, 2003--and each fiscal quarter thereafter............................   1.75 to 1.00

    Failure to satisfy any of the financial covenants will constitute an event of default under the AT&T Facility, permitting AT&T Finance, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of the Borrowers to meet their debt service obligations. The AT&T Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments and bankruptcy.

    The Company is required to make twenty-four consecutive quarterly installment payments commencing January 1, 2000 as follows, assuming that the full $70 million has been borrowed (quarterly payments will be reduced pro rata for any unused portion of the $70 million Commitment Amount):

                              QUARTERLY                                       QUARTERLY
                            PAYMENT DATES                                 PRINCIPAL AMOUNT
---------------------------------------------------------------------  -----------------------
January 1, 2000--October 1, 2002.....................................  $      1,750,000
January 1, 2003--October 1, 2004.....................................         3,500,000
January 1, 2005--July 1, 2005........................................         5,250,000
October 1, 2005......................................................     Remaining balance

    Additionally, the AT&T Facility restricts the ability of KMC Telecom to pay dividends to, or to pay principal or interest on loans from, KMC Holdings. At December 31, 1997, KMC Telecom had a net

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

7. LONG-TERM DEBT (CONTINUED)
capital deficiency of approximately $4.7 million. Such restrictions could adversely affect the Company's liquidity and ability to meet its cash requirements, including its ability to repay the senior discount notes (issued in January 1998).

    The AT&T Facility requires that the Company purchase interest rate cap agreements under which, if the commercial paper rate (as defined therein) or LIBOR rises above 12%, the Company will receive payments to offset the higher interest rates due on the debt. As a result, the Company has entered into an interest rate cap agreement with a bank which expires on December 1, 1998, to hedge the Company's interest expense on $28 million of its indebtedness under the AT&T Facility.

    SUPPLEMENTAL AT&T FACILITY

    On September 22, 1997, KMC Telecom and KMC Telecom II obtained a subordinated term loan (the "Supplemental AT&T Facility") from AT&T Finance with an original principal amount of $10 million. The proceeds from the loan were used for working capital and general corporate purposes. The loan bears interest at the option of the Company at the commercial paper rate plus 6% or the LIBOR rate plus 6%, payable quarterly. The Supplemental AT&T Facility is due in full upon the closing of a debt offering with gross cash proceeds of at least $50 million or in escalating quarterly installments commencing January 2000. On January 29, 1998, the entire $10 million outstanding under this facility was repaid in full with a portion of the proceeds of the Company's issuance of senior discount notes and warrants.

    The Supplemental AT&T Facility is generally subject to the same terms, covenants and restrictions as the AT&T Facility.

8. REDEEMABLE AND NONREDEEMABLE EQUITY

    KMC TELECOM PREFERRED STOCK

    On January 21, 1997, in connection with the initial funding of the AT&T Facility, the Convertible Notes were converted into 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Telecom with an aggregate liquidation value of $12,380,000. Effective September 22, 1997, all of the shares of Series A Cumulative Convertible Preferred Stock were exchanged for a similar number of shares of Series A Cumulative Convertible Preferred Stock of KMC Holdings.

    Pursuant to an agreement with Nassau, all dividends accumulated on the Series A Cumulative Convertible Preferred Stock of KMC Telecom through September 22, 1997 ($592,000) were paid upon the closing of KMC Holdings' issuance of senior discount notes and warrants on January 29, 1998.

    SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

    There are 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Holdings ("Series A Preferred Stock") authorized and outstanding. Series A Preferred Stock has a liquidation preference of $100 per share and an annual dividend equal to 7.0% of the liquidation preference, payable quarterly, when and if declared by the Board of Directors out of funds legally available therefor. Unpaid dividends accumulate and the unpaid amount increases at the annual rate of 7.0%, compounded quarterly. All accumulated but unpaid dividends will be paid upon the occurrence of a Realization Event (defined as (i) an initial public offering with gross proceeds of at least $40 million or (ii) sale of substantially all the

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED) assets or stock of the Company or the merger or consolidation of the Company into one or more other corporations). As of December 31, 1997, dividends in arrears on the Series A Preferred Stock aggregated $216,000. Notwithstanding the foregoing, pursuant to an agreement among Nassau and the Company dated September 22, 1997, Nassau has agreed to forego the payment of dividends from September 22, 1997 through the date on which Nassau disposes of its interest in the Company; provided that at the time of such disposition Nassau has received not less than a 10% annual compound rate of return during the period it held the Series A Preferred Stock.

    Series A Preferred Stock is convertible into Common Stock at a conversion price equal to $20.63 per share of Common Stock, subject to adjustment upon the occurrence of certain events. Holders of Series A Preferred Stock may convert all or part of such shares to Common Stock at any time and from time to time. Upon conversion, subject to the aforementioned agreement dated September 22, 1997 to forego the payment of dividends, the holders are entitled to receive a cash payment of the accumulated but unpaid dividends; provided, however, that the Company may substitute common shares having a fair market value equal to the amount of such cash payment if the conversion occurs before a Realization Event. Series A Preferred Stock will automatically convert into Common Stock upon the occurrence of a Qualified Public Offering (defined as the first sale of Common Stock pursuant to a registration statement filed under the Securities Act in which the Company receives gross proceeds of at least $40 million, provided that the per share price at which such shares are sold in such offering is at least four times the conversion price of the Series A Preferred Stock).

    The holders of Series A Preferred Stock, except as otherwise provided in the Company's Certificate of Incorporation, are entitled to vote on all matters voted on by holders of Common Stock. Each share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible. Without the prior consent of two-thirds of the shares of Series A Preferred Stock, among other things, the Company may not increase the number of shares of preferred stock (of whatever series) authorized for issuance, or declare or pay any dividends on shares of Common Stock or other junior shares. As discussed under "Redemption Rights", below, the holders of Series A Preferred Stock have certain redemption rights. Accordingly, such stock has been reflected as redeemable equity in the accompanying financial statements.

    SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

    There are 350,000 shares of Series C Cumulative Convertible Preferred Stock of KMC Holdings ("Series C Preferred Stock") authorized of which 150,000 shares are outstanding at December 31, 1997. Such shares were issued in November 1997 generating aggregate gross proceeds of $15 million. Series C Preferred Stock has a liquidation preference of $100 per share and an annual dividend equal to 7.0% of the liquidation preference, payable quarterly, when and if declared by the Board of Directors out of funds legally available therefor. Unpaid dividends accumulate and the unpaid amount increases at the annual rate of 7.0%, compounded quarterly. All accumulated but unpaid dividends will be paid upon the occurrence of a Realization Event. As of December 31, 1997, dividends in arrears on the Series C Preferred Stock aggregated $161,000. Notwithstanding the foregoing, pursuant to the Purchase Agreement among the Company, Nassau and the holders of the Series C Preferred Stock dated as of October 31, 1997, each current holder of Series C Preferred Stock has agreed to forego the payment of dividends that accumulate during the period from issuance through the date on which such holder disposes of its interest

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED) in the Company; provided that at the time of such disposition it has received not less than a 10% annual compound rate of return during such period.

    Series C Preferred Stock is convertible into Common Stock at a conversion price equal to (i) from the date of initial issuance to but excluding the date which is 30 months after the date of such initial issuance, $52.50 per share of Common Stock; provided, however, that if a Realization Event occurs during such 30-month period the conversion price will be equal to a fraction the numerator of which is (A) the consideration per share of Common Stock (on a fully diluted basis) received in connection with such Realization Event, and the denominator of which is (B) 1.30 raised to a number equal to the number of years (or fraction thereof) from the date of initial issuance of the Series C Preferred Stock until the date of such Realization Event, but in no case greater than $52.50 nor less than $42.18 per share of Common Stock and (ii) from and after the date which is 30 months after the date of initial issuance, $42.18, subject to adjustment upon the happening of certain events. Holders of Series C Preferred Stock may convert all or part of such shares to Common Stock at any time and from time to time. Upon conversion, subject to the aforementioned agreement dated October 31, 1997 to forego the payment of dividends, the holders are entitled to receive a cash payment of the accumulated but unpaid dividends; provided, however, that the Company may substitute common shares having a fair market value equal to the amount of such cash payment if the conversion occurs before a Realization Event. Series C Preferred Stock will automatically convert into Common Stock upon the occurrence of a Qualified Public Offering.

    The holders of Series C Preferred Stock, except as otherwise provided in the Company's Certificate of Incorporation, are entitled to vote on all matters voted on by holders of Common Stock. Each share of Series C Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible. Without the prior consent of two-thirds of the shares of Series C Preferred Stock, among other things, the Company may not increase the number of shares of preferred stock (of whatever series) authorized for issuance, or declare or pay any dividends on shares of Common Stock or other junior shares. As discussed under "Redemption Rights", below, the holders of Series C Preferred Stock have certain redemption rights. Accordingly, such stock has been reflected as redeemable equity in the accompanying financial statements.

    The Series C Preferred Stock is subject to redemption at the option of the Company, in whole but not in part, in connection with an "Acquisition Event." An Acquisition Event is defined to mean any merger or consolidation of the Company with any other company, person or entity, whether or not the Company is the surviving entity, as a result of which the holders of the Company's Common Stock (determined on a fully diluted basis) will hold less than a majority of the outstanding shares of Common Stock or other equity interest of the Company, person or entity resulting from such transaction, or any parent of such entity.

    SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

    There are 25,000 shares of Series D Cumulative Convertible Preferred Stock of KMC Holdings ("Series D Preferred Stock") authorized, of which 25,000 shares are outstanding at December 31, 1997. Such shares were issued to Nassau in November 1997 generating aggregate gross proceeds of $2.5 million. In January 1998, Nassau exercised its conversion rights and converted its shares of Series D Preferred Stock into an equal number of shares of Series C Preferred Stock. Series D Preferred Stock has a liquidation preference of $100 per share and an annual dividend equal to 7.0% of the liquidation

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED) preference, payable quarterly, when and if declared by the Board of Directors out of funds legally available therefor. Unpaid dividends accumulate and the unpaid amount increases at the annual rate of 7.0%, compounded quarterly. All accumulated but unpaid dividends will be paid upon the occurrence of a Realization Event. As of December 31, 1997, dividends in arrears on the Series D Preferred Stock aggregated $27,000.

    KMC TELECOM COMMON STOCK

    On November 12, 1996, KMC Telecommunications L.P., a limited partnership owned by Kamine and Kathleen Kamine, purchased 40,000 shares of Class A Common Stock, $.01 par value, of KMC Telecom for the purchase price of $4 million. Using the proceeds from this equity issuance, KMC Telecom repaid in full its indebtedness to Kamine of $4 million.

    On September 22, 1997, all of the outstanding shares of Class A Common Stock of KMC Telecom were exchanged for a similar number of shares of Common Stock of KMC Holdings.

    COMMON STOCK

    Holders of Common Stock of the Company are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except with respect to the election of Directors. Except as otherwise required by law, actions at the Company's stockholders meetings (held at least annually), require the affirmative vote of a majority of the shares represented at the meeting, a quorum being present. Holders of Common Stock are entitled, subject to the preferences of preferred stock, to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Without the prior consent of two-thirds of the shares of Series A Preferred Stock and two-thirds of the shares of Series C Preferred Stock, the Company may not declare or pay any dividends on its Common Stock. Except as discussed under "Redemption Rights" below, the holders of Common Stock have no preemptive, redemption or conversion rights. Pursuant to provisions contained in the Company's Certificate of Incorporation and an Amended and Restated Stockholders Agreement dated as of October 31, 1997, among the Company, Kamine, Nassau, AT&T Credit Corporation ("AT&T Credit"), General Electric Capital Corporation ("GECC"), and CoreStates Bank, N.A. ("CoreStates") ( the "Stockholders' Agreement"), until Kamine and Nassau cease to own Common Stock or preferred stock convertible into Common Stock representing at least five percent of the outstanding shares of Common Stock (assuming all convertible securities are converted), Kamine and Nassau have special rights to elect Directors. Kamine's shares of Common Stock currently have the right to elect three Directors, one of whom must be the Company's President and Chief Executive Officer. Nassau's shares currrently have the right to elect three Directors. A Director elected by Kamine's shares or Nassau's shares may not be removed except with the affirmative vote of a majority of the applicable shares of capital stock. If Kamine or Nassau transfer their shares of capital stock, the number of Directors their shares are entitled to elect decreases. If Kamine or Nassau hold less than 5% of the shares of capital stock initially issued to them, the shares of such person have no further right to elect specific Directors. Directors other than those elected by vote of Kamine's shares or Nassau's shares are elected by holders of Common Stock and holders of preferred stock that are entitled to vote in the election of Directors. If a default relating to payment occurs under the AT&T Facility and continues uncured for 90 days, the holders of Series C Preferred Stock are entitled to elect two additional Directors, who will serve until the default is cured.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED)

    Immediately preceding the reorganization on September 22, 1997, Nassau and Kamine each received 13,835 shares of Class A Common Stock of KMC Telecom, which were subsequently exchanged for a similar number of shares of Common Stock of KMC Holdings.

    On September 22, 1997, KMC Holdings sold to AT&T Credit 91,268 shares of Common Stock for gross proceeds of $10 million.

    REDEMPTION RIGHTS

    Pursuant to the Stockholders' Agreement, each of Nassau, CoreStates, AT&T Credit and GECC has a "put right" entitling it to have the Company repurchase its preferred and common shares for the fair market value of such shares if no Liquidity Event (defined as (i) an initial public offering with gross proceeds of at least $40.0 million, (ii) the sale of substantially all of the stock or assets of the Company or (iii) the merger or consolidation of the Company with one or more other corporations) has taken place by the later of (x) October 22, 2003 or (y) 90 days after the final maturity date of the senior discount notes (issued in January 1998, with a stated maturity date of January 2008). CoreStates, GECC and AT&T Credit may not exercise such put rights unless Nassau has exercised its put right. The restrictive covenants of the senior discount notes limit the Company's ability to repurchase such shares. All of the shares of preferred and common stock subject to such "put right" are presented as redeemable equity in the accompanying balance sheet at December 31, 1997.

    The redeemable preferred stock, redeemable common stock and redeemable common stock warrants (described below) are being accreted up to their fair market values from their respective issuance dates to their earliest potential redemption date (October 22, 2003). At December 31, 1997, the aggregate redemption value of the redeemable equity was approximately $118 million, reflecting per share redemption amounts of $531 for the Series A Preferred Stock, $209 for the Series C and D Preferred Stock and $110 for the redeemable common stock and redeemable common stock warrants. Accordingly, $8,246,000 of accretion has been charged to additional paid-in-capital in 1997.

    WARRANTS

    In connection with KMC Telecom's 1996 Loan and Security Agreement, warrants representing a 5% ownership interest in the fully diluted common voting capital stock of KMC Telecom, including anti-dilution protection, were granted to AT&T Finance (and subsequently assigned to AT&T Credit and CoreStates). These warrants, at an exercise price of $.01 per share, were issued on January 21, 1997, concurrent with the initial borrowing under the AT&T Facility, at which date the fair value of such warrants was determined to be $1.5 million, which was reflected as a charge to deferred financing costs and credited to equity in January 1997. On September 22, 1997, 50% of such warrants were exercised, and an aggregate of 27,670 shares of Class A Common Stock of KMC Telecom were issued to the warrant holders; these shares were subsequently exchanged for a similar number of shares of Common Stock of KMC Holdings.

    The remaining 50% of the warrants ("Restricted Warrants") are not exercisable prior to June 30, 1998. The Restricted Warrants will be exercisable after July 1, 1998 unless the Company obtains additional financing with gross proceeds in excess of $100 million prior to July 1, 1998. Upon the closing of KMC

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED)
Holdings' senior discount notes and warrants offering in January 1998, the Restricted Warrants were repurchased by KMC Holdings for a de minimis price.

    In connection with the AT&T Facility, warrants to purchase 10,000 shares of Common Stock were issued to GECC in 1997. These warrants, at an exercise price of $.01 per share, are exercisable from issuance through January 21, 2005. The fair value of such warrants was determined to be $525,000, which was reflected as a charge to deferred financing costs and credited to equity. Pursuant to the Stockholders' Agreement, GECC may put the shares of Common Stock issuable upon the exercise of such warrants back to the Company. These warrants have been presented as redeemable common stock warrants in the accompanying balance sheet at December 31, 1997.

    In connection with the Supplemental AT&T Facility, KMC Holdings issued to AT&T Finance a warrant to purchase 91,268 shares of its Common Stock for an aggregate purchase price of $10 million. Upon the closing of KMC Holdings' senior discount notes and warrants offering in January 1998, such warrant was exercised and KMC Holdings issued such shares of Common Stock.

    OPTIONS

    During 1996, the Board of KMC Telecom adopted and Kamine approved the 1996 Stock Purchase and Option Plan for Key Employees of KMC Telecom Inc. and Affiliates (the "1996 Plan"). The 1996 Plan, which is administered by the Compensation Committee of the Board of Directors of KMC Telecom, provides for various grants to key employees, directors, affiliated members or other persons having a unique relationship with the Company excluding Kamine and any person employed by Nassau Capital or any Nassau affiliate. Grants may include, without limitation, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stocks, purchase stocks and performance units. The Compensation Committee has the power and authority to designate recipients of the options and to determine the terms, conditions, and limitations of the options.

    Under the 1996 Plan, options to purchase 150,000 shares of Class C Common Stock of KMC Telecom are available for grant, of which 115,385 options were allocated to the Plan as of December 31, 1996 and 150,000 options were allocated to the Plan as of December 31, 1997. No individual may receive options for more than 40,000 shares. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of all non-qualified stock options granted under the 1996 Plan must be at least 50% of the fair market value of the shares on the date of grant.

    Options granted pursuant to the 1996 Plan will have terms not to exceed 10 years and become exercisable over a vesting period as specified in such options. The 1996 Plan will terminate no later than 2006. Under the 1996 Plan, no options vest until at least six months after the later of (i) January 1, 1995 or (ii) the date of employment with the Company or an affiliate. Options granted under the 1996 Plan are nontransferable, other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime, only by the optionee.

    The 1996 Plan provides for an adjustment of the number of shares exercisable in the event of a merger, consolidation, recapitalization, change of control, stock split, stock dividend, combination of shares or other similar changes, exchange or reclassification of the common stock at the discretion of the Compensation Committee. Pursuant to the agreements adopted under the 1996 Plan, fifty percent of all

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED) unvested options granted become fully vested upon a change-in-control of the Company or a qualified public offering, as defined.

    The holders of options to acquire shares of Class C Common Stock of KMC Telecom are required to enter into agreements with KMC Telecom which place certain restrictions upon their ability to sell or otherwise transfer such shares. In the event of termination of employment of the option holder by KMC Telecom or the affiliates, KMC Telecom can repurchase all of the shares or options held by such individuals, generally for an amount equal to the fair value of such shares or the excess of the fair value of such options over their exercise price.

    During the year ended December 31, 1996, non-qualified options to purchase an aggregate of 95,385 shares were granted at exercise prices of $50 (57,229 options), $75 (19,078 options) and $100 (19,078 options). The options granted during 1996 are comprised of 85,000 options granted to employees and 10,385 options granted to individuals employed by certain affiliates of the Company. All such options have 10 year terms. The $50 options become exercisable over a three year period in six month intervals commencing six months after the grant date in increments of 9,538 options each. The $75 options become exercisable in two increments of 9,539 options each, forty-two and forty-eight months after the grant date. The $100 options become exercisable in two increments of 9,539 options each, fifty-four and sixty months after the grant date.

    During the year ended December 31, 1997, non-qualified options to purchase an aggregate of 63,115 shares were granted at exercise prices of $50 (37,869 options), $75 (12,623 options) and $100 (12,623 options). The options granted during 1997 are comprised of 55,385 options granted to employees and 7,730 options granted to individuals employed by certain affiliates of the Company. All such options have 10 year terms. The $50 options become exercisable over a three year period in six month intervals commencing six months after the grant date in increments of 6,311 options each. The $75 options become exercisable in two increments of 6,311 options each, forty-two and forty-eight months after the grant date. The $100 options become exercisable in two increments of 6,311 options each, fifty-four and sixty months after the grant date. Additionally, 17,000 options were cancelled during 1997.

    Information on stock options is as follows:

                                                                                    WEIGHTED
                                                         NUMBER OF SHARES       AVERAGE EXERCISE
                                                     ------------------------   PRICE OF OPTIONS
                                                     OUTSTANDING  EXERCISABLE      OUTSTANDING
                                                     -----------  -----------  -------------------
Balances, January 1, 1996
  Granted..........................................      95,385       --            $      65
  Became exercisable...............................      --           --
                                                     -----------  -----------
Balances, December 31, 1996........................      95,385       --            $      65
  Granted..........................................      63,115       --            $      65
  Became exercisable...............................      --           22,188
  Cancelled........................................     (17,000)      (2,616)       $      65
                                                     -----------  -----------
Balances, December 31, 1997........................     141,500       19,572        $      65

                                                     -----------  -----------
                                                     -----------  -----------

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED)
    The weighted-average exercise price of options exercisable at December 31, 1997 is $50 and the weighted average fair value of options granted during 1996 and 1997 were $30 and $49 per share, respectively. Exercise prices for options outstanding as of December 31, 1997 ranged from $50 to $100. The weighted-average remaining contractual life of those options is 9.5 years.

    As a result of certain anti-dilution provisions governing the conversion of shares of Class C Common Stock into shares of Class A Common Stock, KMC Telecom is required to account for the 1996 Plan as a variable stock option plan. Generally accepted accounting principles, as prescribed by APB 25, for variable stock option plans require KMC Telecom to recognize a non-cash compensation charge for these options (amortized over the vesting period of the employee options and recognized in full as of the grant date for the non-employee options). Such charge is determined by the difference between the fair value of the common stock underlying the options and the option price as of the end of each period, until the Class C Common Stock underlying such options is no longer protected by such anti-dilution provisions. Based on the estimated fair value of the Class A Common Stock of KMC Telecom at December 31, 1996 and 1997, cumulative deferred compensation obligations of $1,283,000 and $15,579,000, respectively, have been established. The Company has recognized compensation expense aggregating $240,000 and $13,869,000 for the years ended December 31, 1996 and 1997, respectively, including $44,000 and $9,013,000 of amortization of unearned compensation. KMC Holdings intends to adopt a new stock option plan in 1998, and to cancel the existing KMC Telecom 1996 Plan at such time.

    In accordance with the provisions of Statement No. 123, the Company applies APB 25 and related interpretations in accounting for its stock option plan. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by Statement No. 123, net loss and net loss per common share would have been the following:

                                                                    1996            1997
                                                               --------------  ---------------
Net loss -- as reported......................................     $(4,495,314)    $(32,685,163)
       -- pro forma..........................................     $(4,452,528)    $(20,542,112)
Net loss per common share -- as reported.....................          $(7.49)         $(64.93)
                        -- pro forma.........................          $(7.42)         $(45.97)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                             1996       1997
                                                                           ---------  ---------
Expected dividend yield..................................................     0%         0%
Expected stock price volatility..........................................     50%        50%
Risk-free interest rate..................................................     6%         6%
Expected life of options.................................................   7 years    7 years

    The expected stock price volatility factors were determined based on an average of such factors as disclosed in the financial statements of peer companies. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

8. REDEEMABLE AND NONREDEEMABLE EQUITY (CONTINUED) input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

9. INCOME TAXES

    As of December 31, 1997, the Company and its subsidiaries had consolidated net operating loss carryforwards for United States income tax purposes ("NOLs") of approximately $22.8 million which expire through 2012. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), if the Company undergoes an "ownership change," its ability to use its preownership change NOLs (NOLs accrued through the date of the ownership change) would generally be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of the Company's equity immediately before the ownership change, excluding certain capital contributions. Any allowable portion of the preownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated. As a result of the cumulative effect of issuances of preferred and common stock through September 22, 1997, KMC Telecom has undergone an ownership change.

    For financial reporting purposes, the Company has an aggregate of approximately $38.2 million of loss carryforwards and net temporary differences at December 31, 1997. At existing tax rates, the future benefit of these items approximates $13.0 million at December 31, 1997. A valuation allowance has been established equal to the entire net tax benefit associated with all carryforwards and temporary differences at December 31, 1996 and 1997 as their realization is uncertain.

    The composition of expected future tax benefits at December 31, 1996 and 1997 is as follows:

                                                                     1996            1997
                                                                 -------------  --------------
Loss carryforwards.............................................  $   1,036,000  $    7,754,000
Temporary differences:
  Stock option compensation....................................         82,000       4,797,000
  Other, net...................................................        342,000         456,000
                                                                 -------------  --------------
                                                                     1,460,000      13,007,000
Less valuation allowance.......................................     (1,460,000)    (13,007,000)
                                                                 -------------  --------------
                                                                 $          --  $           --
                                                                 -------------  --------------
                                                                 -------------  --------------

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases various facilities and equipment under operating leases. Minimum rental commitments are as follows:

PERIOD ENDING DECEMBER 31:
--------------------------------------------------------------------------------
1998............................................................................  $    790,000
1999............................................................................       795,000
2000............................................................................       779,000
2001............................................................................       770,000
2002............................................................................       650,000
Thereafter......................................................................     2,086,000
                                                                                  ------------
                                                                                  $  5,870,000
                                                                                  ------------
                                                                                  ------------

    Rent expense under operating leases was $98,000 and $478,000 for the years ended December 31, 1996 and 1997, respectively.

    LITIGATION

    By letter dated August 29, 1997, KMC Telecom notified I-Net, Inc. ("I-NET") that KMC Telecom considered I-NET to be in default under a Master Telecommunications System Rollout Agreement dated as of October 1, 1996 (the "I-NET Agreement"), pursuant to which I-NET had agreed to manage construction of telephone systems for KMC Telecom in several cities, including the preparation of design plans and specifications for each system. KMC Telecom considered I-NET to be in default as a result of I-NET's failure to provide design plans and specifications for several systems for which it had agreed to provide such plans and specifications, to properly supervise construction of the systems or to provide personnel with the necessary expertise to manage the projects. By letter dated October 27, 1997, I-NET demanded payment of all amounts it alleged were due under the I-NET Agreement and a related agreement (aggregating $4.1 million) and stated that it would invoke the arbitration provisions under the I-NET Agreement if the parties could not agree as to the amount due and payment terms on or before November 27, 1997. By letter dated December 1, 1997, I-NET extended its deadline for reaching agreement to December 15, 1997. Although the Company and I-NET conducted discussions they were unable to reach an agreement and on February 12, 1998, the Company received a demand for arbitration from Wang Laboratories, Inc. ("Wang"), the successor to I-NET. The demand seeks at least $4.1 million. The Company believes that it has meritorious defenses to Wang's claims and has asserted counterclaims seeking in excess of $2.5 million as a result of I-NET's defaults under the I-NET Agreement. The Company believes that resolution of this matter will not have a material adverse impact on its financial condition. No assurance can be given, however, as to the ultimate resolution of this matter.

    FRANCHISE AGREEMENTS

    At December 31, 1997, the Company was obligated under franchise agreements to various cities to make payments based upon the Company's financial performance. The franchise terms range from 5 to 15 years, with several of the franchise agreements providing for renewal options. The franchise fees payable under the agreements are generally based on percentages of gross receipts, gross revenues, or billings.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Several of the franchise agreements contain construction commitment clauses, with specified timeframes for commencement and completion of construction of the fiber optic telecommunication systems. The Company has not commenced construction within the time specified by one of its franchise agreements. The municipality has not indicated to management that it intends to exercise its option to revoke the franchise. In the event such franchise was revoked, it would not have a material adverse impact on the Company's financial position or results of operations.

    LUCENT TECHNOLOGIES AGREEMENTS

    Pursuant to two contracts between Lucent Technologies Inc. ("Lucent"), KMC Telecom and KMC Telecom II, Lucent has committed to provide the hardware, software and related support services for digital local exchange telecommunications switching systems. Pursuant to the Lucent General Agreement, the Company committed to spend at least $88 million for hardware and software by the end of the initial approximately three year contract term ending September 24, 2000, of which $30 million is to be committed for purchases by July 23, 1998. Through December 31, 1997, KMC Telecom and KMC Telecom II have purchased switching system hardware, software and related services under the Lucent General Agreement aggregating approximately $36.3 million.

    Pursuant to the Lucent Professional Services Agreement, Lucent will (i) install and test each switch purchased under the General Agreement for a fixed charge per switch; (ii) monitor and support the telecommunications switching hardware and software for a minimum, monthly per switch fee; and (iii) provide a fixed number of hours of other consulting services for specified fee. The Company can also contract for additional services pursuant to a price schedule attached to the agreement. The Professional Services Agreement is for an initial three-year term commencing July 23, 1997 and is subject to renewal on a year-to-year basis, thereafter.

    ACE*COMM AGREEMENTS

    Pursuant to two agreements between ACE*COMM Corporation ("ACE*COMM"), KMC Telecom and KMC Telecom II, each dated September 29, 1997, ACE*COMM is providing comprehensive billing, order processing and customer care software, which includes the provision of certain dedicated hardware to be located at ACE*COMM's Gaithersburg, Maryland facility, together with relevant software, maintenance of the same, and data processing services. KMC Telecom and KMC Telecom II have contracted to pay ACE*COMM approximately $1.1 million in connection with the implementation of the data processing system hardware and software, of which installments totaling $673,000 were paid as of December 31, 1997. The remaining balance is due when the system becomes fully operational at completion (the "Commencement Date"), anticipated to occur by the end of the first quarter of 1998. Pursuant to the second ACE*COMM agreement, ACE*COMM will perform data processing and system support, and ACE*COMM will be paid fees under a rate structure based on the number of calls charged to the Company's customers, provided that, in any event, the Company must pay a minimum combined service fee, plus an additional minimum monthly payment for support services from and after such date. The service and support agreement has an initial term ending four years after the Commencement Date, and is subject to year-to-year renewal thereafter.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    PURCHASE COMMITMENTS

    As of December 31, 1997, the Company has outstanding commitments aggregating approximately $52.3 million related to the purchases of telecommunications equipment and fiber optic cable and its obligations under its agreements with Lucent and ACE*COMM.

    EMPLOYMENT AGREEMENTS

    In July 1996, KMC Telecom entered into a three year employment agreement with its chief executive officer. In addition to a base salary, the agreement provides for certain incentive compensation payments, based upon completion of construction and attainment of specified revenues for additional networks.

    The Company has also agreed to make similar incentive compensation payments to certain other key employees.

11. ACQUISITIONS

    On July 11, 1997, KMC Telecom acquired a network in Melbourne, Florida for a purchase price of $2 million in cash. The acquisition was accounted for under the purchase method and the purchase price approximated the fair value of the fixed assets acquired. Assuming the Melbourne Network had been acquired as of January 1, 1997, the Company's pro forma consolidated revenue and net loss for the year ended December 31, 1997 would have been $3,655,000 and $33,212,000, respectively.

    On October 1, 1997, the Company entered into a letter of intent to acquire from FiberCap Digital Inc. an existing network of approximately 13 miles in length located in Winston-Salem, North Carolina. The acquisition is subject to various approvals and the negotiation and execution of a definitive purchase agreement.

12. RELATED PARTY TRANSACTIONS

    At December 31, 1995, KMC Telecom had loans payable to Kamine aggregating $2,727,400, and, through November 1996, KMC Telecom made additional borrowings from Kamine. In November 1996, KMC Telecom repaid its then-outstanding indebtedness to Kamine of $4 million in full.

    The proceeds of such loans were used to fund the construction of the network in Huntsville, Alabama, and to fund operating cash flow requirements. These loans were payable on demand and, through April 30, 1996, bore interest at the prime rate (8.25% at April 30, 1996). Interest expense charged by Kamine under these loans amounted to $120,000 for the year ended December 31, 1996. Effective May 1, 1996, Kamine elected not to charge interest on these loans. However, for financial reporting purposes, $180,000 of interest expense was imputed on these loans for the period from May 1, 1996 to November 12, 1996, and a corresponding credit has been recorded to additional paid-in capital.

    The Company has informal agreements with affiliated companies which provide certain administrative services, including certain personnel, utilities and supplies. The Company incurred approximately $488,000 and $281,000 of expense related to these agreements for the years ended December 31, 1996 and 1997, respectively.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997


12. RELATED PARTY TRANSACTIONS (CONTINUED)


    The Company leases its corporate office space through January 2007 with an affiliated company. The lease provides for a base annual rental cost of approximately $207,000, adjusted periodically for changes in the consumer price index, plus operating expenses. Rent expense recognized under this lease for the years ended December 31, 1996 and 1997 was $93,000 and $207,000, respectively.

    Amounts due to affiliated companies were $81,518 and $47,024 at December 31, 1996 and 1997, respectively.

13. NET LOSS PER COMMON SHARE

    The following table sets forth the computation of net loss per common share -- basic:

                                                      1995           1996            1997
                                                  -------------  -------------  --------------
Numerator:
  Net loss......................................  $  (1,620,392) $  (4,495,314) $  (32,685,163)
  Dividends and accretion on redeemable
    preferred stock.............................             --             --      (8,904,403)
                                                  -------------  -------------  --------------
  Numerator for net loss per common share --
    basic.......................................  $  (1,620,392) $  (4,495,314) $  (41,589,566)
                                                  -------------  -------------  --------------
                                                  -------------  -------------  --------------
Denominator:
  Denominator for net loss per common share --
    weighted average number of common shares
    outstanding.................................        600,000        600,000         640,568
                                                  -------------  -------------  --------------
                                                  -------------  -------------  --------------
  Net loss per common share -- basic............  $       (2.70) $       (7.49) $       (64.93)
                                                  -------------  -------------  --------------
                                                  -------------  -------------  --------------

    Options and warrants to purchase an aggregate of 242,768 shares of common stock were outstanding as of December 31, 1997, but a computation of diluted net loss per common share has not been presented, as the effect would be anti-dilutive.

14. SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

    Information with respect to noncash investing and financing activities is as follows:

    In 1997, the Convertible Notes, including accrued interest, aggregating approximately $12,380,000 were converted into 123,800 shares of Series A Cumulative Convertible Preferred Stock of KMC Telecom. In connection with the conversion, net unamortized deferred financing costs of approximately $862,000 were charged against redeemable preferred stock.

    In 1997, warrants with a fair value of $1.5 million were granted to AT&T. Credit and warrants with a fair value of $525,000 were granted to GECC.

    In connection with KMC Telecom's variable stock option plan, cumulative deferred compensation obligations of $1,283,000 and $15,579,000 have seen established in 1996 and 1997, respectively, with offsetting credits to additional paid-in capital. Compensation expense of $44,000 in 1996 and $9,013,309 in 1997 was recognized in connection with such options.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

14. SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES (CONTINUED)
    In connection with the grants of options to purchase shares of common stock of KMC Telecom granted to individuals employed by certain affiliates of the Company in 1996 and 1997, the Company recognized noncash compensation expense of $196,000 and $4,856,037, respectively.

    In 1996, Kamine contributed a loan and related imputed interest totaling $2,267,063 to equity.

15. FINANCIAL INSTRUMENTS

    The Company has limited involvement with derivative financial instruments, and does not hold or issue derivatives for trading purposes. The Company uses interest rate cap agreements to manage its exposure to market risks associated with interest rate increases on its floating rate debt.

    The interest rate cap agreements require premium payments to counterparties based upon a notional principal amount, and the Company is entitled to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rate stated in the agreements. As of December 31, 1997, the notional amount of debt subject to interest rate cap agreements was $28 million.

    While the Company is exposed to credit loss on its interest rate cap agreements in the event of nonperformance by the counterparties to such agreements, management believes that such nonperformance is unlikely to occur given the financial resources of the counterparties, which are major financial institutions.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS

    The carrying amounts approximate fair value because of the short-term maturity of the instruments.

LONG-TERM DEBT

    The carrying amount of floating-rate long-term debt approximates its fair value. The fair value of the Company's fixed-rate long-term debt is estimated using discounted cash flow analyses based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

REDEEMABLE EQUITY

    The fair value of the Company's redeemable equity instruments are estimated to be the amounts at which the holders may require the Company to redeem such securities, adjusted using discounted cash flow analyses.

INTEREST RATE CAP AGREEMENTS

    The fair value of these agreements are estimated by obtaining quotes from dealers.

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

15. FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair values of the Company's financial instruments are as follows (in millions):


                                                                   1996                    1997
                                                          ----------------------  ----------------------
                                                           CARRYING      FAIR      CARRYING      FAIR
                                                            AMOUNT       VALUE      AMOUNT       VALUE
                                                          -----------  ---------  -----------  ---------
Cash and cash equivalents...............................   $     1.5   $     1.5   $    15.6   $    15.6
Long-term debt..........................................        12.3        11.5        61.3        61.3
Redeemable equity instruments:
    Series A Preferred Stock............................          --          --        18.9        28.4
    Series C Preferred Stock............................          --          --        14.7        13.5
    Series D Preferred Stock............................          --          --         2.4         2.3
    Redeemable Common Stock.............................          --          --        11.2         6.3
    Redeemable Common Stock Warrants....................          --          --          .5          .5
Interest rate cap agreements............................          --          --          .1          .1


    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company places its cash investments with major financial institutions. With respect to accounts receivable, the Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral. No individual customer group accounted for more that 10% of net sales for the year ended December 31, 1997. For the year ended December 31, 1997, the Company's five largest individual customers, accounted for 32% of net sales.

16. SUBSEQUENT EVENTS

    On January 29, 1998, KMC Holdings sold 460,800 units, each unit consisting of a 12 1/2% senior discount note with a principal amount at maturity of $1,000 due 2008 (the "Senior Discount Notes") and one warrant to purchase .21785 shares of Common Stock of KMC Holdings at an exercise price of $.01 per share. Interest on the Senior Discount Notes will be payable in cash on each February 15 and August 15, commencing August 15, 2003. The Senior Discount Notes are unsubordinated, unsecured indebtedness of KMC Holdings. However, KMC Holdings is a holding company and the Senior Discount Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. The gross and net proceeds of the offering were approximately $250.0 million and $236.4 million, respectively. Upon the closing of the offering, the Company used the proceeds as follows: $10.8 million to repay all amounts borrowed by KMC Telecom II under the AT&T Facility; $10.1 million to repay the Supplemental AT&T Facility (including $100,000 of accrued interest thereon); $5.0 million as a non-refundable down payment under its agreement with Lucent for future purchases of switching equipment; and $592,000 to pay dividend arrearages on the Series A Cumulative Convertible Preferred Stock of KMC Telecom to Nassau. The balance will be used to finance the planned expansion and further development of the Company's networks and to fund operating losses and for other general corporate purposes.

    The Senior Discount Notes contain covenants that, among other things, restrict the ability of KMC Holdings and its subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of subsidiaries, enter

                  KMC TELECOM HOLDINGS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997

16. SUBSEQUENT EVENTS (CONTINUED)
into transactions with stockholders or affiliates or, with respect to KMC Holdings, effect a consolidation or merger. However, these limitations are subject to a number of qualifications and exceptions.

    The Senior Discount Notes are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, because the yield to maturity of such Senior Discount Notes exceeded the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. Under the rules applicable to AHYDOs, a portion of the original issue discount ("OID") that accrues on the Senior Discount Notes will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Senior Discount Notes over the AFR plus six percentage points bears to (ii) the yield to maturity of the Senior Discount Notes. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it generally will be treated as a dividend to holders of the Senior Discount Notes for purposes of the rules relating to the dividends received deduction applicable to corporate holders. Any remaining OID on the Senior Discount Notes will not be deductible by the Company until such OID is paid.

    The warrants may be exercised at any time during the period beginning on the date that is one year after the closing date and ending on January 31, 2008. Warrants that are not exercised by such date will expire. The warrants were recorded at their aggregate fair value of $11 million.

    The Senior Discount Notes and warrants have not been registered under the Securities Act of 1933 and are subject to restrictions on transfer.

17. YEAR 2000 (UNAUDITED)

    While the Company believes that its software applications are Year 2000 compliant, there can be no assurance until the Year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends or with whom the Company's systems interface are not Year 2000 compliant, it could affect the Company's systems, which would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on its then outstanding indebtedness.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ICG Communications, Inc.:

    We have audited the accompanying balance sheets of the Melbourne System (an operating unit of ICG Communications, Inc.) as of December 31, 1995 and 1996, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Melbourne System as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Denver, Colorado

December 16, 1997

                                MELBOURNE SYSTEM

                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
                                                      ASSETS
Current assets:
  Cash................................................................................  $      1,000  $      1,000
  Accounts receivable.................................................................        23,486        57,879
  Prepaid expenses and deposits.......................................................         1,633            --
                                                                                        ------------  ------------
  Total current assets................................................................        26,119        58,879
Equipment (note 2)....................................................................     5,872,459     2,549,884
Less accumulated depreciation.........................................................      (154,131)     (459,507)
                                                                                        ------------  ------------
  Net equipment.......................................................................     5,718,328     2,090,377
                                                                                        ------------  ------------
Other assets:
  Goodwill, net of accumulated amortization of $26,592................................       403,514            --
  Other assets........................................................................        28,856         8,398
                                                                                        ------------  ------------
  Total assets........................................................................  $  6,176,817  $  2,157,654
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                         LIABILITIES AND PARENT'S EQUITY
Current liabilities:
  Accounts payable....................................................................  $    184,509  $         --
  Accrued liabilities.................................................................       100,241        64,590
  Current portion of capital leases (note 4)..........................................       396,428        51,630
                                                                                        ------------  ------------
  Total current liabilities...........................................................       681,178       116,220
Capital lease obligations, less current portion (note 4)..............................     1,472,196        69,803
                                                                                        ------------  ------------
  Total liabilities...................................................................     2,153,374       186,023
                                                                                        ------------  ------------
Parent's equity:
  Investment by Parent................................................................     4,578,159     6,754,534
  Accumulated deficit.................................................................      (554,716)   (4,782,903)
                                                                                        ------------  ------------
  Total parent's equity...............................................................     4,023,443     1,971,631
                                                                                        ------------  ------------
  Total liabilities and parent's equity...............................................  $  6,176,817  $  2,157,654
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                                MELBOURNE SYSTEM

                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                        --------------------------
                                                                                           1995          1996
                                                                                        -----------  -------------
Revenue:
    Telecommunications................................................................  $    58,405  $     277,409
    Other.............................................................................       16,599         75,870
                                                                                        -----------  -------------
      Total revenue...................................................................       75,004        353,279
Operating costs and expenses:
    Network operating costs (note 3)..................................................       37,726         86,825
    Selling, general and administrative expenses (note 3).............................      146,783        430,361
    Depreciation and amortization.....................................................      172,765        460,481
    Loss on impairment of long-lived assets (note 1)..................................           --      3,446,587
                                                                                        -----------  -------------
    Operating loss....................................................................     (282,270)    (4,070,975)
Interest expense......................................................................      185,832        157,212
                                                                                        -----------  -------------
    Net loss..........................................................................     (468,102)    (4,228,187)
Accumulated deficit, beginning of period..............................................      (86,614)      (554,716)
                                                                                        -----------  -------------
Accumulated deficit, end of period....................................................  $  (554,716) $  (4,782,903)
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                            See accompanying notes.

                                MELBOURNE SYSTEM

                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................................................  $    (468,102) $  (4,228,187)
  Adjustments to reconcile net loss to cash used by operating activities:
    Depreciation and amortization...................................................        172,765        460,481
    Provision for impairment of long-lived assets...................................             --      3,446,587
  Changes in operating assets and liabilities:
    Accounts receivable.............................................................        (20,987)       (34,393)
    Prepaid expenses and deposits...................................................          3,727          1,633
    Other assets....................................................................        (23,463)            --
    Accounts payable and accrued liabilities........................................         74,351       (220,160)
                                                                                      -------------  -------------
    Net cash used by operating activities...........................................       (261,709)      (574,039)
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of equipment..........................................................     (2,237,967)    (1,301,149)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations.............................................       (397,358)      (319,220)
  Advances from Parent..............................................................      2,897,034      2,194,408
                                                                                      -------------  -------------
    Net cash provided by financing activities.......................................      2,499,676      1,875,188
                                                                                      -------------  -------------
    Net increase (decrease) in cash.................................................             --             --
Cash, beginning of period...........................................................          1,000          1,000
                                                                                      -------------  -------------
Cash, end of period.................................................................  $       1,000  $       1,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Transfer of assets to Parent (note 3).............................................  $      73,943  $   1,435,028
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Assumption of capital lease obligations by Parent (note 3)........................  $          --  $   1,427,971
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Equipment acquired under capital lease............................................  $     713,873  $          --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            See accompanying notes.

                                MELBOURNE SYSTEM
                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS AND BASIS OF PRESENTATION

    The Melbourne System (the System) is an operating unit of ICG Communications, Inc. (ICG or the Parent). The System's principal business activity is providing special access telecommunications service to customers in the Melbourne, Florida area. The accompanying financial statements include the assets, liabilities, revenue and expenses of the System on a separate entity basis.

    In July 1997, the assets of the system were acquired by KMC Telecom Inc., for total consideration of $2.0 million in a business combination accounted for using the purchase method of accounting.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    EQUIPMENT

    Equipment is stated at cost. Equipment held under capital leases is stated at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation is provided using the straight-line method over the estimated useful lives of the assets owned and the related lease term for equipment held under capital leases.

    Estimated useful lives of major categories of property and equipment are as follows:

Office furniture and equipment.................................  3 to 5 years
Equipment......................................................  10 years
Fiber optic transmission system................................  20 years

    OTHER ASSETS

    The Melbourne System assets were acquired by the Parent in 1994 and were recorded using the purchase method of accounting. Goodwill, resulting from the excess of the purchase price over the fair market value of the acquired net assets, was recorded in the accompanying financial statements using push-down accounting. Amortization of goodwill was provided using the straight-line method over 20 years.

    REVENUE RECOGNITION

    The System recognizes revenue as services are provided. Uncollectible trade receivables are accounted for using the allowance method.

    INCOME TAXES

    The operations of the System are included in the consolidated income tax returns of ICG.

                                MELBOURNE SYSTEM
                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1995 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The System accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. No tax benefit or expense has been allocated to the System by the Parent due to losses incurred at the consolidated level. A valuation allowance has been provided for the entire amount of the System's deferred tax assets relating primarily to its net operating losses.

    IMPAIRMENT OF LONG-LIVED ASSETS

    Effective January 1, 1996, the Parent and the System adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS 121) which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as the discounted present value of expected future cash flows or independent appraisal.

    During 1996, the Parent began to actively seek a buyer for the System. Based upon discussions with interested parties, the Parent determined that the net book value of the System's assets (primarily equipment and goodwill) exceeded the estimated fair market value of such assets, including the cost of disposal. As a result, the Parent recorded a loss of $3,446,587 for the impairment of the System's assets, which amount has been recorded as a charge to operations and as a reduction in the carrying amount of such assets in the accompanying financial statements.

(2) EQUIPMENT

    Equipment, including assets owned under capital leases is comprised of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Fiber optic transmission system...................................  $  3,660,701  $  1,416,198
Construction in progress..........................................     2,102,740       555,768
Furniture, fixtures and office equipment..........................        69,405        80,638
Equipment.........................................................        39,613       497,280
                                                                    ------------  ------------
                                                                    $  5,872,459  $  2,549,884
                                                                    ------------  ------------
                                                                    ------------  ------------

                                MELBOURNE SYSTEM
                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1995 AND 1996

(3) TRANSACTIONS WITH PARENT

    ICG typically allocates certain corporate overhead costs, representing primarily salaries and related benefits for accounting, sales and marketing personnel, information systems support and executive services to certain of its systems, divisions and subsidiaries based on revenue and direct operating costs of the respective entity. The System does not currently have a formal cost sharing or allocation agreement with ICG. The costs allocated to the System are not necessarily indicative of the costs that the System would have incurred on a separate company basis. For the years ended December 31, 1995 and 1996, an aggregate of $59,456 and $166,249, respectively, of such costs have been allocated to the System by ICG, which are included in network operating costs and selling, general and administrative expenses in the accompanying statements of operations.

    During 1995 and 1996, certain assets and associated capital lease obligations were transferred by the System to the Parent. Such transfers were reflected as changes in the investment by Parent balance.

(4) CAPITAL LEASE OBLIGATIONS

    The System is obligated under various capital lease agreements for equipment at December 31, 1995 and 1996. The future required payments under the System's capital lease obligations subsequent to December 31, 1996 are as follows:

YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
1997...............................................................................  $  65,273
1998...............................................................................     69,075
1999...............................................................................      7,676
                                                                                     ---------
Total minimum lease payments.......................................................    142,024
Less amounts representing interest.................................................    (20,591)
                                                                                     ---------
Present value of net minimum lease payments........................................    121,433
Less current portion...............................................................    (51,630)
                                                                                     ---------
                                                                                     $  69,803
                                                                                     ---------
                                                                                     ---------

                                MELBOURNE SYSTEM

                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

      UNAUDITED CONDENSED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                                    PERIOD FROM
                                                                                                  JANUARY 1, 1997
                                                                                                        TO
                                                                                                   JULY 11, 1997
                                                                                                 -----------------
Revenue:
  Telecommunications...........................................................................    $     189,474
  Other........................................................................................           48,339
                                                                                                 -----------------
      Total revenue............................................................................          237,813

Operating costs and expenses:
  Network operating costs......................................................................           63,080
  Selling, general and administrative expenses.................................................          384,857
  Depreciation and amortization................................................................          138,884
                                                                                                 -----------------
  Operating loss...............................................................................         (349,008)
Interest expense...............................................................................           26,940
                                                                                                 -----------------
  Net loss.....................................................................................         (375,948)
Accumulated deficit, beginning of period.......................................................       (4,782,903)
                                                                                                 -----------------
Accumulated deficit, end of period.............................................................    $  (5,158,851)
                                                                                                 -----------------
                                                                                                 -----------------

                                MELBOURNE SYSTEM

                (AN OPERATING UNIT OF ICG COMMUNICATIONS, INC.)

                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

                                                                                                      PERIOD FROM
                                                                                                      JANUARY 1,
                                                                                                         1997
                                                                                                      TO JULY 11,
                                                                                                         1997
                                                                                                     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................................   $  (375,948)
  Adjustments to reconcile net loss to cash used by operating activities:
    Depreciation and amortization..................................................................       138,884
  Changes in operating assets and liabilities:
    Accounts receivable............................................................................       (53,859)
    Prepaid expenses and deposits..................................................................        (4,888)
    Other assets...................................................................................        (2,145)
    Accounts payable and accrued liabilities.......................................................       (38,927)
                                                                                                     -------------
    Net cash used by operating activities..........................................................      (336,883)
                                                                                                     -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations............................................................       (25,814)
  Advances from Parent.............................................................................       362,697
                                                                                                     -------------
    Net cash provided by financing activities......................................................       336,883
                                                                                                     -------------
    Net increase (decrease) in cash................................................................            --
                                                                                                     -------------
  Cash, beginning of period........................................................................         1,000
                                                                                                     -------------
  Cash, end of period..............................................................................   $     1,000
                                                                                                     -------------
                                                                                                     -------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                 PAGE
                                               ---------
Available Information........................          4
Prospectus Summary...........................          5
Risk Factors.................................         17
The Exchange Offer...........................         31
Use of Proceeds..............................         39
Capitalization...............................         40
Selected Financial Data......................         41
Unaudited Pro Forma Consolidated Statement of
  Operations.................................         43
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................         45
Business.....................................         54
Management...................................         70
Certain Relationships and Related
  Transactions...............................         77
Principal Stockholders.......................         79
Description of Certain Indebtedness..........         83
Description of the Exchange Notes............         85
Certain United States Federal Income Tax
  Considerations.............................        115
Plan of Distribution.........................        121
Legal Matters................................        122
Experts......................................        122
Glossary of Selected Terms...................        G-1
Index to Financial Statements................        F-1


                                  KMC TELECOM
                                 HOLDINGS, INC.

                               OFFER TO EXCHANGE
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2008
                                      FOR
                                ALL OUTSTANDING
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Seventh of the Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Article VI, Section 5 of the By-Laws provides that the Corporation shall indemnify, to the fullest extent permitted by law, members of the Board, its officers, employees and agents and any and all persons whom it shall have power to indemnify against any and all expenses, liabilities or other matters.

    The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of fiduciary duty (including breaches resulting from grossly negligent behavior), except in the situations described above.

    These provisions will not limit the liability of directors or officers under the federal securities laws of the United States. This discussion of Article Seventh of the Company's Certificate of Incorporation, as amended, and Article VI, Section 5 of the By-Laws is qualified in its entirety by reference to the relevant provisions of the Certificate of Incorporation (filed as Exhibit 3.1) and the By-Laws (filed as Exhibit 3.3).

    See Item 22 for a statement of the Company's undertaking as to the Securities and Exchange Commission's position respecting indemnification arising under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) See Index of Exhibits.

    (b) Financial Statement Schedules.

        Report of Independent Auditors (included at page S-1)

        Schedule I--Condensed Financial Information of Registrant (included at pages S-2 to S-7)

ITEM 22. UNDERTAKINGS

    A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately proceeding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedminster, State of New Jersey on the 9th day of July, 1998.


                                             KMC TELECOM HOLDINGS, INC.

                                             By:                 /s/ MICHAEL A. STERNBERG
                                                        ------------------------------------------
                                                                   Michael A. Sternberg
                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on July 9, 1998.


                        SIGNATURE                                                  TITLE
---------------------------------------------------------  ------------------------------------------------------

                            *
      ---------------------------------------------        President, Chief Executive Officer and Director
                  Michael A. Sternberg                       (Principal Executive Officer)

                            *                              Chief Financial Officer, Vice President, Secretary and
      ---------------------------------------------          Treasurer (Principal Financial and Accounting
                    Cynthia Worthman                         Officer)

                            *
      ---------------------------------------------        Chairman of the Board of Directors
                    Harold N. Kamine

                            *
      ---------------------------------------------        Director, Vice Chairman of the Board of Directors
                     Gary E. Lasher

                            *
      ---------------------------------------------        Director
                     John G. Quigley

                            *
      ---------------------------------------------        Director
                  Richard H. Patterson

                            *
      ---------------------------------------------        Director
                     Randall A. Hack

                            *
      ---------------------------------------------        Director
                   William H. Stewart

                /s/ MICHAEL A. STERNBERG
      ---------------------------------------------        * Attorney-in-fact
                  Michael A. Sternberg

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
KMC Telecom Holdings, Inc.

    We have audited the consolidated balance sheet of KMC Telecom Holdings, Inc. as of December 31, 1997 and the related consolidated statements of operations, redeemable and nonredeemable equity and cash flows for the year then ended. Our audit report issued thereon dated March 11, 1998 is included elsewhere in this Form S-4. Our audit also included the financial statement schedules listed in
Item 21 of this Form S-4. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
March 11, 1998

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           KMC TELECOM HOLDINGS, INC.
                                (PARENT COMPANY)
                            CONDENSED BALANCE SHEET
                         (DOLLAR AMOUNTS IN THOUSANDS)
                               DECEMBER 31, 1997

ASSETS
Amounts due from subsidiaries.....................................................  $  25,655
Deferred financing costs..........................................................        732
                                                                                    ---------
                                                                                    $  26,387
                                                                                    ---------
                                                                                    ---------
LIABILITIES, REDEEMABLE AND NONREDEEMABLE EQUITY (DEFICIENCY)
Losses of subsidiaries in excess of basis.........................................  $   5,408

Redeemable equity:
  Redeemable cumulative convertible preferred stock, par value $.01 per share;
    498,800 shares authorized; shares issued and outstanding:
      123,800 shares of Series A ($12,380,000 liquidation preference).............     18,879
      150,000 shares of Series C ($15,000,000 liquidation preference).............     14,667
      25,000 shares of Series D ($2,500,000 liquidation preference)...............      2,379
  Redeemable common stock, 132,773 shares issued and outstanding..................     11,187
  Redeemable common stock warrants................................................        540
                                                                                    ---------
Total redeemable equity...........................................................     47,652

Nonredeemable equity (deficiency):
  Common stock, par value $.01 per share; 3,000,000 shares authorized, 613,835
    shares issued and outstanding.................................................          6
  Additional paid-in capital......................................................     (4,819)
  Accumulated deficit.............................................................    (21,860)
                                                                                    ---------
Total nonredeemable equity (deficiency)...........................................    (26,673)
                                                                                    ---------
                                                                                    $  26,387
                                                                                    ---------
                                                                                    ---------

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           KMC TELECOM HOLDINGS, INC.
                                (PARENT COMPANY)
                       CONDENSED STATEMENT OF OPERATIONS
                         (DOLLAR AMOUNTS IN THOUSANDS)
        PERIOD FROM SEPTEMBER 22, 1997 (FORMATION) TO DECEMBER 31, 1997

Equity in net loss of subsidiaries................................................  $ (21,860)
                                                                                    ---------
Net loss..........................................................................    (21,860)
Dividends and accretion on redeemable preferred stock.............................     (8,904)
                                                                                    ---------
Net loss applicable to common shareholders........................................  $ (38,764)
                                                                                    ---------
                                                                                    ---------

                            See accompanying notes.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           KMC TELECOM HOLDINGS, INC.
                                (PARENT COMPANY)
                       CONDENSED STATEMENT OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                   PERIOD FROM SEPTEMBER 22, 1997 (FORMATION)
                              TO DECEMBER 31, 1997

OPERATING ACTIVITIES
Net loss..........................................................................  $ (21,860)
Adjustments to reconcile net loss to net cash used in operating activities:
  Equity in net loss of subsidiaries..............................................     21,860
  Amounts due from subsidiaries...................................................    (25,129)
                                                                                    ---------
Net cash used in operating activities.............................................    (25,129)
                                                                                    ---------

FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs.....................      9,363
Proceeds from issuance of preferred stock, net of issuance costs..................     16,498
Payment of issuance costs related to senior discount notes........................       (732)
                                                                                    ---------
Net cash provided by financing activities.........................................     25,129
                                                                                    ---------
Cash and cash equivalents, beginning of period....................................         --
                                                                                    ---------
Cash and cash equivalents, end of period..........................................  $      --
                                                                                    ---------
                                                                                    ---------

                            See accompanying notes.

          Schedule I -- Condensed Financial Information of Registrant

                           KMC Telecom Holdings, Inc.
                                (Parent Company)

                    Notes to Condensed Financial Statements

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

    In the parent company only financial statements, KMC Telecom Holdings, Inc.'s (the "Company") investment in subsidiaries is stated at cost less equity in losses of subsidiaries since date of formation. These Parent Company financial statements should be read in conjunction with the Company's consolidated financial statements. The Company's principal operating subsidiaries are KMC Telecom Inc. ("KMC Telecom") and KMC Telecom II, Inc. ("KMC Telecom II").

    On September 22, 1997, the stockholders of KMC Telecom exchanged all of their KMC Telecom common and preferred stock for equal numbers of shares of common and preferred stock of the Company.

2. GUARANTEE

    On September 22, 1997, KMC Telecom and KMC Telecom II entered into an Amended and Restated Loan and Security Agreement (the "AT&T Facility") with AT&T Commercial Finance Corporation ("AT&T Finance"). Under the AT&T Facility, AT&T Finance agreed to lend KMC Telecom and KMC Telecom II (the "Borrowers") up to an aggregate of $70 million to be used for the construction of fiber optic telecommunications networks in certain markets, subject to certain conditions.

    The Company has unconditionally guaranteed the repayment of the AT&T Facility when such repayment is due, whether at maturity, upon acceleration, or otherwise. The Company has agreed to pay all amounts outstanding under the AT&T Facility, on demand, upon the occurrence and during the continuation of any event of default (as defined therein). The Company has pledged the shares of KMC Telecom and KMC Telecom II to AT&T Finance to secure its obligations under the guaranty. In addition, each of the Borrowers has pledged all of its assets to AT&T Finance. Accordingly, if there were an event of default under the AT&T Facility, the lenders thereunder would be entitled to payment in full and could foreclose on the assets of the Borrowers and the holders of the senior discount notes (issued in January 1998) would have no right to share in such assets. At December 31, 1997, an aggregate of $51.3 million was outstanding under this facility, including $10.8 million which had been borrowed by KMC Telecom II (and which was repaid in full with a portion of the proceeds of the Company's January 1998 issuance of senior discount notes and warrants).

    Additionally, the AT&T Facility restricts the ability of KMC Telecom to pay dividends to, or to pay principal or interest on loans from, the Company. Such restrictions could adversely affect the Company's liquidity and ability to meet its cash requirements, including its ability to repay the senior discount notes (issued in January 1998).

    On September 22, 1997, KMC Telecom and KMC Telecom II obtained a subordinated term loan (the "Supplemental AT&T Facility") from AT&T Finance with an original principal amount of $10 million. The Supplemental AT&T Facility is generally subject to the same terms, covenants and restrictions as the AT&T Facility. On January 29, 1998, the entire $10 million outstanding under this facility was repaid in full with a portion of the proceeds of the Company's issuance of senior discount notes and warrants.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KMC TELECOM HOLDINGS, INC.
                                (PARENT COMPANY)

              NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

3. REDEEMABLE EQUITY

    Pursuant to provisions contained in the Company's Certificate of Incorporation and in an Amended and Restated Stockholders' Agreement dated as of October 31, 1997, among the Company, Harold N. Kamine, Nassau Capital Partners L.P. and NAS Partners I L.L.C. (collectively referred to as "Nassau"), AT&T Credit Corporation ("AT&T Credit"), General Electric Capital Corporation ("GECC"), and CoreStates Bank, N.A. ("Corestates"), (the "Stockholders' Agreement"), each of Nassau, CoreStates, AT&T Credit and GECC has a "put right" entitling it to have the Company repurchase its preferred and common shares for the fair market value of such shares if no Liquidity Event (defined as (i) an initial public offering with gross proceeds of at least $40.0 million, (ii) the sale of substantially all of the stock or assets of the Company or (iii) the merger or consolidation of the Company with one or more other corporations) has taken place by the later of (x) October 22, 2003 or (y) 90 days after the final maturity date of the senior discount notes (issued in January 1998, with a stated maturity date of January 2008). CoreStates, GECC and AT&T Credit may not exercise such put rights unless Nassau has exercised its put right. The restrictive covenants of the senior discount notes limit the Company's ability to repurchase such shares. All of the shares of preferred and common stock subject to such "put right" are presented as redeemable equity in the accompanying condensed balance sheet at December 31, 1997.

    The redeemable preferred stock, redeemable common stock and redeemable common stock warrants (described below) are being accreted up to their fair market values from their respective issuance dates to their earliest potential redemption date (October 22, 2003). At December 31, 1997, the aggregate redemption value of the redeemable equity was approximately $118 million, reflecting per share redemption amounts of $531 for the Series A Preferred Stock, $209 for the Series C and D Preferred Stock and $110 for the redeemable common stock and redeemable common stock warrants.

    In connection with the AT&T Facility, warrants to purchase 10,000 shares of Common Stock were issued to GECC in 1997. These warrants, at an exercise price of $.01 per share, are exercisable from issuance through January 2005. Pursuant to the Stockholders' Agreement, GECC may put the shares of Common Stock issuable upon the exercise of such warrants back to the Company. These warrants have been presented as redeemable common stock warrants in the accompanying condensed balance sheet at December 31, 1997.

4. CONTINGENCIES

    By letter dated August 29, 1997, KMC Telecom notified I-NET, Inc. ("I-NET") that KMC Telecom considered I-NET to be in default under a Master Telecommunications Systems Account Agreement dated as of October 1, 1997 (the "I-NET Agreement"), pursuant to which I-NET had agreed to manage construction of telephone systems for KMC Telecom in several cities, including the preparation of design plans and specifications for each system. KMC Telecom considered I-NET to be in default as a result of I-NET's failure to provide design plans and specifications for several systems for which it had agreed to provide such plans and specifications, to properly supervise construction of the systems or to provide personnel with the necessary expertise to manage the projects. By letter dated October 27, 1997, I-NET demanded payment of all amounts it alleged were due under the I-NET agreement and a related agreement (aggregating $4.1 million) and stated that it would invoke the arbitration provisions under the I-NET Agreement if the parties could not agree as to the amount due and payment terms on or before November 27, 1997. By letter dated December 1, 1997, I-NET extended its deadline for reaching agreement to December 15, 1997. Although the Company and I-NET conducted discussions they were

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           KMC TELECOM HOLDINGS, INC.
                                (PARENT COMPANY)

              NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

4. CONTINGENCIES (CONTINUED)
unable to reach an agreement and on February 12, 1998, the Company received a demand for arbitration from Wang Laboratories, Inc. "Wang") the successor to I-NET. The demand seeks at least $4.1 million. The Company believes that it has meritorious defenses to Wang's claims and has asserted counterclaims seeking in excess of $2.5 million as a result of I-NET's defaults under the I-NET Agreement. The Company believes that resolution of this matter will not have a material adverse impact on its financial condition. No assurance can be given, however, as to the ultimate resolution of this matter.

5. SUBSEQUENT EVENTS

    On January 29, 1998, the Company sold 460,800 units, each consisting of a 12 1/2% senior discount notes with a principal amount at maturity of $1,000 due 2008 (the "Senior Discount Notes") and one warrant to purchase .21785 shares of Common Stock of the Company at an exercise price of $.01 per share. The gross and net proceeds of the offering were approximately $250.0 million and $236.4 million, respectively. Upon the closing of the offering, the Company used the proceeds as follows: $10.8 million to repay all amounts borrowed by KMC Telecom II under the AT&T Facility; $10.1 million to repay the Supplemental AT&T Facility (including $100,000 of accrued interest thereon); $5.0 million as a non-refundable down payment under its agreement with Lucent Technologies, Inc. for future purchases of switching equipment; and $592,000 to pay dividend arrearages on the Series A Cumulative Convertible Preferred Stock of KMC Telecom to Nassau.

    The Senior Discount Notes contain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock , make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of subsidiaries, enter into transactions with stockholders or affiliates or, with respect to the Company, effect a consolidation or merger. However, these limitations are subject to a number of qualifications and exceptions.

                               INDEX OF EXHIBITS


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      *3.1   Amended and Restated Certificate of Incorporation of KMC Telecom Holdings, Inc.

      *3.2   Certificate of Amendment of the Certificate of Incorporation of KMC Telecom Holdings, Inc.

      *3.3   By-Laws of KMC Telecom Holdings, Inc.

      *4.1   Amended and Restated Stockholders Agreement dated as of October 31, 1997 by and among KMC Telecom
             Holdings, Inc., Nassau Capital Partners, L.P., NAS Partners I L.L.C., Harold N. Kamine, KMC
             Telecommunications L.P., AT&T Credit Corporation, General Electric Capital Corporation, CoreStates Bank,
             N.A. and CoreStates Holdings, Inc.

      *4.2   Amendment No. 1 dated as of January 7, 1998 to the Amended and Restated Stockholders Agreement dated as of October 31, 1997 and among KMC Telecom Holdings, Inc., Nassau Capital Partners, L.P., NAS Partners I
             L.L.C. Harold N. Kamine, KMC Telecommunications L.P., AT&T Credit Corporation, General Electric Capital
             Corporation, CoreStates Bank, N.A. and CoreStates Holdings, Inc.

      *4.3   Amendment No. 2 dated as of January 26, 1998 to the Amended and Restated Stockholders Agreement dated as of October 31, 1997 by and among KMC Telecom Holdings, Inc., Nassau Capital Partners, L.P., Partners I
             L.L.C. Harold N. Kamine, KMC Telecommunications L.P., AT&T Credit Corporation, General Electric Capital
             Corporation, CoreStates Bank, N.A. and CoreStates Holdings, Inc.

      *4.4   Amendment No. 3 dated as of February 25, 1998 to the Amended and Restated Stockholders Agreement dated as of October 31, 1997 by and among KMC Telecom Holdings, Inc., Nassau Capital Partners, L.P., Partners
             I L.L.C. Harold N. Kamine, KMC Telecommunications L.P., AT&T Credit Corporation, General Electric
             Capital Corporation, CoreStates Bank, N.A. and CoreStates Holdings, Inc.

      *4.5   Indenture dated as of January 29, 1998 between KMC Telecom Holdings, Inc. and The Chase Manhattan Bank,
             as Trustee, including specimen of KMC Telecom Holdings, Inc.'s 12 1/2% Senior Discount Note due 2008.

      *4.6   Registration Rights Agreement dated January 26, 1998 between KMC Telecom Holdings, Inc. and Morgan
             Stanley & Co. Incorporated.

      *4.7   Warrant Agreement between KMC Telecom Holdings, Inc. and The Chase Manhattan Bank, as Warrant Agent,
             dated as of January 29, 1998 including a specimen of Warrant Certificate.

      *4.8   Warrant Registration Rights Agreement dated as of January 26, 1998 between KMC Telecom Holdings, Inc.
             and Morgan Stanley & Co. Incorporated.

      *5.1   Opinion of Kelley Drye & Warren LLP regarding legality.

     *10.1   Purchase Agreement dated January 26, 1998 by and between KMC Telecom Holdings, Inc. and Morgan Stanley &
             Co. Incorporated.

     *10.2   Amended and Restated Loan and Security Agreement dated as of September 22, 1997 among KMC Telecom Inc.,
             KMC Telecom II, Inc. and AT&T Commercial Finance Corporation.

     *10.3   Amendment No. 1 dated as of October 31, 1997 to the Amended and Restated Loan and Security Agreement
             dated as of September 22, 1997 among KMC Telecom Inc., KMC Telecom II, Inc. and AT&T Commercial Finance
             Corporation.


------------------------

* Exhibits filed previously.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

      *10.4  Amendment No. 2 dated as of January 7, 1998 to the Amended and Restated Loan and
             Security Agreement dated as of September 22, 1997 among KMC Telecom Inc., KMC
             Telecom II, Inc. and AT&T Commercial Finance Corporation.

      *10.5  Pledge by KMC Telecom Holdings, Inc. of the capital stock of KMC Telecom Inc. dated as of September 29, 1997.

      *10.6  Pledge by KMC Telecom Inc. of the membership interests of KMC Telecom Leasing I LLC, dated as of October 31, 1997.

      *10.7  General Agreement between KMC Telecom Inc., KMC Telecom II, Inc. and Lucent
             Technologies, Inc. dated September 24, 1997, as amended on October 15, 1997.

      *10.8  Professional Services Agreement between KMC Telecom, Inc. and Lucent Technologies,
             Inc. dated September 4, 1997.

      *10.9  1996 Stock Purchase and Option Plan for Key Employees of KMC Telecom Inc. and
             Affiliates.

     *10.10  Employment Agreement dated as of July 29, 1996 between KMC Telecom Inc. and Michael
             A. Sternberg.

     *10.11  Data Processing Services and Support Agreement dated September 29, 1997 between
             ACE*COMM Corporation and KMC Telecom Inc., KMC Telecom II, Inc. and KMC Telecom of
             Virginia, Inc.

     *10.12  Contract for Delivery of Computer System dated as of September 29, 1997 between
             ACE*COMM Corporation and KMC Telecom Inc., KMC Telecom II, Inc. and KMC Telecom of
             Virginia, Inc.

      *12.1  Statement Re: Computation of Ratio of Earnings to Fixed Charges.

      *21.1  Subsidiaries of KMC Telecom Holdings, Inc.

       23.1  Consent of Kelley Drye & Warren LLP.

       23.2  Consent of Ernst & Young LLP.

       23.3  Consent of KPMG Peat Marwick LLP.

       23.4  Consent of KPMG Peat Marwick LLP.

      *25.1  Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
             The Chase Manhattan Bank (on Form T-1)

      *27.1  Financial Data Schedule.

      *99.1  Form of Letter of Transmittal.

      *99.2  Form of Notice of Guaranteed Delivery.


------------------------

* Exhibits filed previously.